Exhibit (a)(1)(AA)

April 25, 2007

Biosite Incorporated Board of Directors

c/o Mr. Kim D. Blickenstaff

Biosite Incorporated

9975 Summers Ridge Road

San Diego, CA 92121

Dear Members of the Board of Directors of Biosite Incorporated

We are pleased to resubmit the following irrevocable and legally binding offer to purchase by way of merger, 100% of the outstanding shares of common stock of Biosite Incorporated (“Biosite”) not already owned by Inverness Medical Innovations, Inc. (“Parent”) for $90 per share in cash (the “Inverness Offer”). The terms of the Inverness Offer are reflected in this letter, the Merger Agreement (the “Merger Agreement”) that we have attached hereto as Exhibit A and the Non-Competition, Non-Disclosure and Intellectual Property Assignment Agreements (the “Ancillary Agreements “) that we have attached hereto as Exhibit B, each of which has been executed by Parent and Inca Acquisition, Inc. (“Merger Sub”). Our Merger Agreement contains substantially the same terms as the Existing Merger Agreement (as defined below) with Beckman Coulter, other than to give effect to our cash merger structure. This letter amends and restates in its entirety that certain letter dated April 25, 2007 that was sent to the Board at approximately 9:40 a.m. in Pacific Daylight Time.

We continue to believe strongly that the Inverness Offer has constituted, and continues to constitute, a Superior Proposal, as such term is used in the Agreement and Plan of Merger dated as of March 24, 2007, by and among Biosite, Beckman Coulter, Inc. and a subsidiary thereof (the “Existing Merger Agreement”). As you know, we communicated our original proposal to the Board of Directors on April 4, 2007. On April 12, 2007, we delivered our draft Agreement and Plan of Merger and communicated our expectation that the ancillary agreements entered into in connection with the proposed transaction with Beckman Coulter would also be entered into with Inverness. We have dedicated a significant amount of time and resources to working together with your management team and advisors in order to effectively address all of the Board’s questions, concerns and requests and to complete our due diligence review. We are pleased to report that our due diligence process has been successfully completed and the material conditions to which our financing arrangements were previously subject, have been eliminated. Furthermore, we understand that Biosite’s CEO will not be entering into the voting agreement we proposed, which was substanntially identical to the Tender and Support Agreement that was entered into with Beckman Coulter on March 24, 2007. In connection with the Inverness Offer, please note the following:

April 25, 2007

Financing

We have attached to this letter as Exhibit C a copy of an executed and legally binding Senior Secured Credit Facility Commitment Letters from General Electric Capital Corporation and UBS Loan Finance LLC, and a copy of an executed and legally binding Bridge Facility Commitment Letter from UBS Loan Finance LLC, UBS Securities LLC and General Electric Capital Corporation (collectively, the “Commitment Letters”) for all of the financing we need to consummate the merger transaction contemplated by the Inverness Offer.

Binding, Irrevocable Offer

Parent and Merger Sub acknowledge and agree that, subject to the terms outlined herein, the Inverness Offer currently constitutes a legally binding, irrevocable offer by Parent and that Biosite is relying expressly on the irrevocability of the Inverness Offer However, Inverness may withdraw the Inverness Offer and, if so withdrawn, the Inverness Offer will thereafter be of no further force or effect in the event that Biosite does not make a public announcement by 9:00 p.m. in Pacific Daylight Time on Wednesday, April 25, 2007 to the effect that (i) its Board of Directors has determined that the Inverness Offer constitutes a Superior Proposal as defined in the Existing Merger Agreement, and (ii) its Board of Directors intends to effect a Company Change in Recommendation in support of the Inverness Offer. In addition, Inverness may withdraw the Inverness Offer and, if so withdrawn, the Inverness Offer will thereafter be of no further force or effect in the event that Biosite fails to transmit by facsimile transmission the following written notices to Beckman Coulter (with a copy to Inverness by delivering a copy to our counsel referred to in the next paragraph) by 12:01 a.m. in Pacific Daylight Time on Thursday, April 26, 2007: (A) the Notice of Recommendation Change (as defined under the Existing Merger Agreement), and (B) the written notice contemplated by Section 7.1(f) of the Existing Merger Agreement stating that the Matching Period (as defined under the Existing Merger Agreement) shall expire no later than 12:01 a.m. Pacific Daylight Time, on Wednesday, May 2, 2007.

In the event that the Inverness Offer has not expired pursuant to the immediately preceding paragraph, the Merger Agreement and Ancillary Agreements shall automatically (and without any further action on the part of Parent or Merger Sub) become legally binding contracts among Parent, Merger Sub and the Company (and, with respect to the Ancillary Agreements, the signatories thereto), if by 11:59 p.m. Pacific Daylight Time, on Wednesday, May 2, 2007, Biosite (i) validly terminates the Existing Merger Agreement, (ii) executes Amendment No. 4 to the Company Rights Agreement (as defined in the Merger Agreement) and takes all other action necessary to render Amendment No. 4 immediately effective, (iii) executes the Merger Agreement and Ancillary Agreements and receives signature pages from the other parties to the Ancillary Agreements, and (iv) delivers to Goodwin Procter LLP (by email to sduggan@goodwinprocter.com or by facsimile transmission to (617) 523-1231), fully executed copies of the Merger Agreement, together with the disclosure schedules in substantially the form attached hereto as Schedule I, and the Ancillary Agreements executed by the Company and each of the individuals set forth in the Ancillary Agreements. If the Company does not take the actions described above by 11:59 p.m. Pacific Daylight Time, on Wednesday, May 2, 2007, this irrevocable Inverness Offer shall expire.

As we have stated before, the Inverness Offer represents a compelling combination and excellent strategic fit for both of our companies. Inverness has great respect and admiration for Biosite, including its business, products, R&D efforts, operations and employees, and this combination would provide significant benefits to the public, particularly in the area of cardiology diagnostics. We remain committed

April 25, 2007

to maintaining and improving relationships with all current Biosite customers and suppliers following consummation of our proposed merger. In the case of Beckman Coulter, we expect to expand the current relationship.

Our ability to consummate the transactions contemplated by the Inverness Offer is clear. Our financing is secure. And, we have a proven track record of executing and completing acquisition transactions. We believe that the time has come for Biosite’s Board of Directors to act for the benefit of Biosite’s shareholders, and we expect that Biosite’s Board of Directors will determine that the Inverness Offer is a Superior Proposal to that set forth in the Existing Merger Agreement.

Our legal advisors have advised us that due to the material nature of our binding offer we are required by law and stock exchange rules to publicity disclose the contents of this letter.

Please do not hesitate to contact our financial or legal advisors if you have additional questions regarding the Inverness Offer.

Sincerely,

/s/ Ron Zwanziger
Ron Zwanziger
Chairman, President and Chief Executive Officer

Exhibit A to (a)(1)(AA)

AGREEMENT AND PLAN OF MERGER

by and among:

INVERNESS MEDICAL INNOVATIONS, INC.,

a Delaware corporation;

INCA ACQUISITION, INC.,

a Delaware corporation; and

BIOSITE INCORPORATED,

a Delaware corporation

Dated as of                  , 2007

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3.26.	Section 203 of the DGCL; Company Rights Agreement	33
3.27.	Opinion of Financial Advisor	33
3.28.	Brokers	33
3.29.	Beckman Merger Agreement	33

Section 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	33
4.1.	Due Organization	34
4.2.	Authority; Binding Nature of Agreement	34
4.3.	Non-Contravention; Consents	34
4.4.	Not an Interested Stockholder	35
4.5.	Financing	35
4.6.	Information in Proxy Statement	35
4.7.	Ownership of Company Shares	36

Section 5.	COVENANTS	36
5.1.	Interim Operations of the Company	36
5.2.	No Solicitation	41
5.3.	Board Recommendation	43
5.4.	Meeting of the Company’s Stockholders	45
5.5.	Filings; Other Action	46
5.6.	Access	47
5.7.	Interim Operations of Merger Sub	48
5.8.	Publicity	48
5.9.	Stock Options/ESPP	48
5.10.	Other Employee Benefits	50
5.11.	Indemnification; Directors’ and Officers’ Insurance	52
5.12.	Section 16 Matters	53
5.13.	Termination of Certain Company Plans	53
5.14.	Financing	53
5.15.	Tax Matters	54
5.16.	Inverness Payment	55

Section 6.	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	55
6.2.	Conditions to Obligations of Parent and Merger Sub:	56
6.3.	Conditions and Obligations of the Company	56

Section 7.	TERMINATION	57
7.1.	Termination	57
7.2.	Effect of Termination	59
7.3.	Termination Fee	59

Section 8.	MISCELLANEOUS PROVISIONS	60
8.1.	Amendment	60
8.2.	Waiver	60
8.3.	No Survival of Representations and Warranties	61

ii

8.4.	Entire Agreement; Counterparts	61
8.5.	Applicable Law; Jurisdiction; Waiver of Jury Trial	61
8.6.	Payment of Expenses	62
8.7.	Assignability; No Third Party Rights	62
8.8.	Notices	63
8.9.	Severability	64
8.10.	Obligation of Parent	64
8.11.	Specific Performance	64
8.12.	Cumulative Remedies	64
8.13.	Representation by Counsel	64
8.14.	Construction	65

Schedule A	Products Under Development
Exhibit A	Certain Definitions
Exhibit B	Certificate of Incorporation of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of                  , 2007, by and among INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“Parent”); INCA ACQUISITION, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); and BIOSITE INCORPORATED, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to the merger of Merger Sub with and into the Company (the “Merger”) each Company Share that is issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be canceled with no consideration issued in exchange therefor, and other than Appraisal Shares) will be canceled and converted solely into the right to receive $90 in cash per Company Share (the “Merger Consideration”), without interest, all upon the terms and conditions set forth herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Merger Sub have entered into Non-competition, Non-disclosure and Intellectual Property Assignment Agreements, dated as of the date hereof, with certain employees of the Company;

WHEREAS, the Company Board has, on the terms and subject to the conditions set forth herein, unanimously and duly adopted resolutions (i) determining that the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Delaware General Corporation Law (the “DGCL”), (iii) resolving to recommend adoption of this Agreement to the holders of the Company Shares (the “Company Recommendation”), and directing that this Agreement be submitted to the holders of Company Shares for their adoption;

WHEREAS, the board of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, has agreed to adopt the “agreement of merger” set forth in this Agreement, in each case, in accordance with the DGCL; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

SECTION 1. THE MERGER; CLOSING; EFFECTIVE TIME

1.1. Merger of the Merger Sub into Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 10:00 a.m. (Eastern Daylight Time) on the date on which the Certificate of Merger is to be so filed (the “Closing Date”), a closing, (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (or such other place or time as Parent and the Company may jointly designate).

1.4. Certificate of Incorporation and Bylaws; Officers and Directors. Unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) subject to Section 5.11(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

(d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time.

SECTION 2. EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1. Conversion of Company Shares.

(a) Subject to Section 2.4, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Company Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) any Company Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, each Company Share then outstanding (including any outstanding Company Shares subject to any repurchase rights in favor of the Company, but excluding any Appraisal Shares), shall be converted into the right to receive the Merger Consideration, without interest; and

(iv) each share of common stock, par value $0.001 per share, of Merger Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation.

(b) The Merger Consideration shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Shares occurring or having a record date on or after the date of this Agreement and prior to the Effective Time.

2.2. Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.1 and all holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 2.3(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.3.

2.3. Payment for Company Shares.

(a) Prior to the Effective Time (i) Parent shall select a bank or trust company (reasonably acceptable to the Company) to act as payment agent with respect to the payment of the Merger Consideration (the “Payment Agent”) and (ii) Parent shall cause to be made available to the Payment Agent cash amounts sufficient to enable the Payment Agent to make payments pursuant to Section 2.1 to holders of Company Shares outstanding immediately prior to the Effective Time.

(b) Promptly after the Effective Time, Parent shall cause the Payment Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares described in Section 2.1 (a)(iii) a form of letter of transmittal (reasonably acceptable to the Company) and instructions for use in effecting the surrender of Company Stock Certificates representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Payment Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 2.3(e), the transferee of the Company Shares represented by such Company Stock Certificate) shall promptly receive in exchange therefor the consideration to which such holder (or transferee) is entitled pursuant to Section 2.1 (a)(iii).

(c) On or after the first anniversary of the Effective Time, Parent or the Surviving Corporation shall be entitled to cause the Payment Agent to deliver to Parent or the Surviving Corporation any funds made available by Parent to the Payment Agent which have not been disbursed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation with respect to the consideration payable and issuable upon surrender of their Company Stock Certificates. Neither the Payment Agent, Parent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. If any Company Stock Certificates shall not have been surrendered before the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable in respect of such Company Stock Certificates would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably satisfactory to Parent (together with an indemnity in form reasonably satisfactory to Parent against any claim that may be made against the Payment Agent or Parent or otherwise with respect to such certificate and, if required by Parent, the posting by such

Person of a bond in such reasonable amount as Parent may direct to support such indemnity), Parent shall cause the Payment Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the consideration payable and issuable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the consideration may be paid and issued with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate representing such Company Shares is presented to the Payment Agent, accompanied by all documents reasonably required by the Payment Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) The Surviving Corporation or Parent shall bear and pay all charges and expenses, including those of the Payment Agent, incurred in connection with the exchange of the Company Shares.

(g) Parent, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger or this Agreement to any holder of Company Shares or Company Options that are to be cancelled and terminated in exchange for a cash payment pursuant to Section 5.9(b) hereof, such amounts as Parent, the Surviving Corporation or the Payment Agent are required to deduct and withhold under the Code, or any Legal Requirement, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Payment Agent.

2.4. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 2.1, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) The Company: (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL; and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except with the prior written consent of Parent (which consent may be withheld in the sole and absolute discretion of Parent) or as may otherwise be required by applicable Legal Requirements, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have preserved their appraisal rights under Section 262 of the DGCL with respect to such Company Shares. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then: (i) any right of such holder with respect to such Company Shares as may be granted to such holder pursuant to Section 262 of the DGCL shall be extinguished; and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) representing such shares) payment for such shares in accordance with Section 2.1.

2.5. Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”):

3.1. Due Organization and Good Standing; Subsidiaries.

(a) Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each state in which the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified does not have a Company Material Adverse Effect.

(b) Part 3.1 of the Company Disclosure Schedule lists all Company Subsidiaries in existence as of the date of this Agreement, together with the jurisdiction of organization of each such Subsidiary and, if the Company, together with the Company Subsidiaries, does not own all of the outstanding equity interests of such Company Subsidiary, the percentage of equity interests of such Company Subsidiary owned by the Company and the Company Subsidiaries. All the outstanding shares of capital stock and other equity interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right entitling the holders thereof to acquire shares of capital stock or other equity interests from such Company Subsidiary under any provision of the Legal Requirements pursuant to which such Company Subsidiary is formed, such Company Subsidiary’s organizational documents or any Contract to which such Company Subsidiary is a party or is otherwise bound, and are owned directly or indirectly by the Company free and clear of all liens, pledges or Encumbrances, except for Permitted Encumbrances. Except for the capital stock of, or other equity interests in, the Company Subsidiaries, and except for marketable securities held from time to time by the Company in connection with its normal cash management activities, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

3.2. Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement, subject only to the Company Requisite Vote. The Company Board, at a meeting duly called and held, has unanimously: (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company’s stockholders; (b) duly and validly authorized and approved the execution, delivery and performance of this Agreement by the Company; (c) declared that this Agreement is advisable; and (d) resolved to make the Company Recommendation, and directed that this Agreement be submitted to the holders of Company Shares for their adoption. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the adoption of this Agreement and the Merger, the Company Requisite Vote and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3. Non-Contravention; Consents. Except as set forth on Part 3.3 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of the equivalent organizational documents of the Company Subsidiaries; (b) cause a violation by the Company or any of the Company Subsidiaries of any Legal Requirement applicable to the business of the Company or any of the Company Subsidiaries; or (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party or by which its properties or assets are otherwise bound; except in the case of clauses (b) and (c) does not result in a Company Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, the Company is not required to make any filing with, or to obtain any consent from, any Person in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent does not result in a Company Material Adverse Effect.

3.4. Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company is not in violation of its certificate of incorporation or bylaws.

3.5. Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 Company Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”), of which 25,000 shares have been designated Series A Participating Preferred Stock and reserved for issuance in connection with the Company Rights. As of April 23, 2007: (i) 16,467,125 Company Shares were issued and outstanding; (ii) no Preferred Shares were outstanding; (iii) no Company Shares or Preferred Shares were issued and held in the treasury of the Company or otherwise owned, directly or indirectly, by the Company, (iv) 4,136,673 Company Shares were reserved for future issuance pursuant to the Company Option Plans, of which 3,815,390 Company Shares were subject to outstanding Company Options; and (v) 404,853 Company Shares were reserved for future issuance pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”). The Company has delivered or made available to Parent complete and correct copies of: (A) the Company Option Plans, which cover the stock options granted by the Company that are outstanding as of the date of this Agreement; and (B) the Company ESPP. The treatment of Company Options set forth in Section 5.9 does not require the approval or consent of any holder of Company Options and does not conflict with the terms of the Company Option Plans.

(b) All of the outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. No class of capital stock of the Company or any Company Subsidiary is entitled to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right entitling the holders thereof to acquire capital stock or other equity interests from the Company under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s bylaws or any Contract to which the Company is a party or is otherwise bound. All of the Company Shares that may be issued pursuant to the Company Options or under the Company ESPP will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right entitling the holders thereof to acquire capital stock or other equity interests from the Company under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s bylaws or any Contract to which the Company is a party or is otherwise bound.

(c) Part 3.5 of the Company Disclosure Schedule contains a true and complete list, as of April 23, 2007, of all outstanding options to purchase Company Shares, whether or not granted under the Company Option Plans, including the date of grant, the number of Company Shares subject to each such option, the exercise price per share, the maximum term of each such option and, where applicable, the Company Option Plan under which such option was granted. All outstanding Company Options are evidenced by stock option agreements. From April 23, 2007 until the date of this Agreement, the Company has not issued, or reserved for issuance, any capital stock or any options, warrants or other rights to acquire capital stock or other equity interests (or securities convertible into or exercisable or exchangeable for capital stock or other equity interests), other than the issuance of Company Shares pursuant to the exercise of Company Options that were outstanding as of the close of business on April 23, 2007.

(d) Except as set forth above in this Section 3.5 or in Part 3.5 of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in the Company or any of the Company Subsidiaries, (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, security, unit commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Shares. There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of the Company or the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or of which, as of the date of this Agreement, the Company has knowledge, with respect to the voting of Company Shares or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries.

3.6. SEC Filings; Financial Statements.

(a) The Company has filed or furnished (as required or permitted) all forms, reports, schedules, proxy statements, registration statements and other documents (including exhibits and other information incorporated therein) required to be filed by the

Company with the SEC since January 1, 2003 (the “Company SEC Documents”). As of the time it became effective (with respect to filings made under the Securities Act) and as of the time it was filed with or furnished to the SEC (with respect to filings made under the Exchange Act and, with respect to proxy statements, at the time such proxy statement was mailed to stockholders of the Company) (or, with respect to filings made under the Exchange Act and amended or superseded by a filing prior to the date of this Agreement, then on the date of the filing or furnishing of such amendment or, with respect to an amendment to a proxy statement, on the date such amendment to the proxy statement was mailed to stockholders of the Company, if applicable): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) the Company SEC Documents did not (and with respect to Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2003, and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Company’s knowledge, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. No Company Subsidiary is, or has ever been, required to file any reports, schedules, proxy statements, registration statements or other documents with the SEC.

(b) The financial statements (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements are subject to normal year-end audit adjustments) and complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto at the time of filing.

(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or any Company Subsidiary’s published financial statements or other Company SEC Documents.

(d) The independent registered public accounting firm engaged to express its opinion with respect to the financial statements included in the Company SEC Documents is, and has been throughout the periods covered thereby “independent” within the meaning of Rule 2-01 of Regulation S-X. Ernst & Young, LLP has not resigned or been dismissed as an independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Neither the Company nor any of the Company Subsidiaries (taken together as a whole) has any material liabilities of any nature (whether accrued, absolute, contingent determined or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) for liabilities and obligations incurred under any Material Contract other than liabilities or obligations due to breaches thereunder; and (iii) liabilities incurred in the Ordinary Course of Business since December 31, 2006 that could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

3.7. Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.8. Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Section 3.8(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Oxley-Act.

(c) Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant, consultant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any substantive and material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(d) To the Company’s knowledge, no employee of the Company or any of the Company’s Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company’s Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9. Absence of Certain Changes.

(a) Between December 31, 2006 and the date of this Agreement, neither the Company nor any Company Subsidiary has: (i) suffered any Company Material Adverse Effect; (ii) conducted its respective business other than in the Ordinary Course of Business.

(b) Between December 31, 2006 and the date of this Agreement, neither the Company nor any Company Subsidiary has, except as disclosed in Part 3.9(b) of the Company Disclosure Schedule taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.10. Title to Assets; Real Property.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Latest Balance Sheet (except for tangible assets sold or disposed of since that date in the Ordinary Course of Business) free of any liens or Encumbrances (other than Permitted Encumbrances). The material properties and tangible assets owned or leased by the Company and the Company Subsidiaries are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted by the Company and the Company Subsidiaries.

(b) Part 3.10(b) of the Company Disclosure Schedule lists each real property that is owned by the Company or any Company Subsidiary as of the date of this Agreement (such property, together with any real property acquired by the Company after the date of this Agreement (which will have been so acquired in compliance with Section 5.1), the “Owned Real Property”). Except as disclosed in Part 3.10(b) of the Company Disclosure Schedule, each of the Company and or a Company Subsidiary has good title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Part 3.10(b) of the Company Disclosure Schedule, (i) there are no outstanding Contracts for the sale of any of the Owned Real Property, (ii) there are no leases, subleases, licenses, concessions or any other Contracts granting to any Person other than the Company or any of the Company Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof and (iii) there are no easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, materially impair, or would reasonably be expected to impair materially, the continued use and operation of the Owned Real Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Any reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Owned Real Property are set forth in Part 3.10(b) of the Company Disclosure Schedule. There are no physical conditions or defects at any of the Owned Real Property which materially impair or would be reasonably expected to materially impair the continued operation of such facility as presently conducted. The present use of the land, buildings, structures and improvements on the Owned Real Property are, in all material respects, in conformity with all Legal Requirements, including all applicable zoning laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of the Company Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that do not, and would not, individually or in the aggregate, reasonably be expected to materially interfere with the operations at the Owned Real Property as presently conducted (or as would be conducted at full capacity). Neither the Company nor any of the Company Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any Governmental Entity or other Person relating to any Owned Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Owned Real Property as presently conducted (or as would be conducted at full capacity). As of the date hereof, there are no existing, or to the knowledge of the Company, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Owned Real Property or any portion thereof.

(c) Part 3.10(c) of the Company Disclosure Schedule lists each real property that is leased by the Company or any Company Subsidiary as of the date of this Agreement, pursuant to which the Company or such Company Subsidiary is required to pay a monthly rental in excess of $50,000 (such property, together with any such lease entered into by the Company or a Company Subsidiary after the date of this Agreement which will have been so acquired in compliance with Section 5.1, the “Leased Real Property”). Except as disclosed in Part 3.10(c) of the Company Disclosure Schedule, the Company or a Company Subsidiary holds a valid leasehold interest in the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances encumbering a lessor’s interest in the Leased Real Property incurred by the lessor. Each of the leases under which the Leased Real Property is held (A) is in full force and effect, and (B) is enforceable against the Company or the Company Subsidiaries and the other party or parties thereto, in accordance with its terms, except as the same may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No material default exists under any lease under which the Leased Real Property is held to which the Company or any of the Company Subsidiaries is a party and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. Except as set forth on Part 3.10(c) of the Company Disclosure Schedule, there are no material subleases, licenses, concessions or any other Contracts or agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is otherwise bound granting to any Person or entity other than the Company or any of the Company Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Leased Real Property or any portion thereof. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer to which the Company or any of the Company Subsidiaries is a party or by which any of them is otherwise bound with respect to any Leased Real Property are set forth in Part 3.10(c) of the Company Disclosure Schedule. There are no physical conditions or defects at any of the Leased Real Property which materially impair or would be reasonably expected to materially impair the continued operation of such facility as presently conducted. As of the date hereof, there are no existing, or to the knowledge of the Company, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof. The present use of the land, buildings, structures and improvements on the Leased Real Property are, to the knowledge of the Company, in conformity with all Legal Requirements, including all applicable zoning laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of the Company Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, as the case may be, has received any written notice of any conflict or dispute with any Governmental Entity or other Person relating to any Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Leased Real Property as presently conducted (or as would be conducted at full capacity).

3.11. Intellectual Property Rights.

(a) Part 3.11(a) of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company or the Company Subsidiaries: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof, as maintained in records by the Company, a Company Subsidiary, or its or their outside intellectual property counsel; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered, as maintained in records by the Company, a Company Subsidiary, or its or their outside intellectual property counsel; and (iii) for any URL or domain name, the registration date, any renewal date and name of registry, as maintained in records by the Company, a Company Subsidiary, or its or their outside intellectual property counsel. As of the date of this Agreement, to the knowledge of the Company, all registered trademarks, issued patents and registered copyrights owned by the Company or a Company Subsidiary are valid and subsisting. To the knowledge of the Company, neither the Company nor any Company Subsidiary is engaging in or has engaged at any time in any patent or copyright misuse or any fraud or inequitable conduct, including with respect to its patent applications, trademark applications or copyright registration applications.

(b) To the knowledge of the Company, the Intellectual Property Rights and Technology owned or licensed by the Company and the Company Subsidiaries, or that the Company or any Company Subsidiary has a right to use pursuant to a covenant not to sue, constitute all Intellectual Property Rights and Technology used in or necessary for the conduct of the Company’s or the Company Subsidiaries’ business as presently conducted, including the design, manufacture, license, sale and support of all (i) Products Under Development or (ii) products currently offered for sale by the Company or a Company Subsidiary.

(c) Except pursuant to licenses or with respect to the subject matter listed in Part 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company neither the Company nor any Company Subsidiary is compensating or has any obligation to compensate or account to any Person for the use of any of the Company’s or any Company Subsidiary’s Intellectual Property Rights or Technology used in the design, manufacture, license, sale and support of all (i) Products Under Development or (ii) products currently offered for sale by the Company and the Company Subsidiaries.

(d) The Company or each Company Subsidiary (a) owns all right, title and interest in and to the Intellectual Property Rights and Technology owned or purported to be owned by the Company, including the Intellectual Property Rights and Technology listed on Part 3.11(a) of the Company Disclosure Schedule, free and clear of any mortgage, easement, lien, pledge (including any negative pledge) or security interest (other than Permitted Encumbrances); and (b) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in the design, manufacture, license, sale and support of all products currently offered for sale or with respect to Products Under Development by the Company and the Company Subsidiaries, and, except as disclosed in Part 3.11(d) of the Company Disclosure Schedule, all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of the Company or the applicable Company Subsidiary by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby.

(e) Except as disclosed in Part 3.11(e) of the Company Disclosure Schedule, no Legal Proceedings are pending against the Company or a Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the right of Company or the Company Subsidiaries with respect to the use or ownership of the Intellectual Property Rights or Technology owned or licensed by the Company and the Company Subsidiaries. Without limiting the foregoing, and except as disclosed in Part 3.11(e) of the Company Disclosure Schedule, no interference, opposition, reexamination, or other Legal Proceeding initiated by a third party is pending against the Company or a Company Subsidiary, or, to the Company’s knowledge, is threatened, or has during the past three years been threatened but did not develop into a Legal Proceeding in which the scope, validity, or enforceability of any of Company’s or the Company Subsidiaries’ Intellectual Property Rights is being or has been challenged. Except as disclosed in Part 3.11(e) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company’s nor any Company Subsidiary’s past or present use of Intellectual Property Rights or Technology owned by the Company or any Company Subsidiary infringes upon or misappropriates, breaches or otherwise conflicts with the Intellectual Property Rights of any third party and neither the Company nor any Company Subsidiary has received any notice alleging any such infringement or misappropriation. Except as disclosed in Part 3.11(e) of the Company Disclosure Schedule, the Intellectual Property Rights and Technology owned by the Company and each Company Subsidiary are not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting the rights of the Company or any Company Subsidiary with respect thereto. To the knowledge of the Company, no Person has interfered with, infringed upon or misappropriated any of the Intellectual Property Rights owned by the Company or any Company Subsidiary, or is currently doing so.

(f) To the knowledge of the Company, all of the registrations and pending applications to Governmental Entities with respect to the Intellectual Property Rights owned by the Company and the Company Subsidiaries are being duly maintained and prosecuted and all maintenance and related fees due as of the date hereof have been paid. The Company and each Company Subsidiary has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Company and the Company Subsidiaries. The Company has entered into an employee confidentiality and assignment of inventions agreement in the standard form that has been made available to Parent with each U.S. based employee of the Company or a Company Subsidiary. Without limiting the foregoing, except as disclosed in Part 3.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, (A) there has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights or Technology used in connection with the business of the Company or the Company Subsidiaries by any Person; (B) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the business; and (C) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar Contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology of the Company or the Company Subsidiaries. No funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights or Technology owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has made any written submission to, and is not subject to any Contract with, any standards bodies or other entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of its Intellectual Property Rights.

(g) To the knowledge of the Company, any software or firmware incorporated in or provided with the products, and any media used to distribute it, contain at delivery no computer instructions, circuitry or other technological means whose purpose or effect is to disrupt, damage or negatively interfere with any use of any customer’s computer and communications facilities or equipment (“Harmful Code”), and the Company and each Company Subsidiary have used commercially reasonable efforts to prevent the introduction of such Harmful Code to all software, firmware and media distributed, licensed or sold by the Company or any Company Subsidiary. “Harmful Code” includes (a) any instrumentality that could cause the software or firmware to fail to be operative upon command of or by design by the Company or any Company

Subsidiary, and (b) any code containing viruses, trojan horses, worms, or like destructive code or code that self-replicates. Except as disclosed in Part 3.11 of the Company Disclosure Schedule, to the knowledge of the Company, none of the software incorporated in the Company’s or any Company Subsidiary’s products is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, or any other Contract obligating the Company to make source code available to third parties or to publish source code. Except as disclosed in Part 3.11(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary have entered into any Contract requiring the Company or any Company Subsidiary to place the source code or other Technology incorporated in the Company’s or Subsidiaries’ products in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(h) The Company and the Subsidiaries have obtained all material approvals necessary for exporting the Company’s and the Subsidiaries’ products outside the United States in accordance with all applicable United States export control regulations, and importing the products into any country in which the products are now sold or licensed for use, and all such export and import Governmental Authorizations or approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect in all material respects.

(i) To the actual knowledge of the individuals specified in Part 3.11(i)(1) of the Company Disclosure Schedule, there is no basis in existence as of the date of this Agreement that would give the Person specified in Part 3.11(i)(2) of the Company Disclosure Schedule the legal right to terminate the Confidential Agreement pursuant to Section 9.2 of the Confidential Agreement.

3.12. Contracts.

(a) Part 3.12 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective assets are otherwise bound:

(i) other than distribution Contracts, each Contract that provides for exclusivity or restricts in any material respect the ability of the Company or any of the Company Subsidiaries or any of the Company’s current or future Affiliates to compete in any geographic area or line of business, in each case for a period extending beyond three months from the date of this Agreement, or pursuant to which any benefit or right is required to be given or lost as a result of so competing;

(ii) each indemnification or employment contract with any director or officer of the Company or the Company Subsidiaries;

(iii) each Contract evidencing Indebtedness in excess of $500,000 in aggregate principal amount;

(iv) each (A) distributor Contract or (B) supply Contract pursuant to which goods, raw materials, or equipment are supplied to the Company or any Company Subsidiary (excluding purchase orders given or received in the Ordinary Course of Business), in each case under which the Company or any Company Subsidiary paid or received in excess of $500,000 in fiscal 2006 or is expected to pay or receive in excess of $ 500,000 in fiscal 2007;

(v) each customer Contract (excluding purchase orders given or received in the Ordinary Course of Business) under which the Company or any Company Subsidiary received in excess of $1,500,000 in fiscal 2006 or is expected to receive in excess of $1,500,000 in fiscal 2007;

(vi) each material “single source” supply Contract pursuant to which goods, raw materials or equipment are supplied to the Company or any Company Subsidiary from an exclusive source;

(vii) each collective bargaining agreement;

(viii) each lease involving real property pursuant to which the Company or any of the Company Subsidiaries is required to pay a monthly rental in excess of $50,000;

(ix) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of the Company Subsidiaries is required to make rental payments in excess of $50,000 per year;

(x) each Contract that involves “take or pay” provisions under which the Company or any Company Subsidiary paid or received in excess of $500,000 in fiscal 2006 or is expected to pay or receive in excess of $500,000 in fiscal 2007 or, based on the Company’s present operations, any fiscal year thereafter;

(xi) each Contract pursuant to which any of the benefits to any party of which will be materially increased, or the vesting of the benefits to any party of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the material benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xii) each Contract for any joint venture (whether in partnership, limited liability company or other organizational form), co-promote agreements or co-branding agreements (other than distribution agreements) or agreements pursuant to which the Company or a Company Subsidiary permitted distribution of the Company’s products under another party’s name or trademarks;

(xiii) each Contract providing for future performance by the Company or a Company Subsidiary in consideration of amounts previously paid the balance of which exceeds $250,000 as of the date of this Agreement;

(xiv) each Contract where, in settlement of an actual or threatened Legal Proceeding for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Intellectual Property Rights of the Company; and

(xv) each Contract granting a third party any license to use Intellectual Property Rights of the Company relating to Products Under Development in the field of clinical diagnostics.

In this Agreement, “Material Contract” refers to each Contract (x) identified in this Section 3.12, whether or not listed in Part 3.12 of the Company Disclosure Schedule, (y) entered into after the date of this Agreement that would be required to be listed in Part 3.12 of the Company Disclosure Schedule if such Contract were in effect as of the date of this Agreement, or (z) that would be required to be filed as an exhibit to a Registration Statement on Form S-1 filed by the Company under the Securities Act or as an exhibit to an Annual Report on Form 10-K filed by the Company under the Exchange Act.

(b) Each Material Contract is enforceable against the Company and each Company Subsidiary that is a party thereto and each other party thereto, except as the same may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There are no material existing breaches or defaults on the part of the Company or any of the Company Subsidiaries under (or any condition to which with the passage of time or the giving of notice would cause such a breach of or default under) any Material Contract and, to the knowledge of the Company, there are no material existing breaches or defaults on the part of any other Person under (or any condition to the knowledge of the Company which with the passage of time or the giving of notice would cause such a breach of or default under) any Material Contract. The Company has made available to Parent copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement.

3.13. Compliance with Legal Requirements. Except as set forth in Section 3.17 pertaining to compliance with FDA Laws, the Company and the Company Subsidiaries are and at all time have been in material compliance with all material Legal Requirements applicable to their businesses.

3.14. Foreign Corrupt Practices and International Trade Sanctions. Except as disclosed in Part 3.14 of the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state Legal Requirement, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.15. Governmental Authorizations. As of the date of this Agreement, the Company and the Company Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their businesses in all material respects in the manner in which such businesses are currently being conducted and are proposed to be conducted. The material Governmental Authorizations held by the Company and the Company Subsidiaries are, in all material respects, valid and in full force and effect. The Company and the Company Subsidiaries are in compliance with the terms and requirements of such Governmental Authorizations in all material respects. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger or the other transactions contemplated hereby and compliance with the terms hereof would not reasonably be expected to cause the revocation or cancellation of any material Governmental Authorization. To the knowledge of the Company, there are no facts or circumstances existing which would lead to any suspension, loss of or material modification to any material Governmental Authorization or refusal by a Governmental Entity to renew or accept for filing any material Governmental Authorizations on terms not substantially less advantageous, in the aggregate, to the Company and the Company Subsidiaries than the terms of those Governmental Authorization currently in force. All Governmental Authorizations material to the operation of the Company’s or any Company Subsidiary’s business is transferable to Parent or any of its Subsidiaries as of the Effective Time if necessary to be so transferred. Since January 1, 2004, neither the Company nor any of the Company Subsidiaries has been notified by any Governmental Entity: (a) asserting any material violation of any term or requirement of any Governmental Authorization or Legal Requirement; or (b) notifying the Company or one of the Company Subsidiaries of the suspension, revocation of, loss of or material modification to any Governmental Authorization.

3.16. Legal Proceedings; Orders. As of the date of this Agreement:

(a) except as disclosed in Part 3.16 of the Company Disclosure Schedule, (i) there is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any of the Company Subsidiaries or any of their respective properties or rights or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such), in which the claim is for more than $200,000 in damages, or for an injunction or specific performance, and (ii) neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of its or their current or former officers, directors, employees, or independent contractors, each in their capacity as such, has been identified by any Governmental Entity as a subject or target of a government investigation, or otherwise been informed or become aware that their conduct is being investigated by a Governmental Entity. Except as set forth in Part 3.16 of the Company Disclosure Schedule, there is no Legal Proceeding brought by the Company against any Person that is pending as of the date of this Agreement; and

(b) there is no material order, injunction, decree or judgment specific to the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is subject.

3.17. Regulatory Matters.

(a) The Company and the Company Subsidiaries have established and administer compliance programs (including written compliance policies) applicable to the Company and the Company Subsidiaries (i) to assist the Company, the Company Subsidiaries and their respective directors, officers and employees in complying with all Legal Requirements and guidelines (including those administered by the FDA) applicable to the Company, the Company Subsidiaries or their businesses and (ii) to provide compliance policies governing activities and requirements applicable to medical device companies (including pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, marketing, advertising and promotion, product sales and distribution, medical device recall and reporting regulations, and record keeping).

(b) Except as set forth in Part 3.17(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance in all material respects with all Legal Requirements applicable to the Company’s products and activities, including product design, development, testing, manufacture, marketing, distribution, labeling, storage and transport, in all jurisdictions in which such acts or any of them occur or are reasonably likely to occur or such products or any of them are likely to be sold or used (including any FDA Laws). All applications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses or permits of the FDA or comparable Governmental Entities relating to the Company, the Company Subsidiaries, their businesses and their products were, when submitted to the FDA or other Governmental Entities, true, complete and correct in all material respects and in conformance with Legal Requirements as of the date of submission and any updates, changes, corrections or modification to such applications, submissions, information and data which were or are necessary or required to be filed, maintained, or furnished to the FDA or other Governmental Entities have been timely filed, maintained, or furnished and were true, complete and correct in all material respects and in conformance with Legal Requirements as of the date of submission. The labeling claims made by the Company and the Company Subsidiaries for each of their products are consistent with the scope of regulatory clearance, exemption or approval for each product in each jurisdiction where it is marketed in all material respects, and supported by proper research design, testing, analysis and disclosure that conforms with Legal Requirements.

(c) The activities, products and facilities of the Company and the Company Subsidiaries, as well as, to the Company’s knowledge, its suppliers, distributors, contractors and other intermediaries, are in compliance with all applicable requirements of CLIA, the FDCA and implementing FDA regulations, including the registration, listing, labeling and manufacturing requirements of 21 C.F.R. Parts 807, 809 and 820, all to the extent applicable to the Company’s products and services. The Company and each Company Subsidiary is not subject to any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Entity or other notice, response or commitment made to the FDA or any other Governmental Entity. The Company has delivered to Parent true, correct and complete copies of all customer complaints relating to the Company’s and the Company Subsidiaries’ products and all Medical Device Reports, in each case, filed with the FDA within the last five years. The Company has delivered to Parent true, complete and correct copies of all warning letters, untitled letters, notices of inspectional observations (Form FDA 483s), or similar notices, or other correspondence relating to the Company’s and the Company Subsidiaries’ products and its compliance with Legal Requirements from the FDA and any other Governmental Entity and all of the Company’s responses thereto within the last five years.

(d) Except as set forth in Part 3.17(d) of the Company Disclosure Schedule, since January 1, 2003, no exemptions, clearances or approvals for the Company and the Company Subsidiaries’ products have been subjected to reevaluation or suspension of sale by the FDA and no products manufactured, marketed or sold by the Company or any Company Subsidiary have been recalled or subject to a field notification, field correction or safety alert (whether voluntarily or otherwise) and no proceedings have occurred (whether completed or pending) seeking to recall, reclassify, re-label, suspend, or seize any product sold or proposed to be sold by the Company or a Company Subsidiary. To the Company’s knowledge, there are no facts which are reasonably likely to cause: (A) the recall, suspension, field notification, field correction, reclassification, re-labeling or safety alert of any product sold or intended to be sold by the Company or any Company Subsidiary; (B) a change in the marketing classification or a material change in labeling of any such products; or (C) a termination or suspension of marketing of any such products.

(e) All products being manufactured, distributed, or developed by the Company and the Company Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Entity are being manufactured, labeled, stored, tested, distributed, and marketed in material compliance with all applicable requirements and implementing regulations thereunder.

(f) Except as set forth in Part 3.17(f) of the Company Disclosure Schedule, all pre-clinical trials and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been, and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Legal Requirements relating thereto, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812.

(g) Neither the Company, the Company Subsidiaries, nor, to the knowledge of the Company, any of their collective officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(h) Neither the Company, the Company Subsidiaries, nor, to the knowledge of the Company, any of their collective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a or under any similar Legal Requirement. No claims, actions, proceedings or investigations that could reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Company, the Company Subsidiaries, or, to the knowledge of the Company, any of their collective officers, employees or agents.

(i) Except as disclosed on Part 3.17(i) of the Company Disclosure Schedule, there are no investigations, audits, actions or other proceedings pending with respect to a violation by the Company or any Company Subsidiary of any Legal Requirement that reasonably would be expected to result in administrative, civil, or criminal liability, and there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action or other proceeding.

(j) The Company and each of the Company Subsidiaries is in material compliance with all applicable FDA import and export requirements, including import-for-export requirements, export notifications or authorizations and record keeping requirements.

3.18. Product Recalls. Part 3.18 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any Company Subsidiary, or by any Person on behalf of the Company or any Company Subsidiary, in each case between January 1, 2004 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (ii) to the knowledge of the Company, any material complaints with respect to products produced by the Company or any or any Company Subsidiary, or by any Person on behalf of the Company or any or any Company Subsidiary, that are open as of the date of this Agreement. There are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or any or any Company Subsidiary, or by any Person on behalf of the Company or any or any Company Subsidiary, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

3.19. Tax Matters.

(a) Each of the Company and the Company Subsidiaries has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects and have been prepared in compliance with applicable Legal Requirements. All material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been received by the Company or any Company Subsidiary from a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheets (rather than in any notes thereto). Since the date of the Latest Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) There are no examinations, audits or Legal Proceedings with respect to material Taxes of the Company or any Company Subsidiary currently pending or underway (and to the knowledge of the Company no such examination, audit or proceeding is threatened) nor has the Company or any Company Subsidiary received any notice from a Governmental Entity relating to any issue which could result in a material Tax liability for the Company or any Company Subsidiary. No deficiency for material Taxes against the Company or any Company Subsidiary has been claimed, proposed or assessed by any Governmental Entity that has not been satisfied by payment or withdrawn. No extension or waiver of the limitation period applicable to any material Taxes or material Tax Return is in effect. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and each Company Subsidiary and their predecessors for all open Tax years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or any predecessors since its last open Tax year.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the

Effective Time as a result of any installment sale or other transaction on or prior to the Effective Time, any accounting method change or agreement with any Governmental Entity, any prepaid amount received on or prior to the Effective Time or any intercompany transaction or excess loss account described in Code Section 1502 (or any corresponding provision of state, local or foreign Tax law).

(f) None of the outstanding indebtedness of the Company or any Company Subsidiary constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable Legal Requirements.

(g) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, service provider, creditor, stockholder or other third party and is not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.

(h) Neither the Company nor any Company Subsidiary: (i) is a party to or bound by a Tax sharing, allocation, indemnification or similar agreement; (ii) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a consolidated, combined or unitary Tax Return other than a consolidated, combined or unitary group of which the Company is the common parent; or (iii) has any liability for material Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of a Legal Requirement), as a transferee or successor, by Contract, or otherwise. For the purposes of this Section 3.19(h), commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Company Subsidiary shall be disregarded.

(i) Neither the Company nor any Company Subsidiary: (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of a Legal Requirement); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of a Legal Requirement); (iv) has had a material liability with respect to Taxes as a result of being a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(j) None of the Company, any Company Subsidiary or predecessor has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(k) None of the Company Subsidiaries organized outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code.

(l) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.20. Employee Benefit Plans.

(a) For purposes of this Section 3.20(a), “Company Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which is now, or was within the past six years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or may have any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Part 3.20 (a) of the Company Disclosure Schedule sets forth a complete list of each Company Plan under which the Company or any ERISA Affiliate has or may have any material obligation or material liability, whether actual or contingent.

(b) Each Company Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the IRS, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(c) Each Company Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable Legal Requirements, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company financial statements prior to the date of this Agreement. With respect to each Company Plan, all Tax, annual reporting and other filings with a Governmental Entity required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. With respect to the Company Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) To the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan that could result in liability to the Company or any ERISA Affiliate. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the Company financial statements prior to the date of this Agreement). Neither the Company, nor to the knowledge of the Company, any other Person or Entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code. No Legal Proceeding has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502. All contributions and payments to such Company Plan are deductible under Code Sections 162 or 404. No excise Tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code.

(e) No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code. None of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Encumbrance arising under ERISA or Section 412(n) of the Code.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any Person to benefits under any Company Plan. No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the ancillary agreements, by any employee, officer, director or other service provider of the Company or any of the Company Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as required by applicable Legal Requirements, no Company Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate is in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h) Except as set forth in Part 3.20(h) of the Company Disclosure Schedule, no Company Plan or payment or benefit provided pursuant to any Company Plan between the Company or any of the Company Subsidiaries and any “service provider” (within the meaning of Section 409A of the Code), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 and continuing through the date hereof. All stock options granted under the Company Option Plans have been granted in compliance with the terms of applicable Legal Requirements and the applicable Company Option Plans and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Legal Requirements, including, to the extent applicable, Section 409A of the Code).

(i) The Company and each of the Company Subsidiaries have properly classified all individuals providing services to the Company or any of the Company Subsidiaries as employees or non-employees for all relevant purposes.

(j) With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of the Company or any of the Company Subsidiaries (or any dependent thereof) which is subject to the Legal Requirements of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable Legal Requirements, (ii) if intended to qualify for special Tax treatment, such Foreign Plan meets all Legal Requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of the Company Subsidiaries by reason of such Foreign Plan.

(k) The execution and delivery of this Agreement and the consummation of the Merger: (i) will not materially increase the benefits payable by the Company or any of the Company Subsidiaries under any Company Plan; and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by the Company or any of the Company Subsidiaries under any Company Plan.

3.21. Labor Matters.

(a) There are no Legal Proceedings pending against the Company or any of the Company Subsidiaries asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice, nor are have any such Legal Proceedings been threatened to the knowledge of the Company. There are no collective bargaining agreements or other labor union agreements to which the Company or any of the Company Subsidiaries is a party, and, to the knowledge of the Company, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is the subject of any Legal Proceeding seeking to compel any of them to bargain with any labor organization as to wages or conditions. To the Company’s knowledge, since January 1, 2004, neither the Company nor any of the Company Subsidiaries was the subject of any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

(b) The Company and each Company Subsidiary has materially complied and is in material compliance with all applicable Legal Requirements with respect to employment, immigration, occupational health and safety, and wages and hours. There are no Legal Proceedings pending, or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries with respect to employment, immigration, occupational health and safety, or wages and hours and that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part 3.21(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract limiting the right of the Company to terminate the employment of any of its Executives at will or requiring the payment of severance upon termination.

(c) To the Company’s knowledge, there has not been a representation question respecting any of the employees of the Company or any of the Company Subsidiaries, there are no campaigns being conducted to solicit cards from or otherwise organize employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization, there has been no labor strike, slow-down or other concerted work stoppage with respect to the business activities of the Company or any of the Company Subsidiaries during the last three years, and no such labor strike, slow-down, or other concerted work stoppage is currently threatened.

(d) To the Company’s knowledge, no employee of the Company or any of the Company Subsidiaries are in any material respect in violation of any term of any employment agreement, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of the Company Subsidiaries because of (i) the nature of the business conducted or presently proposed to be conducted by the Company or any of the Company Subsidiaries or (ii) the use of trade secrets or proprietary information of others. No Executive of the Company or any of the Company Subsidiaries has given notice to the Company or any of the Company Subsidiaries that any such Executive intends to terminate his or her employment with the Company or any of the Company Subsidiaries. Except as set forth in Part 3.21(d) of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries and any of their respective current or former employees, which Legal Proceedings would reasonably be expected to have a Company Material Adverse Effect, individually or collectively.

3.22. Environmental Matters. The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws. Since January 1, 2003, neither the Company nor any of the Company Subsidiaries received any written notice from a Governmental Entity or third party that alleged that the Company or any of the Company Subsidiaries was materially violating any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of the Company Subsidiaries received any written notice from a Governmental Entity or third party since January 1, 2003 that alleged that such current or prior owner or the Company or any of the Company Subsidiaries was materially violating any Environmental Law. The Company has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing. Neither the Company nor any of the Company Subsidiaries has entered into or agreed to any material consent decree, order or agreement under any Environmental Law, and neither the Company nor any of the Company Subsidiaries is subject to any material judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of Hazardous Substances under any Environmental Law. There are no underground storage tanks or known or suspected asbestos-containing materials on, under or about real property owned or leased by the Company or a Company Subsidiary. To the knowledge of the Company, there are no above-ground storage tanks on, under or about any property currently or previously owned or leased by the Company, the presence of which would reasonably be expected to have a Company Material Adverse Effect. True and correct summaries of all environmental audits or assessments which have been conducted by or on behalf of the Company at any Owned Real Property or Leased Real Property, have been delivered to Parent or Merger Sub.

(For purposes of this Section 3.22, “Environmental Laws” shall mean any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Legal Requirement of similar effect. “Environmental Permits” shall mean any material permit, license, authorization or approval required under applicable Environmental Laws. “Hazardous Substances” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.)

3.23. Insurance. The Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks of the Company and the Company Subsidiaries as are in accordance with normal industry practice for publicly traded companies that are engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and since January 1, 2005, the Company has not received any written communication notifying the Company of any: (a) cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies); (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. There is no pending material claim by the Company under any insurance policy held by the Company. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policies.

3.24. Transactions with Affiliates. To the knowledge of the Company, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.25. Company Requisite Vote. The affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the Special Meeting (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or consummate the transaction contemplated by this Agreement, including the Merger.

3.26. Section 203 of the DGCL; Company Rights Agreement. Assuming the accuracy of the representations and warranties contained in Sections 4.4 and 4.7, the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Merger and all of the transactions contemplated by this Agreement. The Company has amended the Company Rights Agreement to provide that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) shall be deemed to occur and that the Company Rights will not separate from the Company Shares, in each case, as a result of the execution, delivery or performance of this Agreement, and that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

3.27. Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares (other than Parent, Merger Sub and any of their affiliates), and such opinion has not been modified or withdrawn prior to the date of this Agreement.

3.28. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all Contracts under which any such fees or commissions are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable. The methodology, basis and formula for calculating fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel, proxy solicitor or other Person retained by or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby are set forth in Part 3.28 of the Company Disclosure Schedule.

3.29. Beckman Merger Agreement. The Company has paid to Beckman the termination fee payable pursuant to the Beckman Merger Agreement (the “Company Termination Fee”). The Beckman Merger Agreement has been terminated and, except for Sections 7.2, 7.3 and 8 thereof, the Beckman Merger Agreement is of no further force or effect.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1. Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted except where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not be reasonably likely to prevent or materially delay the consummation of any of the transactions contemplated herein. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.2. Authority; Binding Nature of Agreement. Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent, at a meeting duly called and held, has authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3. Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub; except in the case of clause (b) as would not be reasonably likely to prevent or materially delay the consummation of any of the transactions contemplated herein. Except (i) as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, or (ii) as set forth on Part 4.3 of the disclosure schedule delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”), Parent is not required to make any filing with or to obtain any consent from any Person in connection with the execution and delivery of this Agreement by Parent or Merger Sub or, the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not be reasonably likely to prevent or materially delay the consummation of any of the transactions contemplated herein. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

4.4. Not an Interested Stockholder. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of DGCL) of the Company.

4.5. Financing. Parent has available cash resources and financing in an amount sufficient to enable Merger Sub to consummate the Merger and to enable Parent to pay the Merger Consideration and otherwise perform its obligations under this Agreement. Without limiting the foregoing: (a) Merger Sub has delivered to the Company true and complete copies of executed commitment letters, dated April 24, 2007 from General Electric Capital Corporation, UBS Loan Finance LLC and UBS Securities LLC (the “Debt Commitment Letters”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding the consideration payable by Parent and Merger Sub in respect of the Company Shares and Company Options to be cancelled and terminated in exchange for a cash payment pursuant to Section 5.9(b) hereof (the “Debt Financing”). As of the date of this Agreement: (i) the Debt Commitment Letters have not been amended or modified; and (ii) none of the commitments contained in the Debt Commitment Letters have been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding by such lenders of the full amount of the Debt Financing, other than as set forth in or contemplated by the Debt Commitment Letters. As of the date of this Agreement, and assuming the accuracy of the Company’s representations set forth in this Agreement and the Company’s compliance with its covenants set forth in this Agreement, in each case such that the conditions to the Debt Financing contemplated by the Debt Commitment Letters are satisfied, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Debt Commitment Letters. Parent or Merger Sub will fully pay any and all commitment fees that are incurred and are due and payable in connection with the Debt Financing as and when they become payable.

4.6. Information in Proxy Statement. None of the written information supplied or to be supplied by or on behalf of Parent expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the

Company or at the time of the Special Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.7. Ownership of Company Shares. As of April 24, 2007, Parent and its Affiliates directly and indirectly own 750,000 Company Shares, beneficially or otherwise, including any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

SECTION 5. COVENANTS

5.1. Interim Operations of the Company. Except: (i) to the extent Parent shall otherwise consent in writing (which consent may be withheld or delayed in Parent’s sole discretion, except in the case of Section 5.1(f), 5.1(m), 5.1(n), 5.1(o), or 5.1(u), for which Parent may not unreasonably withhold or delay its consent); (ii) as set forth in Part 5.1 of the Company Disclosure Schedule; or (iii) as expressly required by this Agreement, the Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of the valid termination of this Agreement in accordance with Section 7.1, the Company shall and shall cause each Company Subsidiary to: (A) use commercially reasonable efforts to: (i) conduct their businesses in the Ordinary Course of Business, (ii) preserve intact their present business organizations, (iii) maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and or any Company Subsidiary and (B) not:

(a) amend its certificate of incorporation or bylaws (except as required to effectuate the Merger) or equivalent organizational documents;

(b) split, combine, subdivide or reclassify any shares of its capital stock;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock (except with respect to shares of the capital stock of a Company Subsidiary that is directly or indirectly wholly-owned by the Company);

(d) form any Subsidiary;

(e) issue, sell, pledge, transfer, deliver, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, voting securities, phantom stock, phantom stock rights, stock based performance units or other securities that derive their value by reference to such capital stock or voting securities, other than: (i) the issuance of Company Shares upon the exercise of Company Options outstanding as of the date of this Agreement and listed in Part 3.5 of the Company Disclosure Schedule in accordance with their present terms; (ii) the issuance of Company Shares upon the exercise of Company Rights; (iii) the grant of Company Options, with a per share exercise price equal to the closing price of a Company Share on the date of grant, to employees in the Ordinary Course of Business, not to exceed options to purchase more than 75,000 Company Shares in the aggregate; and (iv) the issuance of Company Shares under the Company ESPP;

(f) transfer, lease, or license to any third party, or Encumber (except for Permitted Encumbrances), any material assets of the Company or any Company Subsidiary other than: (i) sales in the Ordinary Course of Business; (ii) leases or rentals of equipment in the Ordinary Course of Business; (iii) dispositions of obsolete equipment; or (iv) Encumbrances permitted by Section 5.1(j)(iv) below;

(g) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any shares of its capital stock, except shares repurchased from employees or former employees of the Company or any Company Subsidiary upon the exercise of repurchase rights pursuant to and in accordance with the terms of a Contract in effect on the date of this Agreement (a true and complete copy of which has been made available to Parent);

(h) acquire (whether pursuant to merger, stock or asset purchase or otherwise) or lease (i) any asset or assets in one transaction or any series of related transactions involving payments (whether to be made at or after the time of such transaction or transactions) in excess of $1,000,000 individually or $10,000,000 in the aggregate or that would adversely affect the ability of Parent or the Company to obtain approval of the Merger under the HSR Act or the antitrust or anti-competition Legal Requirements of foreign countries, except for (A) purchases of raw materials, equipment and supplies in the Ordinary Course of Business or (B) capital expenditures (which are subject to subsection (u) below), or (ii) any equity interests in any Person or any business or division of any Person (except for marketable securities acquired by the Company from time to time in connection with its normal cash management activities) or all or substantially all of the assets of any Person (or business or division thereof);

(i) merge or consolidate with any Person (other than a merger among wholly-owned Company Subsidiaries), or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any Company Subsidiary;

(j) incur, issue, repurchase, modify or assume any Indebtedness or guarantee any such Indebtedness, except for: (i) short-term borrowings incurred in the Ordinary Course of Business made or incurred in connection with the purchase of raw materials, equipment and supplies and on terms consistent with past practices; and (ii) borrowings pursuant to existing credit facilities, or pursuant to any modification, renewals or replacements of any such credit facilities that do not exceed $500,000 in the aggregate; (iii) borrowings under any new credit facility that do not exceed $500,000 in the aggregate; and (iv) entry into capital leases in the Ordinary Course of Business (and the grant of security interests in the Ordinary Course of Business in connection therewith).

(k) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person other than (A) loans, advances or capital contributions to, or investments in, a Company Subsidiary that is directly or indirectly wholly-owned by the Company in the Ordinary Course of Business, (B) advances to employees in respect of travel and other expenses in the Ordinary Course of Business, and (C) investments made by the Company in marketable securities in connection with its normal cash management activities;

(l) (A) increase benefits under any Company Plan, (B) increase or otherwise change the method for funding or insuring benefits under any Company Plan, except as required by applicable Legal Requirements, (C) (i) establish, adopt, enter into, amend or terminate any Company Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA or other any other arrangement that would be an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except as required by applicable Legal Requirements, or (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Company Plan that is not an employee benefit plan under ERISA or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan that is not an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except in the Ordinary Course of Business or as required by applicable Legal Requirements, (D) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any Executive (other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof that have been disclosed to Parent, (E) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any employee other than an Executive, except (i) regular cost of living increases in the Ordinary Course of Business, (ii) merit based increases in the Ordinary Course of Business or (iii) equity adjustments (i.e. market based increases) in an amount that does not exceed the lesser of (A) 10% of the employee’s base salary before the increase or (B) $10,000 and, in any event, to no more than 20% of the Company’s or any Company Subsidiary’s employees as of the date of this Agreement) and except, with respect to all of the foregoing, for increases that are required by Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof that have been disclosed to Parent, (F) grant or pay any bonus of any kind or amount whatsoever to any current or former director or officer or any employee of the Company or any Company Subsidiary (other than commissions payable to sales personnel in accordance with plans in effect as of the date of this Agreement and consistent with past practice and, with respect to employees that are not officers, pursuant to the non-discretionary provisions of Contracts in effect as of the date of this Agreement), (G) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary outside the Ordinary Course of Business and other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof that have been disclosed to Parent, (H) waive any material restrictions in any Company Plan or agreements or awards made thereunder, (I) amend or modify any Company Option, except as required pursuant to this Agreement or by applicable Legal Requirements, (J)

take any action to secure, accelerate or accelerate the vesting of the payment after the Effective Time of compensation or benefits under any employee plan, Contract or Company Plan, other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof that have been disclosed to Parent, (K) fail to take such action as would be reasonable under the circumstances to enforce any rights of the Company or any Company Subsidiary under any employment agreement, severance agreement, noncompete agreement, nonsolicitation agreement, covenant not to disclose, confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or any Company Subsidiary in effect as of the date of this Agreement, or (L) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined;

(m) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, or severance program involving the termination of employment of employees of the Company or any Company Subsidiary other than routine employee performance-related terminations;

(n) settle or compromise any Legal Proceeding (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of Legal Proceedings where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books therefor by more than $500,000, or for any Legal Proceeding for which the Company has not yet reserved, in an amount therefor that does not exceed $500,000;

(o) except as expressly permitted under Section 5.1(k), enter into any new, or materially amend or prematurely terminate any current, Material Contract or waive, release or assign any material rights or claims under any Material Contract (except in the Ordinary Course of Business or where the failure to amend or terminate a Material Contract would, in the reasonable judgment of the Company Board, have a material adverse impact on the Company);

(p) enter into any new or renew or amend any existing Contract relating to the distribution of the Company’s or any of the Company Subsidiaries’ products under which the Company or a Company Subsidiary is obligated or could be expected to pay or receive more than $250,000 in any fiscal year and that is not terminable or cancelable by the Company on less than 91 days notice after the Effective Time.

(q) fail to maintain any material Intellectual Property Rights of the Company or fail to take such actions as are reasonable to enforce or prosecute the Intellectual Property Rights of the Company in any material respect;

(r) change any of its methods of accounting or accounting practices in any material respect, other than changes required under GAAP;

(s) revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the Ordinary Course of Business or as required under GAAP or any Legal Requirement;

(t) except as provided in Part 5.1(t) of the Company Disclosure Schedule, (i) make or amend any material Tax election, (ii) settle any material Tax liability, (iii) change any annual Tax accounting period, (iv) change any method of Tax accounting, (v) file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, (vii) surrender any right to claim a material Tax refund, or (viii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(u) make any capital expenditure (including pursuant to leases) that is not contemplated by the capital expenditure budget set forth in Part 5.1(u) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Subsidiary of the Company: (i) may make any Non-Budgeted Capital Expenditure that does not individually exceed $100,000 in amount; and (ii) may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement, would not exceed $500,000 in the aggregate;

(v) waive, release or assign any claims or rights of material value;

(w) take any action to exempt any Person from, or make any Person not subject to, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (other than Parent, Merger Sub or any Subsidiary of Parent or Merger Sub);

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(y) take any action which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent;

(z) change (including by way of amendment, modification, or failure to renew) any insurance coverage in any material respect, including providing for self insurance by the Company or any Company Subsidiary for risks and liabilities for which the Company or any Company Subsidiary formerly held third party insurance;

(aa) take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Section 6 hereto or any of the conditions or requirements to the Merger set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(bb) pay any success fee to its advisors or agents in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated hereby, except pursuant to non-discretionary provisions of Contracts in effect as of the date of this Agreement; or

(cc) except as permitted in Section 7.1(f), authorize or enter into a Contract or arrangement to take any of the actions described in clauses “(a)” through “(bb)” of this sentence.

5.2. No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.1 hereof and the Effective Time, the Company shall not, and shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ directors, officers, employees, Affiliates, investment bankers, attorneys or other agents or representatives (collectively, “Representatives”) not to (and in any event the Company shall not authorize any of such Persons to), directly or indirectly (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry; (ii) furnish to any Person any non-public information relating to the Company in response to or in connection with an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company from furnishing, in the Ordinary Course of Business, any non-public information to (A) any actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person to the extent necessary to facilitate any business dealings between the Company and such actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person that are unrelated to any Acquisition Proposal or any Acquisition Inquiry and are not prohibited by the terms of Section 5.1, or (B) a Governmental Entity); (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its advisors or representatives from making such Person aware of the restrictions of this Section 5.2 in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its advisors or representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal or Acquisition Inquiry); or (iv) except as permitted pursuant to Section 5.3, approve, endorse or recommend to the Company’s stockholders any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement at the Special Meeting, the Company may, directly or indirectly through its Representatives, (A) engage or participate in discussions or negotiations with any Person (and may engage or participate in discussions or negotiations with such Person’s Representatives and potential financing sources) that has (1) made a bona fide Acquisition Proposal in writing that the Company Board determines in good faith After Consultation constitutes or is reasonably likely to lead to a Superior Proposal and (2) to the extent the Company is prohibited from disclosing such discussions or negotiations or the information exchanged in connection therewith, provided the Company with written acknowledgement that such discussions or negotiations and the information exchanged in connection therewith will be disclosed to Parent and its Representatives, and (B) furnish to any such Person described in clause (A) above (including to such Person’s Representatives and potential financing sources) any non-public information relating to the Company and its Subsidiaries pursuant to a confidentiality agreement (whether executed before or after the date of this Agreement), the terms of which are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (provided that, for the avoidance of doubt such Confidentiality Agreement is not required to contain standstill provisions) (it being understood that none of the actions described in this proviso, shall, to the extent taken in accordance with this proviso, be prohibited by the preceding terms of this Section 5.2(a)); and provided further, that in the case of any action taken pursuant to clause (A) or clause (B) above, (1) the Company Board received such Acquisition Proposal other than as a result of a breach or violation of the terms of this Section 5.2, (2) the Company Board shall first have determined in good faith, After Consultation, that the failure to take such action does or would reasonably be likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (3) at least 48 hours prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that if any Company Subsidiary or Representative of the Company or Company Subsidiary (whether or not such Person is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 5.2(a) by the Company, then such action shall be deemed to constitute a breach of this Section 5.2(a) by the Company.

(b) In addition to the obligations of the Company set forth in Section 5.2(a) hereof, the Company shall promptly, and in all cases within one business day of its receipt, advise Parent orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by the Company of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and the identity of the Person or group making any such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent informed as promptly as practicable (and in any event within 24 hours) of any material change in the status of or material change in the proposed terms and conditions of (including all material amendments or proposed material amendments to), any such Acquisition Proposal or Acquisition Inquiry. In fulfilling its obligations under this Section 5.2(b), the Company shall provide or make available promptly (and in any event within 24 hours) to Parent copies of all written correspondence or other written material, including material in electronic form, between the Company, any Company Subsidiary or their respective Representatives and such third party or its Representatives delivered in connection with any Acquisition Proposal or Acquisition Inquiry.

(c) Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) Unless the Company Board shall first have determined in good faith, After Consultation, that the failure to take the following actions does or would reasonably be likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, the Company (i) agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights and (ii) will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that the expiration or termination of such agreement or provision of such agreement by its own terms shall not be considered to be a violation of the foregoing clause “(i)” or “(ii)” by the Company. The Company also shall promptly (but in no event later than five business days after the execution of this Agreement) request each Person that since January 1, 2005 has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment in the Company to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement; provided however, that the Company need not take the actions described in this sentence with respect to any Person if, prior to the date of this Agreement, the Company has made a request to such Person of the type described in this sentence and on or after the date of such request the Company has not furnished any additional Confidential Information.

5.3. Board Recommendation.

(a) Subject to the terms of Section 5.3(c) hereof, the Company Board shall (i) make the Company Recommendation, (ii) direct that this Agreement be submitted to the holders of the Company Shares for their adoption at the Special Meeting, and (iii) include the Company Recommendation in the Proxy Statement.

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub (including pursuant to the Proxy Statement), the Company Recommendation, the approval by the Company Board of this Agreement and the transactions contemplated hereby, including the Merger, (ii) fail to reconfirm the Company Recommendation or its approval of this Agreement, the Merger or any other transaction contemplated by this Agreement promptly, and in any event within two business days, following Parent’s request to do so (A) if Parent makes such request following the time at which an

Acquisition Proposal made by a third party shall have been publicly announced or shall otherwise have become public (provided that Parent may not make such a request on more than one occasion with respect to any particular Acquisition Proposal unless, since any prior such request by Parent, the price or other material terms of such Acquisition Proposal have changed) or (B) if one or more members of the Company Board shall have taken any action publicly or that shall have become public that indicates that such member or members of the Company Board do not unanimously support the Merger), (iii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal, (iv) if a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) becoming a beneficial owner of ten percent (10%) or more of the outstanding Company Shares is commenced (other than by Parent or Merger Sub), fail to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer within five business days following such commencement, (v) except in connection with a termination of this Agreement pursuant to Section 7.1(f), permit the Company or any Company Subsidiary to enter into any Contract (other than a confidentiality agreement as contemplated by Section 5.2(d)), including any letter of intent or understanding, with respect to any Acquisition Proposal, or (vi) except in connection with a termination of this Agreement pursuant to Section 7.1(f), resolve or propose to take any action described in clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may effect a Company Change in Recommendation at any time (but in the case of a Company Change in Recommendation specified in clauses “(ii),” “(iii),” or “(v)” of such definition, only prior to the time, but not after, this Agreement is adopted by the Company Requisite Vote, if and only if (i) the Company Board has determined in good faith (After Consultation and after considering in good faith any counter-offer or proposal made by Parent pursuant to Section 7.1(c)), that the Company Board is required to effect a Company Change in Recommendation in order to comply with its fiduciary duties to the Company’s stockholders in accordance with applicable Legal Requirements, (ii) prior to effecting such Company Change in Recommendation, the Company provides to Parent a written notice (a “Notice of Recommendation Change”) at least three business days (or, if the Special Meeting is scheduled to occur on a shorter period after the date the Notice of Recommendation Change is provided, then such shorter period) prior to making such Company Change in Recommendation of its intention to make a Company Change in Recommendation. Notwithstanding the foregoing, the Company shall not enter into any Contract (other than a confidentiality agreement as contemplated by Section 5.2(d)), with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 7.1 and Parent has received, by wire transfer of immediately available funds, any amounts due to Parent pursuant to Section 7.3.

(d) Without limiting any rights or remedies of Parent or Merger Sub set forth in this Agreement that might exist as a consequence of any such action, nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to the Company’s stockholders that the Company Board determines in good faith After Consultation that the Company Board is required to make in order to comply with its fiduciary duties to the Company’s stockholders under Delaware Law.

5.4. Meeting of the Company’s Stockholders.

(a) The Company will prepare a Proxy Statement relating to the adoption of this Agreement and approval of the Merger and shall file the Proxy Statement with the SEC as promptly as practicable following the execution of this Agreement; provided that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as soon as reasonably practicable following the execution of this Agreement. Unless the Company shall have effected a Company Change in Recommendation in accordance with Section 5.3(c), the Company shall include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Company shall use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law and, the Company further agrees to take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 5.4(b)(ii), mailed to holders of Company Shares, in each case as and to the extent required by the Exchange Act.

(b) The Company, acting through the Company Board, shall as promptly as practicable following the execution of this Agreement and in accordance with applicable Legal Requirements:

(i) (A) duly set a record date for, call and establish a date for, and give notice of, the Special Meeting (with the record date and meeting date each set for a date as soon as reasonably practicable after the execution of this Agreement and in consultation with Parent and Merger Sub), and (B) convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) unless the Company has effected a Company Change in Recommendation in accordance with Section 5.3(c), use its best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Legal Requirements to effect the Merger.

At the Special Meeting, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Merger Sub or any of Parent’s other Affiliates will be voted in favor of the adoption of this Agreement and approval of the Merger.

5.5. Filings; Other Action.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use their commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub: (A) shall promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (B) shall use its commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of State, the U.S. Department of Defense, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries.

(b) Without limiting the generality of anything contained in Section 5.5(a), each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 5.5(a) or 5.4(b), but subject thereto, Parent and Merger Sub shall use their commercially reasonable efforts to cause all conditions set forth in Sections 6.1 and 6.3 to be satisfied on a timely basis (to the extent the satisfaction of such conditions set forth in Sections 6.1 and 6.3 is within Parent’s or Merger Sub’s direct or indirect control) and to cause Merger Sub to consummate the Merger on the earliest possible date.

5.6. Access. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that none of the Company or any of its Subsidiaries shall be required to permit any inspection or other access, or to disclose any information, that in its reasonable judgment would: (a) constitute, or result in any, disclosure (whether or not to a third party) of any trade secrets concerning its technical processes, including formulas, compositions of reagents, methods for production and use of reagents, computer processes (including source code) used for research purposes, methods for production of polypeptides or nucleic acids (including antibodies), and sequences of specific polypeptides or nucleic acids (including antibodies); (b) result in the disclosure of any trade secrets of third parties; (c) violate any of its obligations with respect to confidentiality; (d) jeopardize protections afforded it under the attorney-client privilege or the attorney work product doctrine; (e) violate any Legal Requirement; or (f) materially interfere with the conduct of its business; provided, however, that in each of the forgoing cases, the Company shall use commercially reasonable efforts to provide Parent with any such inspection, access or disclosure (except for inspection, access and disclosure with respect to the Confidential Agreement), provided to (i) any third party as set forth in Item 4(b) of the Company’s Schedule 14D-9 filed with the SEC on April 2, 2007, as amended from time to time, and/or (ii) any third party in compliance with the terms of this Agreement, including Section 5.2 hereof. All information obtained by Parent or and its Representatives pursuant to this Section 5.6 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement and shall not affect or be deemed to modify any representation or warranty made by the Company in this Agreement. The Company shall furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities Legal Requirements to the extent that such report, schedule, registration statement or other document is not publicly available on EDGAR.

5.7. Interim Operations of Merger Sub. During the period of time between the date of this Agreement and the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.8. Publicity. Except as otherwise required by Legal Requirements, the initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the parties hereto shall consult with each other and give due consideration to any reasonable additions, deletions or changes suggested by the other party and its counsel prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Company Change in Recommendation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows conducted in connection with the financing of the transactions contemplated herein, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Notwithstanding anything to the contrary contained in this Section 5.8, Parent and Merger Sub may utilize such materials in substantially the form presented (after consideration of any comments received from the Company or its counsel) and make public statements consistent with such materials during the road show, without any further consultation, approval, review or commentary from the Company or its counsel.

5.9. Stock Options/ESPP.

(a) Pursuant to this Agreement, each Company Option (other than any options granted under the Company ESPP) outstanding immediately prior to the Effective Time shall become fully vested and exercisable at the Effective Time; provided, however, that, to the extent consistent with applicable Legal Requirements, any Company Option held by a person who, immediately prior to the Effective Time, does not have a status that entitles such person to accrue service towards increased vesting in such Company Option (such as a person on a leave of absence or a part-time employee) shall not become fully vested and exercisable unless and until such person returns to a status that would entitle such person to accrue service towards increased vesting in such Company Option. Except as provided in Section 5.9(b) below, each Company Option outstanding as of the

Effective Time shall be assumed by Parent and converted into a fully vested and exercisable option to acquire Parent Shares (any Company Options that are assumed pursuant to this Section 5.9(a) are referred to as the “Assumed Options”). Each Assumed Option shall continue to be subject to the terms and conditions (other than vesting and exercisability terms as modified by this Section 5.9(a)) set forth in the applicable Company Option Plan and the option agreement evidencing such Company Option, except that the exercise price and number of Parent Shares subject to each Assumed Option shall be determined as follows: (i) the number of Parent Shares subject to such Assumed Option shall be equal to the product of (x) the number of Company Shares subject to the original Company Option and (y) the Option Conversion Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of such Assumed Option shall be equal to (x) the per-share exercise price of the original Company Option immediately prior to the Effective Time divided by (y) the Option Conversion Ratio, rounded up to the nearest whole cent. The Company shall, prior to the Effective Time, take all action and give any notices necessary to effect the treatment of the Assumed Options contemplated by this Section 5.9(a). It is the intention of the parties that, to the extent possible under the circumstances, each Assumed Option shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time.

(b) Notwithstanding anything to the contrary in Section 5.9(a) above, in the event that the conversion of a Company Option as set forth in Section 5.9(a) above would result in a per-share exercise price of the corresponding Assumed Option of less than three percent (3%) of the Parent Share Price at the Effective Time, then such Company Option shall be cancelled and terminated in exchange for a cash payment (without interest) equal to the aggregate excess, if any, of the Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time. The Company shall, prior to the Effective Time, take all action and give any notices necessary to effect the treatment of the Company Options contemplated by this Section 5.9(b).

(c) The Company shall amend the Company ESPP, as necessary, (i) to provide that prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised in accordance with the terms of the Company ESPP and each Company Share purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, and (ii) to provide that, as and after the date hereof, no further offering periods or purchase periods shall commence.

(d) Parent shall file with the Securities and Exchange Commission, as soon as practicable, but in no event later than 10 business days, following the Effective Time, a registration statement on Form S-8 with respect to Parent Shares issuable under any Assumed Options issued under this Section 5.9 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for as long as there are any Parent Shares issuable thereunder.

5.10. Other Employee Benefits.

(a) Following the Effective Time, any employee who as of the Effective Time is employed by the Company and the Company Subsidiaries (referred to herein individually as a “Continuing Employee” and collectively as the “Continuing Employees”) shall continue in the employment of the Parent, the Surviving Corporation or any Subsidiary of the Parent or Surviving Corporation after the Effective Time, provided, that to the extent such employment was “at-will” immediately prior to the Effective Time, such employment shall continue to be at-will and subject to termination at any time for any or no reason. Nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any of their respective Subsidiaries. For the period beginning on the Effective Time through the end of the calendar year in which the Effective Time occurs, Parent shall provide, or cause to be provided, to each Continuing Employee compensation and employee benefits under either the Company Plans or under employee benefit plans and programs of Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation (the “Parent Plans”), or under any combination of the Company Plans and the Parent Plans.

(b) With respect to any Parent Plans that provide group medical, dental, disability or prescription drug coverage in which any Continuing Employees become eligible to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation or their respective Subsidiaries to: (i) waive (to the extent such Parent Plan is self-insured), or use commercially reasonable efforts to waive (to the extent such Parent Plan is insured), any exclusions for pre-existing conditions under such Parent Plans that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Company Plan in which such Continuing Employee was an active participant immediately before his or her transfer to the Parent Plan; (ii) waive any coverage waiting periods under any such Parent Plans to the extent that such periods exceed the corresponding waiting period under the corresponding Company Plan in which any applicable Continuing Employee was an active participant immediately before his or her transfer to any such Parent Plans (after taking into account any prior service with the Company or its Subsidiaries credited under such Company Plan for purposes of satisfying such waiting period); (iii) provide each applicable Continuing Employee with credit for any co-payments deductibles and premiums for voluntary coverage paid by such Continuing Employee before his or her transfer to any such Parent Plans (to the same extent such credit was given under the analogous Company Plans before such transfer) in satisfying any applicable deductible, out-of-pocket requirements or coverage levels under any such Parent Plans for the plan year that includes such transfer; provided that, such Continuing Employee shall be responsible for any applicable co-payments or premiums for voluntary coverage required to be made under such Parent Plans, and (iv) provide each applicable Continuing Employee with credit for any unused account balance in each Company Plan that includes a flexible spending account before his or her transfer to any analogous Parent Plan for the plan year that includes such transfer.

(c) Following the Effective Time, Continuing Employees shall be eligible to participate in a qualified cash or deferred arrangement or arrangements under Section 401(k) of the Code sponsored by Parent or a Subsidiary of Parent for the benefit of their eligible employees, provided that Continuing Employees shall not be entitled to receive credit for past service with the Company or its Subsidiaries for purposes of determining the amount of company contributions or vesting under any qualified defined contribution or defined benefit retirement plans sponsored or maintained by Parent, the Surviving Corporation, or their respective Subsidiaries. Without limiting the generality of the foregoing, Continuing Employees shall not be eligible to participate in any Parent Plans under which new Parent employees are not currently eligible to participate.

(d) Following the Effective Time, Continuing Employees shall receive credit for past service (calculated under the method applicable to Parent’s similarly-situated employees) with the Company and its Subsidiaries for purposes of eligibility to participate in the generally applicable severance plan currently maintained by Parent for its and its Subsidiaries’ employees, provided that Continuing Employees shall be required to enter into Parent’s standard release as a condition to the receipt of any benefits under Parent’s severance plan and shall not be entitled to receive the additional severance benefits under such plan otherwise provided in consideration for entering into a release. Continuing Employees covered by a Company Plan providing severance benefits following a change of control shall be covered by such Company Plan according to its terms, and following the period of coverage in such Company Plan, shall participate in the generally applicable severance plan currently maintained by Parent for its and its Subsidiaries’ employees according to the preceding sentence.

(e) Following the Effective Time, Continuing Employees shall be entitled to carryover or otherwise receive credit under any applicable Parent Plans they may participate in for any vacation days, sick days, or other paid time off that is accrued but unused at the Effective Time under the Company Plans. Vacation days, sick days, or other paid time off that is accrued but unused at the Effective Time under the Company Plans shall not be reduced as of the Effective Time, but accruals of Continuing Employees following the Effective Time may be limited to comply with the applicable policies and programs of Parent and its Subsidiaries.

(f) Except as specifically provided in this Section 5.10, Continuing Employees shall not receive credit for past service with the Company or its Subsidiaries for purposes of eligibility to participate in or receive benefits under any Parent Plans.

(g) Nothing contained in this Section 5.10: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

5.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation to honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect on the date of this Agreement between the Company or any of the Company Subsidiaries and any Indemnified Party; and (ii) any indemnification provision and any exculpation provision in favor of an Indemnified Party that is set forth in the certificate of incorporation or bylaws of the Company and the equivalent organizational documents of any Company Subsidiary in effect as of the date of this Agreement.

(b) Through the sixth anniversary of the Effective Time, Parent will cause Surviving Corporation to maintain in effect, for the benefit of the Company’s directors and officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement (the “D&O Insurance Policy”), the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the D&O Insurance Policy; provided, however, that in no event shall the Surviving Corporation be required pursuant to this Section 5.11(b) to expend an aggregate amount in excess of 200% of the annual premium currently payable by the Company with respect to such current D&O Insurance Policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount. At any time prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase, and shall purchase at the request of Parent, a “tail” prepaid policy on the D&O Insurance Policy covering a period of six years from the Effective Time; provided that the aggregate amount of such “tail” policy is less than 200% of the annual premium currently payable by the Company with respect to its current D&O Insurance Policy. In the event that the Company shall purchase such a “tail” policy prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor its respective obligations thereunder, in lieu of all other obligations of Parent under the first sentence of this Section 5.11(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) This Section 5.11 shall survive consummation of the Merger and the Effective Time. This Section 5.11 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving the Surviving Corporation, or in the event of any sale by the Surviving Corporation of all or substantially all of its assets, the Surviving Corporation shall ensure that an Entity no less financially viable than the Surviving Corporation remains responsible for the obligations of the Surviving Corporation under this Section 5.11.

(d) For purposes of this Agreement, each individual who is an officer or director of the Company at the date of this Agreement or was an officer or director of the Company within the six years prior to the date of this Agreement shall be deemed to be an “Indemnified Party.”

5.12. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13. Termination of Certain Company Plans. At the request of Parent and prior to the Effective Time, the Company will take all necessary corporate actions to approve and effect the termination of any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code effective immediately preceding the Effective Time (provided that such termination shall not cause the Continuing Employees to fail to be covered by a qualified cash or deferred arrangement under Section 401(k) of the Code). Following the Effective Time, Parent shall use commercially reasonable efforts to cause the Company to continue in effect the Company’s Nonqualified Deferred Compensation Plan, 409A Nonqualified Deferred Compensation Plan, Director Fee Deferral Program under the Amended and Restated 1996 Stock Incentive Plan, provided that, Parent may elect to cause the Company to terminate participant’s ability to make future contributions under such plans. At the request of Parent and prior to the Effective Time, the Company shall take all necessary corporate action to approve and effect the termination of any substantially similar deferred compensation arrangements within the meaning of Section 409A of the Code effective immediately preceding the Effective Time, and the payment of all amounts deferred under such plans (including payment in respect of any stock units granted under the Amended and Restated 1996 Stock Incentive Plan) as soon as practicable following the Effective Time and in any event within 12 months of the Effective Time. The Company will provide Parent with evidence that any such plans terminated pursuant to this Section 5.13 have been so terminated pursuant to resolutions duly adopted by the Company Board or other duly-designated authority.

5.14. Financing.

(a) Parent and the Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letters and negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms reasonably acceptable to Parent and the Merger Sub, (ii) satisfy on a timely basis all material conditions applicable to Parent and the Merger Sub in such definitive agreements that are within their control, (iii) consummate the Debt Financing at such time or from time to time as is necessary for Merger Sub to satisfy its obligations under this Agreement (iv) enforce its rights under the Debt Commitment Letters; provided, however, that Parent or Merger Sub shall have the right to substitute alternative financing for the Debt Commitment Letters with a different letter or a letter from alternative lenders so long as such substitute letter is subject to financing conditions that are at least as favorable to Parent and Merger Sub as the financing conditions set forth in the Debt Commitment Letters. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters for any reason, Parent and the Merger Sub shall use their commercially reasonable efforts to obtain alternative financing on terms no less favorable to Parent and Merger Sub than the Debt Financing from alternative sources (“Alternative Financing”) as promptly as practicable following the occurrence of such event. Parent shall promptly notify the Company in writing of: (i) the occurrence or existence of any event, condition, fact or circumstance that could adversely impact the availability to Parent or Merger Sub of the cash resources and/or financing sufficient to enable Merger Sub to consummate the Merger and to enable Parent to pay the Merger Consideration and otherwise perform its obligations under this Agreement; (ii) any amendment, withdrawal, rescission, breach, violation or non-satisfaction of any of the covenants, conditions or other terms contained in the Debt Commitment Letters or any documents incorporated by reference therein; or (iii) any allegation with respect to any of the matters described in clause “(ii)” of this sentence. No notification given to the Company pursuant to this Section 5.14(a) shall limit or otherwise affect the covenants or obligations of Parent or Merger Sub contained in this Section 5.14(a). For the avoidance of doubt, Parent’s and the Merger Sub’s obligation to consummate the Merger and the other transactions contemplated by this Agreement are not (and shall not be) subject to any financing condition.

(b) In the period between the date of this Agreement and the Effective Time, upon request of Parent, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries, and its and their Affiliates and Representatives to, reasonably cooperate with Parent in connection with its financing of the transactions contemplated in this Agreement, including using commercially reasonable efforts to (i) participate in meetings and road shows, if any; (ii) provide information reasonably requested by Parent relating to such financing; (iii) assist in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of Parent; and (iv) obtain the consent of, and customary comfort letters from, Ernst & Young, LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements. Parent shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company or its Affiliates or Representatives in connection with such cooperation.

5.15. Tax Matters. Upon Parent’s request, the Company shall promptly deliver or make available to Parent complete and accurate copies of all Tax Returns of the Company and each Company Subsidiary and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or any of their predecessors since its last open Tax year.

5.16. Inverness Payment.

(a) Immediately following the execution of this Agreement, Parent shall pay to the Company, as reimbursement for its payment of the Company Termination Fee, without deduction or setoff of any nature, by wire transfer of immediately available funds to an account designated by the Company, an amount in cash equal to $50,000,000 (the “Inverness Payment”).

(b) If this Agreement is validly terminated by Parent pursuant to Section 7.1(g) or if this Agreement is validly terminated in circumstances requiring payment of the Termination Fee to Parent pursuant to Section 7.3(a), 7.3(b) or 7.3(c), then the Company shall reimburse Parent for, and in an amount in cash equal to, the Inverness Payment. Any such reimbursement by the Company shall be made by wire transfer of same day funds (i) as promptly as possible, following, and in any event within one business day of, termination pursuant to Section 7.1(g) , and (ii) at the time that the Termination Fee is paid to Parent in the case of a termination of this Agreement in circumstances requiring payment of the Termination Fee.

(c) The Company shall provide Parent with a copy of the written termination notice delivered to Beckman Coulter in accordance with the terms of the Beckman Merger Agreement within 24 hours of the Company’s delivery of such notice to Beckman Coulter.

SECTION 6. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

6.1 Conditions and Obligations. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of the Company Shares constituting the Company Requisite Vote in accordance with applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.

(b) No Injunctions; Laws. (A) No lawsuit shall have been commenced by a Governmental Entity against the Company or Parent that remains pending and seeks to prohibit the consummation of the Merger; (B) no injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger (an “Order”); and (C) no Legal Prohibition shall have been enacted since the date of this Agreement and shall remain in effect.

(c) Government Consents. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, any antitrust or competition Legal Requirements applicable to the Merger of any other jurisdiction shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Merger shall have been obtained (in the case of foreign Legal Requirements or approvals, only if such Legal Requirements or approvals: (a) would have suspensory effect, (b) if not obtained would reasonably be expected to result in material limitations on the ownership or operation by Parent of the assets of Parent, its Subsidiaries or the Surviving Corporation or (c) if not obtained, would subject Parent or Merger Sub to the payment of a material fine or penalty).

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (A) The representations and warranties of the Company set forth in this Agreement shall be true and accurate in all respects except for such inaccuracies that, individually or in the aggregate, have not had, a Company Material Adverse Effect; provided, however, that the existence of such inaccuracy shall be determined without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in such representations and warranties (other than Section 3.29 which must be true and correct) and (B) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 6.2(a) and the condition set forth in this Section 6.2(a) has been satisfied;

(b) Performance of Obligations of the Company. The covenants of the Company contained in this Agreement that are required to have been performed by the Company prior to the Closing Date shall have been performed in all material respects and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; and

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

6.3. Conditions and Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (A) The representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and accurate in all respects except for such inaccuracies that, individually or in the aggregate, have not had a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement; provided, however, that the existence of such inaccuracy shall be determined without giving effect to any materiality qualifications contained in such representations and warranties and (B) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of the Parent to the effect that such Chief Executive Officer has read this Section 6.3(a) and the condition set forth in this Section 6.3(a) has been satisfied; and

(b) Performance of Obligations of the Parent and Merger Sub. The covenants of Parent and Merger Sub contained in this Agreement that are required to have been performed by Parent and Merger Sub prior to the Closing Date shall have been performed in all material respects and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

SECTION 7. TERMINATION

7.1. Termination. This Agreement may be terminated and the Merger may be abandoned (before or after the adoption of the Merger Agreement by the stockholders of the Company):

(a) by mutual consent of the Company and Parent at any time prior to the Effective Time;

(b) by Parent or the Company at any time after September 30, 2007 (the “Outside Date”) if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party where the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has resulted in the failure of the Effective Time to have occurred on or before the Outside Date);

(c) by Parent or the Company if there shall be any Legal Prohibition in effect against, prior to the Effective Time, the consummation of the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the existence of the Legal Prohibition is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time, and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its commercially reasonable efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect;

(d) by Parent or the Company if the Requisite Company Vote shall not have been obtained at the Special Meeting or any adjournment or postponement thereof upon a vote taken to adopt this Agreement by the stockholders of the Company at such meeting; provided, however, that a party shall not be permitted to terminate this Agreement under this Section 7.1(d) if the failure to obtain the Requisite Company Vote is attributable to the failure of such party (or any Affiliate of such party) to fulfill its obligations under this Agreement.

(e) by Parent at any time prior to the Effective Time if: (i) the Company Board or any committee thereof shall have made a Company Change in Recommendation; (ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) any provisions of Section 5.2(a) or Section 5.2(d) and such breach has led to or resulted in an Acquisition Proposal being made, or (iii) the Company shall have failed to include the Company Recommendation in the Proxy Statement;

(f) by the Company at any time prior to the Effective Time if the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that: (i) the Company received such Superior Proposal other than as a result of a breach of or violation of the terms of Section 5.2, (ii) the Company has not breached or violated in any material respect the terms of Section 5.2 or Section 5.3 in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (iii) the Company has provided Parent at least three business days (the “Matching Period”) prior written notice indicating that the Company intends to accept such Superior Proposal; (iv) prior to the expiration of such Matching Period, Parent does not make a binding offer that the Company Board determines in good faith, After Consultation, is at least as favorable to the Company’s stockholders as such Superior Proposal, (v) immediately prior to (or contemporaneous with) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 7.3, and (vi) immediately following the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal;

(g) by Parent at any time prior to the Effective Time if: (i): there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company or any of its Affiliates contained in this Agreement, in any case, such that the conditions set forth in Sections 6.2(a) or 6.2(b) are not or would reasonably be likely to not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects;

(h) by Parent at any time prior to the Effective Time if: (i): there shall have occurred any adverse event or development which, individually or in the aggregate, has had, and continues to have, a Company Material Adverse Effect, (ii) Parent shall have delivered to the Company written notice of such Company Material Adverse Effect, and (iii) either (A) such Company Material Adverse Effect is not reasonably likely to be cured prior to the Outside Date or (B) the Company is not using its reasonable best efforts to cure such Material Adverse Effect prior to the Outside Date;

(i) by the Company at any time prior to the Effective Time if: (i): (A) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent, Merger Sub or any of their Affiliates contained in this Agreement that, in any case, such that the conditions set forth in Sections 6.3(a) or 6.3(b) are not or would reasonably be likely to not be satisfied, or (B) since the date of this Agreement, there shall have occurred any adverse event or development which, individually or in the aggregate, has had, and continues to have, a material adverse effect upon Parent’s or Merger Sub’s ability to consummate the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy, breach or material adverse effect; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy, breach or material adverse effect shall not have been cured in all material respects;

(j) by the Company at any time prior to the Effective Time, if Parent shall have failed to fully comply with Section 5.16(a) of this Agreement within 24 hours or, if later, one full business day following the execution and delivery of this Agreement;

provided, however, that notwithstanding anything to the contrary contained in this Section 7.1: (1) Parent shall not be permitted to terminate this Agreement pursuant to Section 7.1(g) if: (A) any material covenant of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement; and (2) the Company shall not be permitted to terminate this Agreement pursuant to Section 7.1(i) if: (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement.

7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that: (a) Section 5.16(b), this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant (including, for the avoidance of doubt, Parent’s obligations pursuant to Section 5.16(a) of this Agreement), or willful breach of any representation or warranty contained in this Agreement.

7.3. Termination Fee.

(a) If: (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or 7.1(d); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known; (iii) the Company Requisite Vote shall not have been obtained, and (iv) within 12 months after the date of termination of this Agreement, the Company or any Company Subsidiary consummates an Acquisition Transaction or enters into a Contract to consummate an Acquisition Transaction that is subsequently consummated, then, within two business days after such Acquisition Transaction is consummated, the Company shall cause a termination fee in the amount of $50,000,000 (the “Termination Fee”) to be paid to Parent; provided, however, that solely for purposes of this Section 7.3(a), the term “Acquisition Transaction” shall have the meaning set forth in the definition of Acquisition Transaction contained in Exhibit A except that all references to “15%” shall be deemed to be references to “40%” and all references to “85%” shall be deemed to be references to “60%”.

(b) If this Agreement is validly terminated by Parent pursuant to Section 7.1(e) then, within two business days after such termination, the Company shall cause the Termination Fee to be paid to Parent.

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(f), prior to (or contemporaneously with) and as a condition to the effectiveness of such termination, the Company shall pay the Termination Fee to Parent.

(d) Any payments made under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled thereto. The Company acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to the Parent, pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at a rate of 10% per annum, or, if lower, the maximum rate permitted to be charged by applicable Legal Requirements. Except to the extent required by applicable Legal Requirements, the Company shall not withhold any withholding taxes on any payment made to Parent under this Section 7.3.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1. Amendment. This Agreement may be amended with the written approval of the respective parties at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements or any rule of any relevant stock exchange requires further approval of the stockholders of the Company, without such further approval.

8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3. No Survival of Representations and Warranties. None of the representations, warranties, covenants and other agreements of the parties contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.4. Entire Agreement; Counterparts. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement or the Company Disclosure Schedule and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement and the Company Disclosure Schedule; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.5. Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the Legal Requirements of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).

8.6. Payment of Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. Nothing contained in this Agreement shall be deemed to limit the right or ability of any party to this Agreement to pay such expenses, as and when due and payable.

8.7. Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as set forth in Section 5.11 with respect to the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

8.8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California, and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Inverness Medical Innovations, Inc.

51 Sawyer Road

Suite 200

Waltham, MA 02453

Attention: General Counsel

Facsimile: (781) 647-3939

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA

Attention: Scott F. Duggan, Esq.

Facsimile: (617) 523-1231

if to the Company:

Biosite Incorporated

9975 Summers Ridge Road

San Diego, CA 92121

Attention: David B. Berger, Vice President, Legal Affairs

Facsimile: (858) 695-9853

with a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Fred Muto, Esq.

Facsimile: (858) 550-6420

8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10. Obligation of Parent. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity. Each party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

8.12. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.13. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

8.14. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references to a document or instrument having been made available to Parent shall be deemed to include the making available of such document or instrument to Parent’s counsel, to Parent’s financial advisor or to any other representative of Parent.

(f) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(g) Each reference in this Agreement to a “Contract,” “plan,” “offer” or “commitment” shall be deemed to refer only to a Contract, plan, offer or commitment that is legally binding.

(h) Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(i) The titles, captions or headings of the sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	Chief Executive Officer

INCA ACQUISITION, INC.

By:	/s/ Anne T. Warner
Name:	Anne T. Warner
Title:	Secretary

BIOSITE INCORPORATED

By:
Name:	Kim D. Blickenstaff
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or Merger Sub) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or Merger Sub) relating to a possible Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving or resulting in: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the total outstanding voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning 15% or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company (including the interest of the Company in the Company Subsidiaries) (measured by either book or fair market value thereof) or the net revenues or net income of the Company; or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

After Consultation. “After Consultation” by a Person shall mean after consultation with a financial advisor of nationally recognized reputation and such Person’s outside legal counsel.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including and this Exhibit A) may be amended from time to time.

Beckman. “Beckman” shall mean Beckman Coulter, Inc., a Delaware Corporation.

Beckman Merger Agreement. “Beckman Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of March 24, 2007 by and among the Company, Beckman and Beckman Subsidiary, as may have been amended from time to time thereafter.

Beckman Subsidiary. “Beckman Subsidiary” shall mean Louisiana Acquisition Sub, Inc., a Delaware corporation.

CLIA. “CLIA” shall mean the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Board. “Company Board” shall mean the board of directors of the Company in office at any given time.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, effect, development, circumstance, condition or worsening thereof (“Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (i) has had or would reasonably be likely to have a material adverse effect on the business, operations, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole; or (ii) would reasonably be expected to directly or indirectly materially impair the validity or enforceability of this Agreement, prevent or materially delay the consummation of the transactions contemplated by this Agreement or subject Parent or Merger Sub to criminal or material civil liability in connection with the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any Effect that results from general economic, business, financial or market conditions in the United States or global economy as a whole; (B) any Effect arising from or otherwise relating to any of the industries or industry sectors in which the Company or any of the Company Subsidiaries operates to the extent that it does not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other participants in the medical device industry; (C) any Effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (D) any Effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising from or otherwise relating to the announcement or pendency of this Agreement or the Merger; (E) the failure of the Company to meet internal or analysts’ expectations or projections, in and of itself (for the avoidance of doubt, this clause (E) shall not preclude the underlying cause of any such failure to meet internal or analysts’ expectations or projections being taken into account in determining whether there has been a Material Adverse Effect); (F) any Effect arising from or otherwise relating to any action required by this Agreement to be taken by the Company or any Company Subsidiary; or (G) a decline in the Company’s stock price, in and of itself (for the avoidance of doubt, this clause (G) shall not preclude Parent from asserting that the underlying cause of any such decline in the Company’s stock price being taken into account in determining whether there has been a Material Adverse Effect).

Company Option Plans. “Company Option Plans” shall mean the following stock option plans of the Company: (a) the Amended and Restated 1989 Stock Plan, (b) the Amended and Restated 1996 Stock Incentive Plan and (c) the 2002 Nonqualified Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Option Plans or otherwise.

Company Rights. “Company Rights” shall mean the rights issued pursuant to the Company Rights Agreement.

Company Rights Agreement. “Company Rights Agreement” shall mean the Rights Agreement dated as of October 22, 1997, between the Company and BankBoston, N.A., as Rights Agent, as amended by Amendment No. 1 dated as of December 9, 1999 between the Company and Fleet National Bank (f/k/a BankBoston, N.A.) by Amendment No. 2 dated as of July 18, 2001, among the Company, Fleet National Bank and American Stock Transfer and Trust, as successor Rights Agent, by Amendment No. 3 dated as of March 24, 2007 and Amendment No. 4 dated as the date hereof, between the Company and American Stock Transfer & Trust Company, a New York banking corporation, as successor Rights Agent.

Company Shares. “Company Shares” shall mean shares of common stock, $0.001 par value per share, of the Company. Except where the context otherwise requires, all references in the Agreement to Company Shares shall include the associated Company Rights.

Confidential Agreement. “Confidential Agreement” shall mean the agreement specified in Part 5.6 of the Company Disclosure Schedule.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the letter agreement, dated April 11, 2007.

Contract. “Contract” shall mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto).

Controlled Substances Act. “Controlled Substances Act” refers to 21 U.S.C. §§ 801 et seq.

Encumbrance. “Encumbrance” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Company Subsidiary or any entity (whether or not incorporated) other than the Company or any Company Subsidiary that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Executive. “Executive” shall mean any employee of the Company that is eligible to participate in the Company’s Change in Control Severance Benefit Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

FDA Laws. “FDA Laws” shall mean the FDCA, the Public Health Service Act, CLIA, Controlled Substances Act and, for each of the foregoing, all comparable state Legal Requirements and the rules and regulations promulgated thereunder by FDA and any other comparable Governmental Entities.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity (including all authorizations under the FDCA and the Public Health Services Act, and the regulations of the FDA promulgated thereunder).

Governmental Entity. “Governmental Entity” shall mean any federal, state, local or foreign government or multi-national organization or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all (a) United States and foreign patents and patent applications (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together withy any registrations and applications for registration thereof, (c) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States, and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, and (i) all other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

Indebtedness. “Indebtedness” shall mean (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees, endorsements or keep-well obligations or other contingent obligations in respect thereof, or (ii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

Latest Balance Sheet. “Latest Balance Sheet” shall mean the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006, which is included in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006.

Leased Real Property. “Leased Real Property” shall mean real property that is leased by the Company or any Company Subsidiary.

Legal Proceeding. “Legal Proceeding” shall mean any claim, lawsuit, court action, suit, arbitration, investigation by a Governmental Entity or other judicial or administrative proceeding.

Legal Prohibition. “Legal Prohibition” shall mean any final, permanent Legal Requirement that is in effect and that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement or limits or would limit Parent’s activity in connection with its ownership, operation or control of the Surviving Corporation (including any hold separate order).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local or non-U.S. law, statute, code, ordinance, regulation, code, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.

Ordinary Course of Business. “Ordinary Course of Business” shall mean ordinary course of business, consistent with past practices, including with respect to frequency and amount.

Owned Real Property. “Owned Real Property” shall mean real property owned by the Company or a Company Subsidiary.

Parent Share Price. “Parent Share Price” shall mean the closing per-share price of a Parent Share as listed on the AMEX.

Parent Shares. “Parent Shares” shall mean shares of common stock, $0.01 par value per share, of Parent.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) Encumbrances for Taxes not yet due and payable; (b) liens, Encumbrances or imperfections of title that have arisen in the Ordinary Course of Business; (c) liens, Encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Schedule; (d) liens, Encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents; (e) liens, pledges or Encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions; and (f) liens, Encumbrances or imperfections of title which would not have a Company Material Adverse Effect.

Person. “Person” shall mean any individual or Entity.

Products Under Development. “Products Under Development” shall mean the products currently under development and subject to current clinical trials set forth on Schedule A attached hereto.

Proxy Statement. “Proxy Statement” shall mean a proxy statement relating to the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials in connection therewith).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Option Conversion Ratio. “Option Conversion Ratio” shall mean the quotient, calculated to five decimal places, obtained by dividing (x) the Merger Consideration by (y) the Parent Share Price at the Effective Time.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least 50% of the outstanding equity interests issued by such Entity.

Special Meeting. “Special Meeting” shall mean a special meeting of the Company’s stockholders held solely for the purpose of considering and taking action upon this Agreement and the Merger.

Superior Proposal. “Superior Proposal” shall mean any unsolicited, bona fide written offer made by a third party unaffiliated with the Company to purchase (by way of merger, tender or exchange offer or otherwise) greater than 85% of the Company’s assets or greater than 85% of the outstanding Company Shares (other than Company Shares already held by such third party) that the Company Board shall have determined in good faith (After Consultation, and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to Section 7.1(f) hereof) is: (a) more favorable to the Company’s stockholders (in their capacities as such) than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 7.1(f) hereof), and (b) reasonably certain of being consummated on the terms proposed.

Tax or Taxes. “Tax” or “Taxes” shall mean all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

Tax Returns. “Tax Return” shall mean any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

Technology. “Technology” shall mean tangible embodiments of Intellectual Property Rights, including in electronic, written or other media, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, databases, materials, compounds, reagents, lab notebooks, processes, prototypes, samples, works in progress, inventories, studies, or other know-how and other works of authorship.

Uncured Inaccuracy. There shall be deemed to be an “Uncured Inaccuracy” in a representation or warranty of a party to the Agreement as of a particular date only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

Other Defined Terms

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Alternative Financing	5.14(a)

Appraisal Shares	2.4(c)

Assumed Option	5.9(a)

Certificate of Merger	1.3

Closing	1.3

Closing Date	1.3

Company	Preamble

Company Change in Recommendation	5.3(b)

Company Disclosure Schedule	3

Company ESPP	3.5(a)

Company Plan	3.20(a)

Company Recommendation	Recitals

Company Requisite Vote	3.25

Company SEC Documents	3.6(a)

Company Stock Certificate	2.2

Company Termination Fee	3.29

Continuing Employee	5.10(a)

D&O Insurance Policy	5.11(b)

Debt Commitment Letters	4.5

Debt Financing	4.5

Term	Section
DGCL	Recitals

Effect	Exhibit A

Effective Time	1.3

Environmental Laws	3.22

Environmental Permits	3.22

Foreign Plans	3.20(j)

Harmful Code	3.11(g)

Hazardous Substances	3.22

Indemnified Party	5.11(d)

Inverness Payment	5.16

Matching Period	7.1(d)

Material Contract	3.12

Merger	1.1

Merger Consideration	Recitals

Merger Sub	Preamble

Multiemployer Plan	3.20(e)

Non-Budgeted Capital Expenditure	5.1(u)

Notice of Recommendation Change	5.3(c)

Order	6.1

Outside Date	7.1(b)

Parent	Preamble

Parent Disclosure Schedule	4.3

Parent Plans	5.10(a)

Term	Section
Payment Agent	2.3(a)

Preferred Shares	3.5(a)

Representatives	5.2(a)

Surviving Corporation	1.1

Termination Fee	7.3(a)

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOSITE INCORPORATED

FIRST: The name of the corporation (hereinafter the “Corporation”) is: BIOSITE INCORPORATED.

SECOND: The name and address, including street, number, city and county, of the registered agent of the Corporation in the State of Delaware are:

The Corporation Trust Company

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares. The par value of each such share is $0.001. All such shares are of one class and are shares of Common Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article

EIGHTH. In addition to the other powers expressly granted by statute, the Board of Directors shall have the power to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation.

Exhibit B to (a)(1)(AA)

NON-COMPETITION, NON-DISCLOSURE

AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Non-competition, Non-disclosure and Intellectual Property Assignment Agreement (the “Agreement”) entered into as of                     , 2007, is hereby made by and between INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (the “Company”) and, BIOSITE INCORPORATED, a Delaware corporation (the “Employer”), on the one hand, and Kim Blickenstaff, an individual, who is a resident of and employed in the State of California (“Employee”), on the other hand.

A. The Company, Employer, and Inca Acquisition, Inc., a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger dated as of April [    ], 2007 (the “Merger Agreement”), which provides for the acquisition of Employer by the Company, upon which Employer would become a wholly owned subsidiary of the Company;

B. Employee, Company and Employer desire to enter into this Agreement in connection with the transactions contemplated by the Merger Agreement, contingent and effective upon the Effective Time (as defined in the Merger Agreement);

C. Employee is the owner of 241,946 shares of Common Stock of Employer and has options to purchase 437,811 shares of Common Stock of Employer (the “Employee Options”), and thereby stands to benefit by, and receive consideration from, the transactions contemplated by the Merger Agreement.

D. Contingent and effective upon the Effective Time, Employee will become employed by Employer.

E. Company and Employer desire to protect their interest in the business acquired, including the goodwill of that business, from unfair competition or misappropriation of the intellectual property of the business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Assignment of Intellectual Property Rights.

(a) Definition of “Inventions.” As used herein, the term “Inventions” shall mean all inventions, discoveries, improvements, original works of authorship, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, object codes, processes, and other technical, business, product, marketing or financial information, plans, or other subject matter pertaining to the Company, Employer or any of their respective parents, subsidiaries, affiliates, customers, consultants or licensees, whether or not patented, tested, reduced to practice, or subject to patent, trademark, copyright, trade secret, mask work or other forms of protection (including all rights to obtain, register, perfect, renew, extend, continue, divide and enforce these proprietary interests), which are made, created, authored, conceived, modified, enhanced or reduced to practice by Employee, either alone or jointly with others, during Employee’s employment with Employer or the Company or any of their respective parents, subsidiaries or affiliates, and for so long as Employee is otherwise employed by any of them, whether or not during normal working hours, which (A) relate to the actual or anticipated business, activities, research, or investigations of Employer or the Company or any of their respective subsidiaries or affiliates or (B) result from or are suggested by work performed by Employee for Employer or the Company or any of their respective parents, subsidiaries or affiliates (whether or not made or conceived during normal working hours or on the premises of Employer), or (C) which result, to any extent, from use of the time, material, proprietary information, premises or property of Employer or the Company or any of their respective parents, subsidiaries or affiliates.

(b) Work for Hire. Subject to Section 1(d), Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that Employer is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Employer as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

(c) Assignment. Subject to Section 1(d), Employee acknowledges and agrees that all Inventions shall be the sole property of Employer or any other entity designated by Employer. Employee hereby conveys and irrevocably assigns to Employer, without further consideration, all his right, title and interest in and to, and all claims for past infringement of, all Inventions, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask works, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. This assignment is intended to and does extend to Inventions which have not yet been created.

(d) Exceptions. Notwithstanding the foregoing, and provided that Employee does not wrongfully misappropriate any Confidential Information or Trade Secrets, Employee understands that the provisions of this Agreement requiring disclosure and assignment of Inventions to Employer do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 set forth in Schedule A or any similar law applicable to Employer or Employee. Employee agrees to identify all Inventions made by Employee that Employee believes meet the criteria of California Labor Code Section 2870 to Employer in confidence to permit a determination as to whether or not the Inventions are the property of Employer, and Employee agrees to disclose all information Employer reasonably requests about Inventions, including those

Employee contends qualify under this exception to his duty to assign Inventions. “Trade Secrets” shall mean the whole or any portion or phase of any plan, technique, method, design, process, procedure, or improvement of Employer, the Company or any of their respective affiliates or subsidiaries that is valuable and not generally known to Competitors, whether or not in written or tangible form. Trade Secrets shall not include any materials or information that is or becomes publicly known through no fault of Employee or is disclosed by the Company to third parties without an obligation of confidentiality.

(e) Proprietary Notices; No Filings; Waiver of Moral Rights. Employee acknowledges that subject to Section 1(d), all Inventions shall, at the sole option of Employer, bear Employer’s patent, copyright, trademark, trade secret, and mask work notices. Subject to Section 1(d), Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with the prior written consent of an authorized representative of the Company. Subject to Section 1(d), Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

(f) Further Assurances. Employee agrees to assist Employer, or any party designated by Employer, promptly on Employer’s reasonable request and at Employer’s expense, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Employer’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by Employer, including, by way of illustration and not limitation:

(i) Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to Employer of all right, title, and interest in the Inventions or otherwise establishing Employer’s exclusive ownership rights therein.

(ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of Employer’s rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

Employee shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by Employer. In addition, to the extent that, after the termination of employment for whatever reason, Employee’s technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, Employer shall compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such assistance.

(g) Power of Attorney. Subject to Section 1(d), Employee hereby irrevocably appoints Employer to be his attorney-in-fact to execute any document and to take any action in his name and on his behalf solely for the purpose of giving to Employer the full benefit of the assignment provisions set forth above to the extent that after reasonable effort by Employer, Employee does not comply with his obligations set forth in this Section 1.

(h) Disclosure of Inventions. Subject to Section 1(d), Employee shall make full and prompt disclosure to Employer of all Inventions subject to assignment to Employer and all information relating thereto in Employee’s possession or under his control as to possible applications and use thereof.

2. Non-Disclosure of Confidential Information, Exclusive Services/Non-Competition and Non-Solicitation.

(a) Confidentiality. Employee acknowledges that in his employment with Employer or the Company he will occupy a position of trust and confidence. Employee shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean confidential or proprietary information about Employer, or the Company, or their respective subsidiaries or affiliates, or their respective clients and customers, that is not disclosed by Employer for financial reporting purposes and that was learned by Employee in the course of his employment by Employer or the Company, or their respective parents, subsidiaries or affiliates (or during any period in which Employee performed services for or on behalf of Employer), including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Employer, its subsidiaries or affiliates, and that such information gives Employer a competitive advantage. Employee agrees to (i) deliver or return to Employer, at Employer’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Employer, its subsidiaries or affiliates, or prepared by Employee for so long as Employee is employed by Employer, its subsidiaries or affiliates, and (B) subject to Section 1(d), all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of his employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (ii) subject to Section 1(d), make full disclosure relating to any Inventions. If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with Employer, he agrees to discuss such issues with Employer. Where such a request does not put Confidential Information at risk, such request shall not be unreasonably denied.

(b) Exclusive Services/Non-Competition. Employee acknowledges that the Employer and the Company do business throughout the world, that he is disposing of his entire interest in Employer, and that he will have access to Confidential Information of Employer and the Company. In order to protect Employer’s and the Company’s interest in its Confidential Information and goodwill, for the greater of: (1) the period that Employee is employed by Employer, the Company, or their respective parents, subsidiaries or affiliates; or (2) two (2) years following the Effective Time (the “Restricted Period”), Employee shall not, anywhere in the world, directly or indirectly, without the prior written consent of Employer:

(i) perform some or all of the duties assigned to Employee during his employment with Employer or any of its parents, subsidiaries or affiliates, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor (as defined herein) of Employer or the Company, or any of their respective parents, subsidiaries or affiliates. For purposes of this Agreement, a “Competitor” is any person or entity engaged in the design, development, manufacture and world wide sale of automated and manual in vitro diagnostic products for drug testing, cardiovascular diseases, cerebrovascular diseases and thromboebolic diseases (the “Biosite Business”); or

(ii) perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective subsidiaries or affiliates, with respect to the Biosite Business.

Employee and Employer acknowledge and agree that the business of Employer is global in nature, and that the terms set forth herein shall apply on a worldwide basis.

Employee acknowledges that during the period of his employment with Employer, the Company and their respective parents, subsidiaries and affiliates, he will owe a duty of loyalty to his employer, and, consequently, understands and agrees that he will not perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective parents, subsidiaries or affiliates, with respect to any business then engaged in by the Employer, the Company or any of their respective parents, subsidiaries or affiliates.

Notwithstanding the foregoing, the “beneficial ownership” by Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Agreement.

In addition, notwithstanding the foregoing, continued service by Employee during the Restricted Period as a member of the board of directors and/or as a scientific, clinical, technical or strategic advisor to any business, firm, corporation or other entity for which Employee is providing such services as of the date of this Agreement shall not constitute a violation of this Section 2(b).

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Employee shall not, directly or indirectly, use any Confidential Information to influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor. During the Restricted Period, Employee shall not directly or indirectly, use influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor with respect to the Biosite Business.

(d) Non-Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and the Company, and their respective parents, subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Employer, the Company, and any of their respective parents, subsidiaries and affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and the Company, and their respective subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with Employer, its subsidiaries and affiliates. Employee agrees that, during the Restricted Period, he will not, directly or indirectly, use Confidential Information of Employer or the Company, or any of their respective subsidiaries or affiliates to solicit, directly or indirectly, any person who is then an employee of Employer, the Company or any of their respective parents, subsidiaries or affiliates to terminate or limit their employment relationship with Employer, the Company or any of their respective parents, subsidiaries or affiliates, or to accept employment with any other person or entity. The foregoing shall not be violated by general advertising not targeted at Employer employees or by Employee’s responding in any lawful manner to any person that initiates contact with Employee during the Restricted Period.

(e) Injunctive Relief. It is expressly agreed that Employer and/or the Company will or would suffer irreparable injury if Employee were to breach any of the provisions of this Section 2 and that Employer and/or the Company would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to Employer or the Company, or any of their respective subsidiaries or affiliates under this Agreement or otherwise.

(f) Survival of Provisions. The obligations contained in this Section 2 shall survive the termination or expiration of Employee’s employment with Employer, the Company or any of their respective parents, subsidiaries or affiliates, and shall be fully enforceable thereafter in the case of the obligations contained in Section 2(a) and through the end of the Restricted Period in all other cases. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g) No Additional Obligations of Employee Excused. All of the provisions of this Section 2 are in addition to any other written agreements on the subjects covered herein that Employee may have with Employer and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

(h) Tolling for Periods of Breach. The Restricted Period shall be extended for a period equal to any period during which Employee is in material breach of this Section 2 with respect to the portion of this Section 2 as to which Employee is in breach, provided that within a reasonable period of time after becoming aware of the breach, the Company and/or Employer notifies Employee that it believes Employee is in breach of this Section 2.

(i) Third-Party Beneficiaries. Employer’s parents, subsidiaries and affiliates, and the Company, and its parents, subsidiaries and affiliates shall be third-party beneficiaries of this Section 2 of this Agreement, and shall be entitled to enforce its provisions against Employee.

(j) Termination of Obligations. Notwithstanding anything to the contrary set forth herein, Employee’s obligations under Sections 2(b), 2(c) and 2(d) shall immediately terminate and be of no further force or effect if the Company fails to make the payments to Employee required under Employer’s Change in Control Severance Benefit Plan, and fails to cure within thirty (30) days following receipt of written notice from Employee of its failure to pay.

3. Cooperation in Third-Party Disputes. Employee shall reasonably cooperate with Employer or the Company, or any of their respective subsidiaries or affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Employer or the

Company, or any of their respective subsidiaries or affiliates by any third party related to the period of Employee’s employment with Employer. Employee’s duty of cooperation shall include, but shall not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) appearing at Attorneys’ request (and, to the extent reasonably possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the matters at issue; and (c) signing at Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. Employer shall promptly reimburse Employee for Employee’s actual and reasonable travel and other out-of-pocket expenses that Employee may incur in cooperating with Attorneys pursuant to this Section 3. In addition, to the extent that, after the termination of Employee’s employment for any reason, Employee provides cooperation pursuant to this Section 3, Employer shall, upon Employee request, compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such cooperation. The provisions of this Section 3 are in addition to any other written agreements on this subject that Employee may have with Employer or the Company, or any of their respective subsidiaries or affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

4. Effect on Change in Control Severance Benefit Plan. Employee hereby agrees that the execution of this Agreement and the application of the terms hereof shall not in any event constitute “Good Reason” as such term is defined in the Biosite Incorporated Change in Control Severance Benefit Plan effective October 22, 2004 (the “Biosite Severance Plan”) prior to the Effective Time. Employee hereby waives any claims to the contrary. However, any such waiver is null and void after the Effective Time.

5. Additional Consideration in Support of this Agreement. In consideration of Employee entering into this Agreement, Employee shall be entitled to the following benefits:

(a) At the Effective Time, Employer shall cause the Employee to receive, with respect to each Employee Option, in consideration for the cancellation thereof, an amount in cash, without interest, equal to the product of (x) the total number of shares of Common Stock subject to the Employee Option multiplied by (y) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the per share exercise price of such Employee Option, less applicable taxes required to be withheld with respect to any such payment (the “Option Consideration”). In the event that the exercise price of any Employee Option is equal to or greater than the Merger Consideration, such Employee Option shall be cancelled and have no further force or effect. The Option Consideration paid with respect to the Employee Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Employee Options and, on and after the Effective Time, Employee shall have no further rights with respect to any Employee

Option, other than the right to receive the Option Consideration as provided herein. Employee acknowledges that this Section 5(a) is in lieu of any benefits to which the Employee may be entitled under (i) Section 4(a)(1)(iii) of the Biosite Severance Plan and (ii) Section 5.9(a) of the Merger Agreement.

(b) Employer shall pay Employee an amount equal to two times the Employee’s current rate of base salary ($595,443) (the “Current Base Salary”), which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason, or by the Employee for Good Cause (as defined herein) (the “Transition Period”). For purposes of this Agreement only, “Good Cause” means a requirement by the Employer that the Employee either relocate his principal place of work prior to the Effective Time or during the Transition Period, or work on more than a full-time basis, or perform work that is other than work that is essential and related to assisting with the reasonable transition of control of Employer. Employee acknowledges that this Section 5(b) is in lieu of any benefits to which the Employee may be entitled under Section 4(a)(1)(i) of the Biosite Severance Plan.

(c) Employer shall pay the Employee an amount equal to two times the Employee’s Negotiated Bonus (as defined below) that is, a sum equal to the Employee’s Annual Base Salary, which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason or by the Employee for Good Cause (as defined in Section 5(b)). The Employee’s “Negotiated Bonus” is an amount equal to 50% of the Employee’s Current Base Salary.

(d) Employee acknowledges that this Section 5 is in lieu of any benefits to which Employee may be entitled under (i) Section 4(a)(1)(i) of the Biosite Severance Plan, (ii) Section 4 (a)(1)(iii) of the Biosite Severance Plan, and (iii) Section 5.9(a) of the Merger Agreement.

6. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Employee’s date of termination, (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 6. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (a) upon delivery, if delivered in person or by e-mail or facsimile transmission with receipt acknowledged, (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to his residence address (or such other address as Employee may specify in a written notice to Employer) in the case of Employee, or to its principal office in the case of Employer.

8. Benefits/Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Employee may not assign any of his obligations under this agreement to any other person or entity without the prior written consent of Employer and the Company.

9. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof; provided, however, that the parties hereto acknowledge that this Agreement supersedes certain provisions of the Biosite Severance Plan with respect to Employee and that, except as amended hereby, the Biosite Severance Plan remains in full force and effect in accordance with the terms thereof. However, for the avoidance of doubt, none of the limitations related to the entitlement to benefits or the amount of benefits set out in Section 4 or Section 5 of the Biosite Severance Plan shall apply to amounts due under this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (and/or any of its owners, directors, officers, employees, affiliates, subsidiaries or agents) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to JAMS for final and binding arbitration, to be held in Orange County, California, for determination in accordance with the then current JAMS rules for the resolution of employment disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator will also have the power to direct that the party that substantially prevails in such arbitration proceeding be paid his or its reasonable attorneys’ fees by the other party or parties, to the extent the arbitrator deems appropriate. The parties shall share the filing fees required for the arbitration. Employer shall pay the arbitrator’s fees and any JAMS administrative expenses. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, Employer and Employee shall have their respective rights to seek and obtain injunctive relief through any court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by law if such relief is not available, or not available in a timely manner, through arbitration. Claims where mandatory arbitration is prohibited by law are not covered by this arbitration agreement, and such claims may be presented by either Employee or Employer to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM SUBJECT TO ARBITRATION. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

12. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to the rules of conflict of laws.

13. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

14. Effectiveness of Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement shall be contingent and effective upon the occurrence of the Effective Time, and if the Effective Time does not occur, including as a result of the termination of the Merger Agreement in accordance with its terms, this Agreement shall have no effect, and shall be null and void.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC. A Delaware corporation

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	CEO

BIOSITE INCORPORATED A Delaware corporation

By:
Name:
Title:

KIM BLICKENSTAFF

SCHEDULE A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

NON-COMPETITION, NON-DISCLOSURE

AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Non-competition, Non-disclosure and Intellectual Property Assignment Agreement (the “Agreement”) entered into as of                         , 2007, is hereby made by and between INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (the “Company”) and, BIOSITE INCORPORATED, a Delaware corporation (the “Employer”), on the one hand, and Kenneth Buechler, an individual, who is a resident of and employed in the State of California (“Employee”), on the other hand.

A. The Company, Employer, and Inca Acquisition, Inc., a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger dated as of April [    ], 2007 (the “Merger Agreement”), which provides for the acquisition of Employer by the Company, upon which Employer would become a wholly owned subsidiary of the Company;

B. Employee, Company and Employer desire to enter into this Agreement in connection with the transactions contemplated by the Merger Agreement, contingent and effective upon the Effective Time (as defined in the Merger Agreement);

C. Employee is the owner of 256,993 shares of Common Stock of Employer and has options to purchase 362,896 shares of Common Stock of Employer (the “Employee Options”), and thereby stands to benefit by, and receive consideration from, the transactions contemplated by the Merger Agreement.

D. Contingent and effective upon the Effective Time, Employee will become employed by Employer.

E. Company and Employer desire to protect their interest in the business acquired, including the goodwill of that business, from unfair competition or misappropriation of the intellectual property of the business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Assignment of Intellectual Property Rights.

(a) Definition of “Inventions.” As used herein, the term “Inventions” shall mean all inventions, discoveries, improvements, original works of authorship, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, object codes, processes, and other technical, business, product, marketing or financial information, plans, or other subject matter pertaining to the Company, Employer or any of their respective parents, subsidiaries, affiliates, customers, consultants or licensees, whether or not patented, tested, reduced to practice, or subject to patent, trademark, copyright, trade secret, mask work or other forms of protection (including all rights to obtain, register, perfect, renew,

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extend, continue, divide and enforce these proprietary interests), which are made, created, authored, conceived, modified, enhanced or reduced to practice by Employee, either alone or jointly with others, during Employee’s employment with Employer or the Company or any of their respective parents, subsidiaries or affiliates, and for so long as Employee is otherwise employed by any of them, whether or not during normal working hours, which (A) relate to the actual or anticipated business, activities, research, or investigations of Employer or the Company or any of their respective subsidiaries or affiliates or (B) result from or are suggested by work performed by Employee for Employer or the Company or any of their respective parents, subsidiaries or affiliates (whether or not made or conceived during normal working hours or on the premises of Employer), or (C) which result, to any extent, from use of the time, material, proprietary information, premises or property of Employer or the Company or any of their respective parents, subsidiaries or affiliates.

(b) Work for Hire. Subject to Section 1(d), Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that Employer is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Employer as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

(c) Assignment. Subject to Section 1(d), Employee acknowledges and agrees that all Inventions shall be the sole property of Employer or any other entity designated by Employer. Employee hereby conveys and irrevocably assigns to Employer, without further consideration, all his right, title and interest in and to, and all claims for past infringement of, all Inventions, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask works, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. This assignment is intended to and does extend to Inventions which have not yet been created.

(d) Exceptions. Notwithstanding the foregoing, and provided that Employee does not wrongfully misappropriate any Confidential Information or Trade Secrets, Employee understands that the provisions of this Agreement requiring disclosure and assignment of Inventions to Employer do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 set forth in Schedule A or any similar law applicable to Employer or Employee. Employee agrees to identify all Inventions made by Employee that Employee believes meet the criteria of California Labor Code Section 2870 to Employer in confidence to permit a determination as to whether or not the Inventions are the property of Employer, and Employee agrees to disclose all information Employer reasonably requests about Inventions, including those Employee contends qualify under this exception to his duty to assign Inventions. “Trade Secrets” shall mean the whole or any portion or phase of any plan, technique, method, design, process, procedure, or improvement of Employer, the Company or any of their

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respective affiliates or subsidiaries that is valuable and not generally known to Competitors, whether or not in written or tangible form. Trade Secrets shall not include any materials or information that is or becomes publicly known through no fault of Employee or is disclosed by the Company to third parties without an obligation of confidentiality.

(e) Proprietary Notices; No Filings; Waiver of Moral Rights. Employee acknowledges that subject to Section 1(d), all Inventions shall, at the sole option of Employer, bear Employer’s patent, copyright, trademark, trade secret, and mask work notices. Subject to Section 1(d), Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with the prior written consent of an authorized representative of the Company. Subject to Section 1(d), Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

(f) Further Assurances. Employee agrees to assist Employer, or any party designated by Employer, promptly on Employer’s reasonable request and at Employer’s expense, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Employer’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by Employer, including, by way of illustration and not limitation:

(i) Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to Employer of all right, title, and interest in the Inventions or otherwise establishing Employer’s exclusive ownership rights therein.

(ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of Employer’s rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

Employee shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by Employer. In addition, to the extent that, after the termination of employment for whatever reason, Employee’s technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, Employer shall compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such assistance.

(g) Power of Attorney. Subject to Section 1(d), Employee hereby irrevocably appoints Employer to be his attorney-in-fact to execute any document and to take any action in his name and on his behalf solely for the purpose of giving to Employer the full benefit of the assignment provisions set forth above to the extent that after reasonable effort by Employer, Employee does not comply with his obligations set forth in this Section 1.

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(h) Disclosure of Inventions. Subject to Section 1(d), Employee shall make full and prompt disclosure to Employer of all Inventions subject to assignment to Employer and all information relating thereto in Employee’s possession or under his control as to possible applications and use thereof.

2. Non-Disclosure of Confidential Information, Exclusive Services/Non-Competition and Non-Solicitation.

(a) Confidentiality. Employee acknowledges that in his employment with Employer or the Company he will occupy a position of trust and confidence. Employee shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean confidential or proprietary information about Employer, or the Company, or their respective subsidiaries or affiliates, or their respective clients and customers, that is not disclosed by Employer for financial reporting purposes and that was learned by Employee in the course of his employment by Employer or the Company, or their respective parents, subsidiaries or affiliates (or during any period in which Employee performed services for or on behalf of Employer), including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Employer, its subsidiaries or affiliates, and that such information gives Employer a competitive advantage. Employee agrees to (i) deliver or return to Employer, at Employer’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Employer, its subsidiaries or affiliates, or prepared by Employee for so long as Employee is employed by Employer, its subsidiaries or affiliates, and (B) subject to Section 1(d), all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of his employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (ii) subject to Section 1(d), make full disclosure relating to any Inventions. If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with Employer, he agrees to discuss such issues with Employer. Where such a request does not put Confidential Information at risk, such request shall not be unreasonably denied.

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(b) Exclusive Services/Non-Competition. Employee acknowledges that the Employer and the Company do business throughout the world, that he is disposing of his entire interest in Employer, and that he will have access to Confidential Information of Employer and the Company. In order to protect Employer’s and the Company’s interest in its Confidential Information and goodwill, for the greater of: (1) the period that Employee is employed by Employer, the Company, or their respective parents, subsidiaries or affiliates; or (2) two (2) years following the Effective Time (the “Restricted Period”), Employee shall not, anywhere in the world, directly or indirectly, without the prior written consent of Employer:

(i) perform some or all of the duties assigned to Employee during his employment with Employer or any of its parents, subsidiaries or affiliates, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor (as defined herein) of Employer or the Company, or any of their respective parents, subsidiaries or affiliates. For purposes of this Agreement, a “Competitor” is any person or entity engaged in the design, development, manufacture and world wide sale of automated and manual in vitro diagnostic products for drug testing, cardiovascular diseases, cerebrovascular diseases and thromboebolic diseases (the “Biosite Business”); or

(ii) perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective subsidiaries or affiliates, with respect to the Biosite Business.

Employee and Employer acknowledge and agree that the business of Employer is global in nature, and that the terms set forth herein shall apply on a worldwide basis.

Employee acknowledges that during the period of his employment with Employer, the Company and their respective parents, subsidiaries and affiliates, he will owe a duty of loyalty to his employer, and, consequently, understands and agrees that he will not perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective parents, subsidiaries or affiliates, with respect to any business then engaged in by the Employer, the Company or any of their respective parents, subsidiaries or affiliates.

Notwithstanding the foregoing, the “beneficial ownership” by Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Agreement.

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In addition, notwithstanding the foregoing, continued service by Employee during the Restricted Period as a member of the board of directors and/or as a scientific, clinical, technical or strategic advisor to any business, firm, corporation or other entity for which Employee is providing such services as of the date of this Agreement shall not constitute a violation of this Section 2(b).

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Employee shall not, directly or indirectly, use any Confidential Information to influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor. During the Restricted Period, Employee shall not directly or indirectly, use influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor with respect to the Biosite Business.

(d) Non-Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and the Company, and their respective parents, subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Employer, the Company, and any of their respective parents, subsidiaries and affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and the Company, and their respective subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with Employer, its subsidiaries and affiliates. Employee agrees that, during the Restricted Period, he will not, directly or indirectly, use Confidential Information of Employer or the Company, or any of their respective subsidiaries or affiliates to solicit, directly or indirectly, any person who is then an employee of Employer, the Company or any of their respective parents, subsidiaries or affiliates to terminate or limit their employment relationship with Employer, the Company or any of their respective parents, subsidiaries or affiliates, or to accept employment with any other person or entity. The foregoing shall not be violated by general advertising not targeted at Employer employees or by Employee’s responding in any lawful manner to any person that initiates contact with Employee during the Restricted Period.

(e) Injunctive Relief. It is expressly agreed that Employer and/or the Company will or would suffer irreparable injury if Employee were to breach any of the provisions of this Section 2 and that Employer and/or the Company would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to Employer or the Company, or any of their respective subsidiaries or affiliates under this Agreement or otherwise.

6.

(f) Survival of Provisions. The obligations contained in this Section 2 shall survive the termination or expiration of Employee’s employment with Employer, the Company or any of their respective parents, subsidiaries or affiliates, and shall be fully enforceable thereafter in the case of the obligations contained in Section 2(a) and through the end of the Restricted Period in all other cases. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g) No Additional Obligations of Employee Excused. All of the provisions of this Section 2 are in addition to any other written agreements on the subjects covered herein that Employee may have with Employer and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

(h) Tolling for Periods of Breach. The Restricted Period shall be extended for a period equal to any period during which Employee is in material breach of this Section 2 with respect to the portion of this Section 2 as to which Employee is in breach, provided that within a reasonable period of time after becoming aware of the breach, the Company and/or Employer notifies Employee that it believes Employee is in breach of this Section 2.

(i) Third-Party Beneficiaries. Employer’s parents, subsidiaries and affiliates, and the Company, and its parents, subsidiaries and affiliates shall be third-party beneficiaries of this Section 2 of this Agreement, and shall be entitled to enforce its provisions against Employee.

(j) Termination of Obligations. Notwithstanding anything to the contrary set forth herein, Employee’s obligations under Sections 2(b), 2(c) and 2(d) shall immediately terminate and be of no further force or effect if the Company fails to make the payments to Employee required under Employer’s Change in Control Severance Benefit Plan, and fails to cure within thirty (30) days following receipt of written notice from Employee of its failure to pay.

3. Cooperation in Third-Party Disputes. Employee shall reasonably cooperate with Employer or the Company, or any of their respective subsidiaries or affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Employer or the Company, or any of their respective subsidiaries or affiliates by any third party related to the period of Employee’s employment with Employer. Employee’s duty of cooperation shall include, but shall not be limited to, (a) meeting with Attorneys by telephone or in

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person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) appearing at Attorneys’ request (and, to the extent reasonably possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the matters at issue; and (c) signing at Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. Employer shall promptly reimburse Employee for Employee’s actual and reasonable travel and other out-of-pocket expenses that Employee may incur in cooperating with Attorneys pursuant to this Section 3. In addition, to the extent that, after the termination of Employee’s employment for any reason, Employee provides cooperation pursuant to this Section 3, Employer shall, upon Employee request, compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such cooperation. The provisions of this Section 3 are in addition to any other written agreements on this subject that Employee may have with Employer or the Company, or any of their respective subsidiaries or affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

4. Effect on Change in Control Severance Benefit Plan. Employee hereby agrees that the execution of this Agreement and the application of the terms hereof shall not in any event constitute “Good Reason” as such term is defined in the Biosite Incorporated Change in Control Severance Benefit Plan effective October 22, 2004 (the “Biosite Severance Plan”) prior to the Effective Time. Employee hereby waives any claims to the contrary. However, any such waiver is null and void after the Effective Time.

5. Additional Consideration in Support of this Agreement. In consideration of Employee entering into this Agreement, Employee shall be entitled to the following benefits:

(a) At the Effective Time, Employer shall cause the Employee to receive, with respect to each Employee Option, in consideration for the cancellation thereof, an amount in cash, without interest, equal to the product of (x) the total number of shares of Common Stock subject to the Employee Option multiplied by (y) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the per share exercise price of such Employee Option, less applicable taxes required to be withheld with respect to any such payment (the “Option Consideration”). In the event that the exercise price of any Employee Option is equal to or greater than the Merger Consideration, such Employee Option shall be cancelled and have no further force or effect. The Option Consideration paid with respect to the Employee Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Employee Options and, on and after the Effective Time, Employee shall have no further rights with respect to any Employee Option, other than the right to receive the Option Consideration as provided herein. Employee acknowledges that this Section 5(a) is in lieu of any benefits to which the Employee may be entitled under (i) Section 4(a)(1)(iii) of the Biosite Severance Plan and (ii) Section 5.9(a) of the Merger Agreement.

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(b) Employer shall pay Employee an amount equal to two times the Employee’s current rate of base salary ($459,251) (the “Current Base Salary”), which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason, or by the Employee for Good Cause (as defined herein) (the “Transition Period”). For purposes of this Agreement only, “Good Cause” means a requirement by the Employer that the Employee either relocate his principal place of work prior to the Effective Time or during the Transition Period, or work on more than a full-time basis, or perform work that is other than work that is essential and related to assisting with the reasonable transition of control of Employer. Employee acknowledges that this Section 5(b) is in lieu of any benefits to which the Employee may be entitled under Section 4(a)(1)(i) of the Biosite Severance Plan.

(c) Employer shall pay the Employee an amount equal to two times the Employee’s Negotiated Bonus (as defined below) that is, a sum equal to the Employee’s Annual Base Salary, which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason or by the Employee for Good Cause (as defined in Section 5(b)). The Employee’s “Negotiated Bonus” is an amount equal to 50% of the Employee’s Current Base Salary.

(d) Employee acknowledges that this Section 5 is in lieu of any benefits to which Employee may be entitled under (i) Section 4(a)(1)(i) of the Biosite Severance Plan, (ii) Section 4 (a)(1)(iii) of the Biosite Severance Plan, and (iii) Section 5.9(a) of the Merger Agreement.

6. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Employee’s date of termination, (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 6. The parties intend that this Agreement will be administered

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in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (a) upon delivery, if delivered in person or by e-mail or facsimile transmission with receipt acknowledged, (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to his residence address (or such other address as Employee may specify in a written notice to Employer) in the case of Employee, or to its principal office in the case of Employer.

8. Benefits/Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Employee may not assign any of his obligations under this agreement to any other person or entity without the prior written consent of Employer and the Company.

9. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof; provided, however, that the parties hereto acknowledge that this Agreement supersedes certain provisions of the Biosite Severance Plan with respect to Employee and that, except as amended hereby, the Biosite Severance Plan remains in full force and effect in accordance with the terms thereof. However, for the avoidance of doubt, none of the limitations related to the entitlement to benefits or the amount of benefits set out in Section 4 or Section 5 of the Biosite Severance Plan shall apply to amounts due under this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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11. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (and/or any of its owners, directors, officers, employees, affiliates, subsidiaries or agents) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to JAMS for final and binding arbitration, to be held in Orange County, California, for determination in accordance with the then current JAMS rules for the resolution of employment disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator will also have the power to direct that the party that substantially prevails in such arbitration proceeding be paid his or its reasonable attorneys’ fees by the other party or parties, to the extent the arbitrator deems appropriate. The parties shall share the filing fees required for the arbitration. Employer shall pay the arbitrator’s fees and any JAMS administrative expenses. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, Employer and Employee shall have their respective rights to seek and obtain injunctive relief through any court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by law if such relief is not available, or not available in a timely manner, through arbitration. Claims where mandatory arbitration is prohibited by law are not covered by this arbitration agreement, and such claims may be presented by either Employee or Employer to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM SUBJECT TO ARBITRATION. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

12. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to the rules of conflict of laws.

13. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

14. Effectiveness of Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement shall be contingent and effective upon the occurrence of the Effective Time, and if the Effective Time does not occur, including as a result of the termination of the Merger Agreement in accordance with its terms, this Agreement shall have no effect, and shall be null and void.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC. A Delaware corporation

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	CEO

BIOSITE INCORPORATED A Delaware corporation

By:
Name:
Title:

KENNETH BUECHLER

Signature Page to Non-Competition, Non-Disclosure

and Intellectual Property Assignment Agreement

SCHEDULE A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

NON-COMPETITION, NON-DISCLOSURE

AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Non-competition, Non-disclosure and Intellectual Property Assignment Agreement (the “Agreement”) entered into as of ______, 2007, is hereby made by and between INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (the “Company”) and, BIOSITE INCORPORATED, a Delaware corporation (the “Employer”), on the one hand, and Gunars Valkirs, an individual, who is a resident of and employed in the State of California (“Employee”), on the other hand.

A. The Company, Employer, and Inca Acquisition, Inc., a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger dated as of April [__], 2007 (the “Merger Agreement”), which provides for the acquisition of Employer by the Company, upon which Employer would become a wholly owned subsidiary of the Company;

B. Employee, Company and Employer desire to enter into this Agreement in connection with the transactions contemplated by the Merger Agreement, contingent and effective upon the Effective Time (as defined in the Merger Agreement);

C. Employee is the owner of 252,010 shares of Common Stock of Employer and has options to purchase 285,306 shares of Common Stock of Employer (the “Employee Options”), and thereby stands to benefit by, and receive consideration from, the transactions contemplated by the Merger Agreement.

D. Contingent and effective upon the Effective Time, Employee will become employed by Employer.

E. Company and Employer desire to protect their interest in the business acquired, including the goodwill of that business, from unfair competition or misappropriation of the intellectual property of the business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Assignment of Intellectual Property Rights.

(a) Definition of “Inventions.” As used herein, the term “Inventions” shall mean all inventions, discoveries, improvements, original works of authorship, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, object codes, processes, and other technical, business, product, marketing or financial information, plans, or other subject matter pertaining to the Company, Employer or any of their respective parents, subsidiaries, affiliates, customers, consultants or licensees, whether or not patented, tested, reduced to practice, or subject to patent, trademark, copyright, trade secret, mask work or other forms of protection (including all rights to obtain, register, perfect, renew, extend, continue, divide and enforce these proprietary interests), which are made, created, authored, conceived, modified, enhanced or reduced to practice by Employee, either alone or jointly with others, during Employee’s employment with Employer or the Company or any of their respective parents, subsidiaries or affiliates, and for so long as Employee is otherwise employed by any of them, whether or not during normal working hours, which (A) relate to the actual or anticipated business, activities, research, or investigations of Employer or the Company or any of their respective subsidiaries or affiliates or (B) result from or are suggested by work performed by Employee for Employer or the Company or any of their respective parents, subsidiaries or affiliates (whether or not made or conceived during normal working hours or on the premises of Employer), or (C) which result, to any extent, from use of the time, material, proprietary information, premises or property of Employer or the Company or any of their respective parents, subsidiaries or affiliates.

(b) Work for Hire. Subject to Section 1(d), Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that Employer is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Employer as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

(c) Assignment. Subject to Section 1(d), Employee acknowledges and agrees that all Inventions shall be the sole property of Employer or any other entity designated by Employer. Employee hereby conveys and irrevocably assigns to Employer, without further consideration, all his right, title and interest in and to, and all claims for past infringement of, all Inventions, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask works, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. This assignment is intended to and does extend to Inventions which have not yet been created.

(d) Exceptions. Notwithstanding the foregoing, and provided that Employee does not wrongfully misappropriate any Confidential Information or Trade Secrets, Employee understands that the provisions of this Agreement requiring disclosure and assignment of Inventions to Employer do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 set forth in Schedule A or any similar law applicable to Employer or Employee. Employee agrees to identify all Inventions made by Employee that Employee believes meet the criteria of California Labor Code Section 2870 to Employer in confidence to permit a determination as to whether or not the Inventions are the property of Employer, and Employee agrees to disclose all information Employer reasonably requests about Inventions, including those Employee contends qualify under this exception to his duty to assign Inventions. “Trade Secrets” shall mean the whole or any portion or phase of any plan, technique, method, design, process, procedure, or improvement of Employer, the Company or any of their

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respective affiliates or subsidiaries that is valuable and not generally known to Competitors, whether or not in written or tangible form. Trade Secrets shall not include any materials or information that is or becomes publicly known through no fault of Employee or is disclosed by the Company to third parties without an obligation of confidentiality.

(e) Proprietary Notices; No Filings; Waiver of Moral Rights. Employee acknowledges that subject to Section 1(d), all Inventions shall, at the sole option of Employer, bear Employer’s patent, copyright, trademark, trade secret, and mask work notices. Subject to Section 1(d), Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with the prior written consent of an authorized representative of the Company. Subject to Section 1(d), Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

(f) Further Assurances. Employee agrees to assist Employer, or any party designated by Employer, promptly on Employer’s reasonable request and at Employer’s expense, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Employer’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by Employer, including, by way of illustration and not limitation:

(i) Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to Employer of all right, title, and interest in the Inventions or otherwise establishing Employer’s exclusive ownership rights therein.

(ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of Employer’s rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

Employee shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by Employer. In addition, to the extent that, after the termination of employment for whatever reason, Employee’s technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, Employer shall compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such assistance.

(g) Power of Attorney. Subject to Section 1(d), Employee hereby irrevocably appoints Employer to be his attorney-in-fact to execute any document and to take any action in his name and on his behalf solely for the purpose of giving to

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Employer the full benefit of the assignment provisions set forth above to the extent that after reasonable effort by Employer, Employee does not comply with his obligations set forth in this Section 1.

(h) Disclosure of Inventions. Subject to Section 1(d), Employee shall make full and prompt disclosure to Employer of all Inventions subject to assignment to Employer and all information relating thereto in Employee’s possession or under his control as to possible applications and use thereof.

2. Non-Disclosure of Confidential Information, Exclusive Services/Non-Competition and Non-Solicitation.

(a) Confidentiality. Employee acknowledges that in his employment with Employer or the Company he will occupy a position of trust and confidence. Employee shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean confidential or proprietary information about Employer, or the Company, or their respective subsidiaries or affiliates, or their respective clients and customers, that is not disclosed by Employer for financial reporting purposes and that was learned by Employee in the course of his employment by Employer or the Company, or their respective parents, subsidiaries or affiliates (or during any period in which Employee performed services for or on behalf of Employer), including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Employer, its subsidiaries or affiliates, and that such information gives Employer a competitive advantage. Employee agrees to (i) deliver or return to Employer, at Employer’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Employer, its subsidiaries or affiliates, or prepared by Employee for so long as Employee is employed by Employer, its subsidiaries or affiliates, and (B) subject to Section 1(d), all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of his employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (ii) subject to Section 1(d), make full disclosure relating to any Inventions. If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with Employer, he agrees to discuss such issues with Employer. Where such a request does not put Confidential Information at risk, such request shall not be unreasonably denied.

(b) Exclusive Services/Non-Competition. Employee acknowledges that the Employer and the Company do business throughout the world, that he is

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disposing of his entire interest in Employer, and that he will have access to Confidential Information of Employer and the Company. In order to protect Employer’s and the Company’s interest in its Confidential Information and goodwill, for the greater of: (1) the period that Employee is employed by Employer, the Company, or their respective parents, subsidiaries or affiliates; or (2) two (2) years following the Effective Time (the “Restricted Period”), Employee shall not, anywhere in the world, directly or indirectly, without the prior written consent of Employer:

(i) perform some or all of the duties assigned to Employee during his employment with Employer or any of its parents, subsidiaries or affiliates, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor (as defined herein) of Employer or the Company, or any of their respective parents, subsidiaries or affiliates. For purposes of this Agreement, a “Competitor” is any person or entity engaged in the design, development, manufacture and world wide sale of automated and manual in vitro diagnostic products for drug testing, cardiovascular diseases, cerebrovascular diseases and thromboebolic diseases (the “Biosite Business”); or

(ii) perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective subsidiaries or affiliates, with respect to the Biosite Business.

Employee and Employer acknowledge and agree that the business of Employer is global in nature, and that the terms set forth herein shall apply on a worldwide basis.

Employee acknowledges that during the period of his employment with Employer, the Company and their respective parents, subsidiaries and affiliates, he will owe a duty of loyalty to his employer, and, consequently, understands and agrees that he will not perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective parents, subsidiaries or affiliates, with respect to any business then engaged in by the Employer, the Company or any of their respective parents, subsidiaries or affiliates.

Notwithstanding the foregoing, the “beneficial ownership” by Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as

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amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Agreement.

In addition, notwithstanding the foregoing, continued service by Employee during the Restricted Period as a member of the board of directors and/or as a scientific, clinical, technical or strategic advisor to any business, firm, corporation or other entity for which Employee is providing such services as of the date of this Agreement shall not constitute a violation of this Section 2(b).

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Employee shall not, directly or indirectly, use any Confidential Information to influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor. During the Restricted Period, Employee shall not directly or indirectly, use influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor with respect to the Biosite Business.

(d) Non-Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and the Company, and their respective parents, subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Employer, the Company, and any of their respective parents, subsidiaries and affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and the Company, and their respective subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with Employer, its subsidiaries and affiliates. Employee agrees that, during the Restricted Period, he will not, directly or indirectly, use Confidential Information of Employer or the Company, or any of their respective subsidiaries or affiliates to solicit, directly or indirectly, any person who is then an employee of Employer, the Company or any of their respective parents, subsidiaries or affiliates to terminate or limit their employment relationship with Employer, the Company or any of their respective parents, subsidiaries or affiliates, or to accept employment with any other person or entity. The foregoing shall not be violated by general advertising not targeted at Employer employees or by Employee’s responding in any lawful manner to any person that initiates contact with Employee during the Restricted Period.

(e) Injunctive Relief. It is expressly agreed that Employer and/or the Company will or would suffer irreparable injury if Employee were to breach any of the provisions of this Section 2 and that Employer and/or the Company would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate

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special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to Employer or the Company, or any of their respective subsidiaries or affiliates under this Agreement or otherwise.

(f) Survival of Provisions. The obligations contained in this Section 2 shall survive the termination or expiration of Employee’s employment with Employer, the Company or any of their respective parents, subsidiaries or affiliates, and shall be fully enforceable thereafter in the case of the obligations contained in Section 2(a) and through the end of the Restricted Period in all other cases. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g) No Additional Obligations of Employee Excused. All of the provisions of this Section 2 are in addition to any other written agreements on the subjects covered herein that Employee may have with Employer and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

(h) Tolling for Periods of Breach. The Restricted Period shall be extended for a period equal to any period during which Employee is in material breach of this Section 2 with respect to the portion of this Section 2 as to which Employee is in breach, provided that within a reasonable period of time after becoming aware of the breach, the Company and/or Employer notifies Employee that it believes Employee is in breach of this Section 2.

(i) Third-Party Beneficiaries. Employer’s parents, subsidiaries and affiliates, and the Company, and its parents, subsidiaries and affiliates shall be third-party beneficiaries of this Section 2 of this Agreement, and shall be entitled to enforce its provisions against Employee.

(j) Termination of Obligations. Notwithstanding anything to the contrary set forth herein, Employee’s obligations under Sections 2(b), 2(c) and 2(d) shall immediately terminate and be of no further force or effect if the Company fails to make the payments to Employee required under Employer’s Change in Control Severance Benefit Plan, and fails to cure within thirty (30) days following receipt of written notice from Employee of its failure to pay.

3. Cooperation in Third-Party Disputes. Employee shall reasonably cooperate with Employer or the Company, or any of their respective subsidiaries or affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Employer or the Company, or any of their respective subsidiaries or affiliates by any third party related to the period of Employee’s employment with Employer. Employee’s duty of cooperation shall include, but shall not be limited to, (a) meeting with Attorneys by telephone or in

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person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) appearing at Attorneys’ request (and, to the extent reasonably possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the matters at issue; and (c) signing at Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. Employer shall promptly reimburse Employee for Employee’s actual and reasonable travel and other out-of-pocket expenses that Employee may incur in cooperating with Attorneys pursuant to this Section 3. In addition, to the extent that, after the termination of Employee’s employment for any reason, Employee provides cooperation pursuant to this Section 3, Employer shall, upon Employee request, compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such cooperation. The provisions of this Section 3 are in addition to any other written agreements on this subject that Employee may have with Employer or the Company, or any of their respective subsidiaries or affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

4. Effect on Change in Control Severance Benefit Plan. Employee hereby agrees that the execution of this Agreement and the application of the terms hereof shall not in any event constitute “Good Reason” as such term is defined in the Biosite Incorporated Change in Control Severance Benefit Plan effective October 22, 2004 (the “Biosite Severance Plan”) prior to the Effective Time. Employee hereby waives any claims to the contrary. However, any such waiver is null and void after the Effective Time.

5. Additional Consideration in Support of this Agreement. In consideration of Employee entering into this Agreement, Employee shall be entitled to the following benefits:

(a) At the Effective Time, Employer shall cause the Employee to receive, with respect to each Employee Option, in consideration for the cancellation thereof, an amount in cash, without interest, equal to the product of (x) the total number of shares of Common Stock subject to the Employee Option multiplied by (y) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the per share exercise price of such Employee Option, less applicable taxes required to be withheld with respect to any such payment (the “Option Consideration”). In the event that the exercise price of any Employee Option is equal to or greater than the Merger Consideration, such Employee Option shall be cancelled and have no further force or effect. The Option Consideration paid with respect to the Employee Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Employee Options and, on and after the Effective Time, Employee shall have no further rights with respect to any Employee Option, other than the right to receive the Option Consideration as provided herein. Employee acknowledges that this Section 5(a) is in lieu of any benefits to which the

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Employee may be entitled under (i) Section 4(a)(1)(iii) of the Biosite Severance Plan and (ii) Section 5.9(a) of the Merger Agreement.

(b) Employer shall pay Employee an amount equal to two times the Employee’s current rate of base salary ($240,006) (the “Current Base Salary”), which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason, or by the Employee for Good Cause (as defined herein) (the “Transition Period”). For purposes of this Agreement only, “Good Cause” means a requirement by the Employer that the Employee either relocate his principal place of work prior to the Effective Time or during the Transition Period, or work on more than a full-time basis, or perform work that is other than work that is essential and related to assisting with the reasonable transition of control of Employer. Employee acknowledges that this Section 5(b) is in lieu of any benefits to which the Employee may be entitled under Section 4(a)(1)(i) of the Biosite Severance Plan.

(c) Employer shall pay the Employee an amount equal to two times the Employee’s Negotiated Bonus (as defined below) that is, a sum equal to the Employee’s Annual Base Salary, which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer for any reason or no reason or by the Employee for Good Cause (as defined in Section 5(b)). The Employee’s “Negotiated Bonus” is an amount equal to 50% of the Employee’s Current Base Salary.

(d) Employee acknowledges that this Section 5 is in lieu of any benefits to which Employee may be entitled under (i) Section 4(a)(1)(i) of the Biosite Severance Plan, (ii) Section 4 (a)(1)(iii) of the Biosite Severance Plan, and (iii) Section 5.9(a) of the Merger Agreement.

(e) The parties hereto acknowledge that after September 30, 2007, the Employee intends to relocate out of the area and will perform his responsibilities under this Agreement remotely and that such relocation and remote work will not impact any benefits to which Employee is entitled under this Agreement or the Biosite Severance Plan.

(f) Employer agrees that the period set forth in Section 4(a)(1)(ii) of the Biosite Severance Plan shall be extended from eighteen (18) to twenty-four (24) months.

6. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if

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any payment or benefit that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Employee’s date of termination, (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 6. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (a) upon delivery, if delivered in person or by e-mail or facsimile transmission with receipt acknowledged, (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to his residence address (or such other address as Employee may specify in a written notice to Employer) in the case of Employee, or to its principal office in the case of Employer.

8. Benefits/Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Employee may not assign any of his obligations under this agreement to any other person or entity without the prior written consent of Employer and the Company.

9. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof; provided, however, that the parties hereto acknowledge that this Agreement supersedes certain provisions of the Biosite Severance Plan with respect to Employee and that, except as amended hereby, the Biosite Severance Plan remains in full force and effect in accordance with the terms thereof. However, for the avoidance of doubt, none of the limitations related to the entitlement to benefits or the amount of benefits set out in Section 4 or Section 5 of the Biosite Severance Plan shall apply to amounts due under this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (and/or any of its owners, directors, officers, employees, affiliates, subsidiaries or agents) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to JAMS for final and binding arbitration, to be held in Orange County, California, for determination in accordance with the then current JAMS rules for the resolution of employment disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator will also have the power to direct that the party that substantially prevails in such arbitration proceeding be paid his or its reasonable attorneys’ fees by the other party or parties, to the extent the arbitrator deems appropriate. The parties shall share the filing fees required for the arbitration. Employer shall pay the arbitrator’s fees and any JAMS administrative expenses. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, Employer and Employee shall have their respective rights to seek and obtain injunctive relief through any court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by law if such relief is not available, or not available in a timely manner, through arbitration. Claims where mandatory arbitration is prohibited by law are not covered by this arbitration agreement, and such claims may be presented by either Employee or Employer to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM SUBJECT TO ARBITRATION. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

12. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to the rules of conflict of laws.

13. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

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14. Effectiveness of Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement shall be contingent and effective upon the occurrence of the Effective Time, and if the Effective Time does not occur, including as a result of the termination of the Merger Agreement in accordance with its terms, this Agreement shall have no effect, and shall be null and void.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVERNESS MEDICAL

INNOVATIONS, INC.

A Delaware corporation

By: /s/ Ron Zwanziger

Name: Ron Zwanziger

Title: CEO

BIOSITE INCORPORATED

A Delaware corporation

By:

Name:

Title:

GUNARS VALKIRS

Signature Page to Non-Competition, Non-Disclosure

and Intellectual Property Assignment Agreement

SCHEDULE A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit C to (a)(1)(AA)

2 Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
U.S.A.

April 24, 2007

CONFIDENTIAL

Mr. Ron Zwanziger

Chief Executive Officer

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Mr. David Teitel

Chief Financial Officer

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Re:	Commitment Letter for $1.3 billion Senior Secured Credit Facility

Dear Gentlemen:

You have advised General Electric Capital Corporation (“GE Capital” or “Agent”) and UBS Loan Finance LLC (“UBS”, and together with GE Capital, “we”, “us” or “our”) that Inverness Medical Innovations, Inc. (“Innovations” or “you”) is seeking, on behalf of certain of its subsidiaries to be determined (such subsidiaries are collectively referred to herein as the “Borrowers” and individually as a “Borrower”), not in excess of $1.3 billion of financing (the “Financing”) (i) partially to finance the proposed all cash acquisition (the “Acquisition”) by a subsidiary of Innovations (“Acquisition Co.”) of all of the issued and outstanding stock (the “Shares”) of BioSite Incorporated (the “Target”), (ii) to refinance existing indebtedness of Innovations and its subsidiaries and (iii) for general working capital purposes, capital expenditures, permitted acquisitions and other general corporate purposes as provided for in the definitive Financing documentation. It is further our understanding that the Acquisition shall be consummated by Acquisition Co. entering into a merger agreement (the “Acquisition Agreement”) with the Target pursuant to which Acquisition Co. would merge with and into the Target. References herein to the “Transaction” shall include the Acquisition, the financings described herein and all other transactions related to the Acquisition and such financings.

You have advised us that, upon consummation of the Acquisition, the Target will become a wholly owned direct or indirect subsidiary of Innovations, and substantially all the existing indebtedness of the Target and its subsidiaries will be repaid. In addition, we anticipate that upon the closing of the Transaction that, in addition to the Financing, the capital structure of Innovations and its subsidiaries shall consist of: (i) approximately $14 million of equipment financing notes issued by Innovations, the Target and their respective subsidiaries and (ii) senior subordinated debt (the “Senior Subordinated Debt”) issued or incurred by Innovations, the proceeds of which shall be used to partially finance the Acquisition.

You have asked that the Financing include: a $150 million revolving facility (the “Revolver”) and a $1.150 billion Term Loan B facility (the “Term Loan B”). Based on our understanding of the Transaction as described above and the information which you have provided to us to date, (a) GE Capital is pleased to offer, directly or through an affiliate, its commitment to provide a portion of the Financing in the amount of $100 million of the Revolver and $1.005 billion of the Term Loan B as described herein and (b) UBS is pleased to offer, directly or through an affiliate, its commitment to provide a portion of the Financing in the amount of $50 million of the Revolver and $145 million of the Term Loan B as described herein, in each case, subject to the terms and conditions outlined in the attached Summary of Terms (the “Term Sheet”, and together with this cover letter, this “Commitment Letter”).

Syndication.

Each of GE Capital and UBS intends and reserves the right, prior to or after the execution of definitive documentation for the Financing (the “Financing Documentation”), to syndicate all or a portion of its commitments under this Commitment Letter or its loans and commitments under the Financing Documentation, as the case may be, to one or more financial institutions that will become parties to such Financing Documentation pursuant to a syndication to be managed by GE Capital Markets, Inc. (“GECM”) (GE Capital, UBS and such financial institutions so becoming parties to such Financing Documentation being collectively referred to as the “Lenders”). The syndication of all or a portion of each of GE Capital’s and UBS’ commitments and/or loans under the Financing is hereinafter referred to as the “Primary Syndication”.

GECM will commence the Primary Syndication at a time mutually agreed upon by GECM and Innovations. It is understood and agreed that GECM will, in consultation with Innovations, manage and control all aspects of the Primary Syndication, including selection of the potential other Lenders, determination of when GECM will approach potential other Lenders and the time of acceptance of the other Lenders’ commitments, any naming rights, titles or roles to be awarded to the other Lenders, and the final allocations of the commitments among the other Lenders. It is further understood and agreed that (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles, names or roles conferred to any other Lender or any other person or entity, by Innovations or the Borrowers in respect of the Financing, (ii) the amount and distribution of fees among the other Lenders will be at GECM’s discretion and (iii) no other Lender will be offered by, or receive from, Innovations or the Borrowers compensation of any kind for its participation in the Financing, except as expressly provided for in this Commitment Letter or the Fee Letter or with the prior written consent of GECM. GECM shall have also been afforded twenty (20) days following your written authorization for the release of the confidential information memorandum prepared as part of the

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Evaluation Materials (as defined below) and the obtaining of ratings for the Financing from Moody’s Investor Services, Inc. and Standard & Poor’s and immediately prior to the date of closing of the Financing to complete the Primary Syndication.

In connection with the Primary Syndication, GECM agrees, or shall cause its affiliates, to manage the syndication process such that during the Primary Syndication (i) with respect to every dollar syndicated in respect of the Term Loan B, each such dollar shall reduce each of GE Capital’s and UBS’ Term Loan B commitments and/or loans on a pro rata basis (determined based on the amount of each such commitment and/or loan of GE Capital and UBS) until such time as GE Capital’s Term Loan B commitment and/or loan is reduced to $50 million, and for each dollar syndicated thereafter, to reduce UBS’ Term Loan B commitment and/or loan until such time as UBS’ Term Loan B commitment and/or loan is reduced to $0, and (ii) with respect to every dollar syndicated of the Revolver commitments, each such dollar shall reduce each of GE Capital’s and UBS’s Revolver commitments on a pro rata basis (determined based on the amount of each such Revolver commitment of GE Capital and UBS).

Innovations agrees to provide reasonable assistance and cooperation (and to use commercially reasonable efforts to cause the Target, each of their respective affiliates and all other necessary persons to assist and cooperate) with GE Capital, GECM and UBS in connection with the Primary Syndication. Such assistance shall include, without limitation (a) promptly preparing and providing to GE Capital, GECM and UBS all information with respect to Innovations, the Borrowers, the Target and their respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as GE Capital, GECM and UBS may reasonably request in connection with the Primary Syndication, (b) participating in Lender and other relevant meetings (including meetings with rating agencies), (c) providing direct contact during the Primary Syndication between Innovations’ senior management, representatives and advisors and those of the Target with potential Lenders, (d) using your commercially reasonable efforts to ensure that GECM’s syndication efforts benefit from your and the Target’s existing banking relationships, and (e) assisting GECM in the preparation of confidential information memoranda, presentations and other information materials regarding the Financing to be used in connection with the Primary Syndication and confirming (and using commercially reasonable efforts to cause the Target to confirm, but only with respect to such materials relating to the Target), prior to such materials being made available to potential Lenders, that such materials are correct in all material respects and do not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. Innovations also agrees that at its expense, it will work with GE Capital to procure a rating for the Financing from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

Until the completion of the Primary Syndication (as determined by GECM), Innovations and the Borrowers shall not (and shall cause their affiliates and use commercially reasonably efforts to cause the Target and its subsidiaries not to), without the prior written consent of GECM, offer, issue, place, syndicate or arrange any debt securities or debt facilities (including any renewals, restatements, restructurings or refinancing of any existing debt securities or debt facilities), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing (other than the Senior Subordinated Debt).

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Information.

You hereby represent that: (a) all information other than the Projections (the “Information”) that has been or will be made available to GE Capital, UBS and GECM by you or any of your affiliates or representatives is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions. You agree that if at any time prior to the closing of the Financing any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging and syndicating the Financing we may use and rely on the Information and Projections without independent verification thereof.

Innovations hereby authorizes and agrees, on behalf of itself, the Target, and their respective affiliates, that the Information, the Projections and all other information provided by or on behalf of Innovations and the Borrowers to GE Capital, UBS and GECM regarding the Transaction, Innovations and the Borrowers, the Target and their respective affiliates in connection with the Financing (collectively, the “Evaluation Material”) may be disseminated by or on behalf of GE Capital, UBS and GECM, and made available, to potential other Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with GECM’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential Lender or other meetings). Innovations hereby further authorizes GECM to download copies of Innovations’ and the Borrowers’ and the Target’s logos from their respective websites and post copies thereof on an Intralinks® workspace and use the logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication.

At GECM’s request, Innovations agrees to assist (and shall use its commercially reasonable efforts to cause Target to assist) in the preparation of a version of the information memorandum, presentation and other information materials regarding the Financing consisting exclusively of information that is either publicly available or not material with respect to Innovations, the Target, their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws. You also hereby agree that (i) you will identify (and cause the Target to identify) and clearly and conspicuously mark that portion of the Evaluation Materials (other than Evaluation Materials which have previously been filed with the Securities and Exchange Commission) that do not contain any material non-public information with respect to Innovations and the Borrowers or the Target or their securities for purposes of United States federal and state securities laws as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (ii) by marking Evaluation Materials as “PUBLIC” or by publicly filing any Evaluation Materials with the Securities and Exchange Commission, GE Capital, UBS, GECM and the other potential Lenders shall be entitled to treat such Evaluation Materials as not containing any material non-public information with respect to Innovations and the Borrowers or the Target or their securities for purposes of United States federal and state securities laws.

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Fee Letter.

As consideration for our commitments hereunder and GECM’s agreement to structure, arrange and syndicate the Financing, you agree to pay GE Capital and UBS the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The commitments of GE Capital and UBS hereunder, and the agreement of GECM to provide the services described herein, are subject to the following: (i) the absence of a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (ii) (a) the accuracy and completeness in all material respects of all representations that you make to us (subject to clause (x) below), (b) your compliance in all material respects with the terms of this Commitment Letter and (c) your compliance in all material respects with the terms of the Fee Letter relating to the payment of fees and expenses and the terms of the syndication “flex” and (iii) the negotiation, execution and delivery of the Financing Documentation, which shall, in each case, be consistent with the Term Sheet as further set forth therein (provided, that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any exhibit, annex or schedule hereto or thereto or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (x) the only representations relating to Innovations, the Borrowers, the Target, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Financing on the Closing Date (as defined in the Term Sheet) shall be (A) such of the representations made by the Target in the Acquisition Agreement, as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations and (y) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Financing on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied, (iv) the initial funding occurring simultaneously with the consummation of the Acquisition, and (v) the other conditions set forth in the Term Sheet. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of GE Capital, UBS and you; provided, that such approvals and agreements shall be in a manner that is consistent with the Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to corporate power and authority, due authorization, execution and delivery of the Financing Documentation, no conflicts with material contractual restrictions, the enforceability of the Financing Documentation, Federal Reserve margin regulations and the Investment Company Act.

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Expenses.

By signing this Commitment Letter, regardless of whether the Financing closes, you agree to pay upon demand to GE Capital, UBS and GECM all fees and expenses (including, but not limited to, all reasonable costs and fees of external legal counsel, environmental consultants, appraisers, auditors and other consultants and advisors, due diligence reports, escrow costs (if applicable), recording and transfer fees and taxes, title charges and survey costs) incurred in connection with this Commitment Letter, the Fee Letter, the Transaction and the Financing (and the negotiation, documentation, closing and syndication thereof).

Confidentiality.

GE Capital and UBS are delivering this Commitment Letter to you with the understanding that you will not disclose the contents of this Commitment Letter, the Fee Letter, or GE Capital’s UBS’ or GECM’s involvement or interest in providing and arranging the Financing to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s and UBS’ prior written consent other than to (a) those individuals who are your directors, officers, employees or advisors in connection with the Transaction; provided, that this Commitment Letter (but not the Fee Letter) may also be disclosed to the Target’s directors, officers, employees or advisors and any prospective holders of the Senior Subordinated Debt and their advisors (provided you agree to provide to GE Capital and UBS final executed versions of any proposal letter, commitment letter or similar documentation (but not any fee letter) provided in connection with the Transaction by any such holder to you or any of your affiliates), and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform GE Capital and UBS promptly thereof). You agree to inform all such persons who receive information concerning GE Capital, UBS, GECM, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person, it being understood that the Target may disclose this Commitment Letter without limitation, including to Beckman Coulter, Inc. and its representatives, in the Target’s filings with the Securities Exchange Commission and in press releases. The foregoing notwithstanding, upon GE Capital’s and UBS’ prior written approval, you may (i) disclose to anyone, including the general public, the existence of a $1.3 billion commitment letter from GE Capital and UBS to finance a proposed acquisition of Target, without providing any further details regarding the terms of the Commitment Letter, the Fee Letter, or the details thereof and (ii) disclose this Commitment Letter, but not the Fee Letter, pursuant to legally required disclosure in connection with the Acquisition. Each of GE Capital and UBS reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you prepare or that is prepared on your behalf that contain GE Capital’s or UBS’ or any their respective affiliate’s name or describe GE Capital’s or UBS’ financing commitment or GECM’s role and activities with respect to the Financing; provided, that GE Capital and UBS shall not prohibit any such disclosure that is, in your reasonable discretion, required by law; provided, further, that GE Capital and UBS shall each have the right to approve (which approval shall not be unreasonably withheld or delayed) the content of any such disclosure related to the Acquisition.

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Indemnity.

Regardless of whether the Financing closes, you agree to (a) indemnify, defend and hold each of GE Capital, UBS, GECM, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind (including, without limitation, any environmental liabilities) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnified Person. Under no circumstances shall GE Capital, UBS, GECM or any of their respective affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto. Furthermore, none of GE Capital, UBS, GECM or any of their respective affiliates shall have any liability for any damages arising from the use of information or other materials obtained through electronic, telecommunications or other information transmission systems, other than as may result from the gross negligence or willful misconduct of GE Capital, UBS, GECM or any of their respective affiliates as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that GE Capital, UBS, GECM and their affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of GE Capital, UBS, GECM or any of their respective affiliates will furnish confidential information obtained from you, the Target, and your and their respective officers, directors, employees, attorneys, accountants or other advisors by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that none of GE Capital, UBS, GECM or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, the Target and your and their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by GE Capital, UBS, GECM or any of their respective affiliates from other companies. Notwithstanding anything to the contrary contained herein, GE Capital acknowledges that its affiliate, GE Healthcare Financial Services,

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Inc. (“GEHFS”), and UBS acknowledges that any of its affiliates operating in the healthcare market, will not act on behalf of a company other than Innovations or its affiliates in connection with the Acquisition in any manner which conflicts with the interests of Innovations and its affiliates; provided, that (i) the foregoing shall in no way limit the activities of GE Capital or any of its affiliates (other than GEHFS) or UBS or any of its affiliates (other than such affiliates in the healthcare market) and (ii) the restrictions on GEHFS’ and such UBS healthcare affiliates’ activities set forth in this sentence shall have no further force or effect upon expiration or termination of the commitment provided for herein.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, GE Capital, UBS or GECM has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GE Capital, UBS, GECM and/or their respective affiliates have advised or are advising you on other matters and (b) you will not bring or otherwise assert any claim against GE Capital, UBS or GECM for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of GE Capital, UBS or GECM shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

Assignments and Amendments.

This Commitment Letter shall not be assignable by you without the prior written consent of GE Capital and UBS (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. Each of GE Capital and UBS may transfer and assign its commitment hereunder, in whole or in part, to any of its affiliates or to any other prospective Lender in connection with the Primary Syndication or otherwise. Upon such assignment, GE Capital or UBS shall be released from the portion of its commitment hereunder that has, as the case may be, been so transferred and assigned with the consent of Innovations (not to be unreasonably withheld or delayed).

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, GE Capital and UBS. GE Capital, UBS and GECM may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the paragraph entitled “Indemnity” shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement.

Venue and Submission to Jurisdiction.

You consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that you acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE FINANCING AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Financing closes or Financing Documentation shall be executed and delivered; provided that in the event the Financing closes or the Financing Documentation shall be executed and delivered, the provisions under the heading “Syndication” shall survive only until the completion of the Primary Syndication (as determined by GECM).

Integration.

This Commitment Letter and the Fee Letter supersede in their entirety any and all discussions, negotiations, understandings or agreements (including, without limitation, (a) that certain Commitment Letter dated April 19, 2007 issued by GE Capital and UBS to Innovations, and (b) that certain Fee Letter dated April 19, 2007 between GE Capital, UBS and Innovations), written or oral, express or implied, between or among the parties hereto (either individually or collectively) and any other person as to the subject matter hereof.

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Patriot Act.

GE Capital and UBS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address, tax identification number and other information regarding the Borrowers that will allow such Lender to identify the Borrowers in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to each of GE Capital and UBS such signature pages to this Commitment Letter and the Fee Letter by 5:00 p.m., New York time on April 26, 2007. Unless extended in writing by GE Capital and UBS (which extension may be granted or withheld by GE Capital and UBS in their sole discretion), the commitments contained herein shall expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above together with the payment of all fees required to be paid under the Fee Letter upon the acceptance of the Commitment Letter, (b) the termination of the Acquisition Agreement, and (c) at 5:00 p.m. New York time on September 30, 2007, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date on the terms, and subject to the conditions, contained herein.

[Remainder of Page Intentionally Left Blank]

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Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Andrew Moore
Name:	Andrew Moore
Its:	Duly Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ James Boland
Name:	James Boland
Its:	Managing Director

By:	/s/ Eric Bootsma
Name:	Eric Bootsma
Its:	Director & Counsel
Region Americas Legal

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ David Teitel
Name:	David Teitel
Its:	CFO

[Commitment Letter Signature Page]

SUMMARY OF TERMS

$1.3 Billion Senior Secured Credit Facility

for

Inverness Medical Innovations, Inc.

April 24, 20071

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

JOINT LEAD ARRANGERS:	GE Capital Markets, Inc. and UBS Securities LLC

SOLE BOOKRUNNER:	GE Capital Markets, Inc.

LENDERS:	GE Capital, UBS and other lenders acceptable to Agent.

BORROWERS:	Certain subsidiaries of Inverness Medical Innovations, Inc. (“Innovations”) to be determined (collectively, the “Borrowers”). The Borrowers and the Guarantors (as defined below) are collectively referred to herein as the “Credit Parties”.

GUARANTORS:	Innovations and all of the U.S. subsidiaries of Innovations after giving effect to the Acquisition other than SelfCare-PBM, LLC and Inverness Medical Investments, LLC (collectively, the “Guarantors”).

SUMMARY OF PROPOSED TERMS FOR REVOLVER

MAXIMUM AMOUNT:	$150 million (including a Letter of Credit Subfacility of up to an amount to be determined). Letters of Credit will be issued either by a bank and/or by GE Capital and/or one of its affiliates on terms acceptable to Agent, and will be guaranteed or otherwise backed by the Revolver lenders. The Revolver commitment will also include a swing line subfacility of up to an amount to be determined.

[1]	Defined terms not otherwise defined herein shall have the meaning ascribed to such terms in the letter to which this Summary of Terms is attached.

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TERM:	Commencing on the date the Financing is consummated (the “Closing Date”) which shall be the date the Acquisition is consummated and ending on the sixth anniversary thereof.

SUMMARY OF PROPOSED TERMS FOR TERM LOAN B

AMOUNT:	(a) $1.150 billion to be advanced on the Closing Date or (b) if the contemplated joint venture transaction with Procter & Gamble (the “JV”) has been consummated prior to the Closing Date, $850 million to be advanced on the Closing Date (it being understood that under this clause (b) GE Capital’s Term Loan B commitment and/or loan shall be reduced to $750 million and UBS’ Term Loan B commitment and/or loan shall be reduced to $100 million).

TERM:	Commencing on the Closing Date and ending on the seventh anniversary thereof (the “Term Loan B Termination Date”).

AMORTIZATION:	Amortization payable in quarterly installments equal to 0.25% of the original principal amount of the Term Loan B funded on the Closing Date, with the remaining outstanding principal and accrued interest thereon due and payable on the maturity date of the Term Loan B.

TERMS OF GENERAL APPLICABILITY

USE OF PROCEEDS:	The Revolver and the Term Loan B (collectively, the “Facilities”) made on the Closing Date will be used to partially finance the Acquisition, to refinance existing Indebtedness of Innovations and its subsidiaries and to fund certain fees and expenses associated with the Transaction and the Financing. Loans made after the Closing Date will be used for Borrowers’ working capital purposes, capital expenditures, permitted acquisitions and other general corporate purposes as provided for in the Financing Documentation.

MATURITY:	Notwithstanding anything to the contrary contained herein, at any point prior to the Term Loan B Termination Date the Facilities shall mature and all

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obligations thereunder shall be immediately due and payable in full upon the earlier of (a) the date the put option contemplated by certain share purchase arrangements (the “Share Purchase Arrangements”) to be entered into among Innovations and Procter & Gamble in connection with the JV (the “Put Option”) is consummated if an Event of Default exists immediately after giving effect thereto or if the Borrowers’ would not be in compliance with the financial covenants after giving effect thereto (determined for this purpose on a pro forma basis as if the Put Option was consummated on the valuation date of the Put Option in accordance with the terms of the Share Purchase Arrangements) or (b) the date that is 6 months prior to the scheduled maturity of the Senior Subordinated Debt.

BORROWER REPRESENTATIVE:	Innovations.

INTEREST:

Rates:	On the Closing Date and for thirty (30) days thereafter, all Loans will bear interest at a floating rate equal to the Index Rate plus the Applicable Margin(s). Thereafter, at Borrower Representative’s option, all Loans will bear interest at either (a) a floating rate equal to the Index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Rate”) plus the Applicable Margin(s).

Payment Dates:	Interest will be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

Other Terms:	All interest will be calculated based on a 360 day year and actual days elapsed; provided, that interest on Index Rate loans will be calculated based on a 365/366 day year and actual days elapsed. The Financing Documentation will contain (a) LIBOR breakage provisions and LIBOR borrowing mechanics, (b) LIBOR Rate definitions, and (c) the Index Rate definition will equal the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal funds rate plus 50 basis points.

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INTEREST RATE PROTECTION:	Within a time period to be agreed following the Closing Date, at least 35% of the aggregate principal amount of the total consolidated indebtedness of Innovations and its subsidiaries shall be (a) covered by interest rate protection agreements and/or (b) subject to fixed rate terms, in each case, on terms (including with respect to tenor) and with counterparties, if applicable, reasonably satisfactory to Agent. Any such interest rate protection agreements may be obtained, if requested, through GE Capital.

APPLICABLE MARGINS:	The following Applicable Margins (consisting of per annum rate margins) shall apply for the loans prior to the consummation of the JV, as applicable:

Applicable Revolver Index Margin Applicable Revolver LIBOR Margin Applicable Term Loan B Index Margin Applicable Term Loan B LIBOR Margin Applicable L/C Margin Applicable Unused Facility Fee Margin	1.50% 2.50% 1.50% 2.50% 2.50% 0.50%

The following Applicable Margins (consisting of per annum rate margins) shall apply for the loans after the consummation of the JV, as applicable:

Applicable Revolver Index Margin Applicable Revolver LIBOR Margin Applicable Term Loan B Index Margin Applicable Term Loan B LIBOR Margin Applicable L/C Margin Applicable Unused Facility Fee Margin	1.25% 2.25% 1.25% 2.25% 2.25% 0.50%

FEES:	In addition to the fees payable to GE Capital and UBS as specified in the Fee Letter, the following fees will be payable to Agent under the Financing Documentation:

Letter of Credit Fee:	Equal to the Applicable L/C Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

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Unused Facility Fee:	Equal to the Applicable Unused Facility Fee Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of each of the Revolver, payable monthly in arrears.

DEFAULT RATES:	From and after the occurrence of a default, the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 2% per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

SECURITY:	All obligations of Borrowers under the Facilities and under any interest rate protection or other hedging arrangements entered into with or supported by a Lender (or any affiliate of any Lender) and of the Guarantors under the guarantees will be secured by a first priority perfected security interests in all existing and after-acquired real and personal property of Borrowers and each Guarantor (including the Target), including, without limitation, 100% (or, in the case of Excluded Foreign Subsidiaries, 66%) of the outstanding equity interests (the “Pledged Stock”) in their subsidiaries that are not Excluded Foreign Subsidiaries (the “Collateral”).

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances customary for a transaction of this nature and otherwise acceptable to Agent (to be set forth in the Financing Documentation).

“Excluded Foreign Subsidiary” means any non-U.S. subsidiary of Innovations (a) for which the failure to include such subsidiary as an “Excluded Foreign Subsidiary” hereunder would result in materially adverse tax consequences to Borrowers, the Guarantors and their subsidiaries (including such subsidiary), taken as a whole and (b) that has not guarantied or pledged any of its assets or suffered a pledge of all of its stock, with substantially similar tax consequences, to secure, directly or indirectly, any indebtedness (other than under the Financing) of Borrowers or any Guarantor (excluding such subsidiary).

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Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including “all-assets” filings, if applicable, naming Agent as secured party.

MANDATORY PREPAYMENTS:	Borrowers shall make prepayments against principal in the following amounts: (a) subject to threshold amounts and reinvestment provisions to be agreed upon, all net proceeds of any sale or other disposition of any of assets of Innovations, Borrowers or any of their respective subsidiaries (other than the sale of inventory in the ordinary course), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of Innovations, Borrowers or any of their respective subsidiaries, (c) subject to exceptions to be agreed upon, 100% of the net cash proceeds from the sale or issuance of debt securities, and (d) annually, 50% of consolidated Excess Cash Flow. The definition of Excess Cash Flow will be mutually agreed upon in the definitive Financing documents. Notwithstanding anything to the contrary contained herein, mandatory prepayments required due to sales of assets in connection with the JV shall equal an amount such that after giving effect to such prepayment, pro-forma consolidated total leverage of Innovations and its subsidiaries does not exceed 7.1 to 1.00.

Mandatory prepayments will be applied to the outstanding Loans: first, ratably to the scheduled installments of Term Loan B, next to the swing line loans, if any, and then to the outstanding principal balance of the Revolver, which shall not effect a permanent reduction to the Revolver, and then to cash collateralize Letters of Credit.

VOLUNTARY PREPAYMENTS:	Borrowers may voluntarily prepay all or any portion of the Term Loan B, in minimum amounts of $5 million at any time, upon at least 5 days’ prior written notice. All voluntary prepayments will be accompanied by LIBOR breakage costs, if any.

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FINANCIAL REPORTING:	The Financing Documentation will require the Borrowers, on a quarterly basis, to provide to Agent and Lenders internally prepared financial statements. Annually, Borrowers will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Innovations’ and Borrowers’ auditors. Borrowers will provide, on an as requested basis, other information reasonably requested by Agent (or UBS through Agent). All financial statements shall be prepared on a consolidated and consolidating basis in a manner consistent with the information provided pursuant to the Borrowers’ existing senior credit facility but with any changes thereto required by Agent or UBS as a result of the Acquisition. In addition, Borrowers will provide to Agent and Lenders information related to any capital call requirements or other obligations to be incurred by Innovations or any of its affiliates in connection with the JV.

DOCUMENTATION:	The Financing Documentation will contain representations and warranties; conditions precedent; affirmative, negative and financial covenants (including, without limitation, minimum interest coverage and maximum total leverage); indemnities; events of default and remedies consistent with the terms hereof. Relevant documents, such as Transaction documents, subordination and intercreditor agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, other material agreements, and customary closing documentation (including without limitation satisfactory evidence of solvency) to be reasonably acceptable to Agent and UBS.

ASSIGNMENTS AND PARTICIPATIONS:	Lenders will be permitted to make assignments in minimum amounts that are integral multiples of $1 million (unless such assignment is of a Lender’s entire interest in the Revolver or Term Loan B, as applicable) to other financial institutions acceptable to Agent and, so long as no event of default has occurred and is continuing, Borrower Representative, which acceptances shall not be unreasonably withheld or delayed; provided, however, that neither the approval of Borrower Representative or Agent shall be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders).

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OTHER TERMS:	Without limiting any other provision hereof, the Financing Documentation will require, among other things, compliance with covenants pertaining to the following terms and conditions (all in form and substance reasonably satisfactory to Agent and UBS).

•      Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between any Borrower and its officers, directors, employees and affiliates and, subject to exceptions to be agreed upon, intercompany loans among Borrowers.

•      Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates and redemption of common or preferred stock.

• Subject to exceptions to be agreed upon, prohibitions of mergers, acquisitions, sale of any Borrower, its stock or a material portion of its or any of its affiliates assets.

• Prohibitions of a direct or indirect change in control of Innovations and Borrowers.

• Limitations on capital expenditures.

OTHER CONDITIONS:	GE Capital’s and UBS’ commitments with respect to the Financing are conditioned upon the satisfaction of the conditions set forth on Schedule I hereto as of the Closing Date (all in form and substance reasonably satisfactory to Agent).

GOVERNING LAW:	New York.

COUNSEL TO AGENT:	Paul, Hastings, Janofsky & Walker LLP.

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SCHEDULE I

to

Summary of Proposed Terms

Conditions to Closing

The availability of each of the Facilities, in addition to the conditions set forth in the Commitment Letter shall be subject to the satisfaction of the following conditions:

1.	Financing Documentation. With respect to the Financing, all Financing Documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein, shall be in form and substance reasonably satisfactory to GE Capital and UBS, together with customary closing documentation. There shall exist no uncured material default (subject, in the case of representations, to the Specified Representations) under any of the Financing Documentation and the Specified Representations of Innovations and the Borrowers set forth in the Financing Documentation shall be true and correct immediately prior to, and after giving effect to, the extension of credit under the Financing. All Loans shall be in full compliance with the Federal Reserve’s Margin Regulations.

2.	Closing Documents. GE Capital and UBS shall have received all customary closing documents and instruments, including (a) reasonably satisfactory opinions of counsel (including local counsel as requested) and (b) such corporate resolutions, certificates and other documents as shall be reasonably requested.

3.	Regulatory Documentation. GE Capital and UBS shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

4.	Acquisition. The Acquisition Agreement (including all schedules and exhibits thereto) shall not be altered, amended or otherwise changed or supplemented in any material respect from the draft Acquisition Agreement provided to GE Capital and UBS and dated April 24, 2007 (and draft schedules thereto dated April 23, 2007) or any condition therein waived without the prior written consent of the Lenders adversely affected thereby. The Effective Time (as defined in the Acquisition Agreement) shall have occurred (or shall occur concurrently with the initial extension of credit under the Financing) in accordance with the Acquisition Agreement and in compliance in all material respects with applicable law.

5.	Indebtedness. After giving effect to the Transaction, Innovations, the Borrowers and their respective subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) the loans and other extensions of credit under the Financing, (ii) any indebtedness in respect of the Senior Subordinated Debt, (iii) preferred stock or any right, warrant or other agreement to issue preferred stock outstanding under agreements in effect as of the date hereof, (iv) purchase money indebtedness and capital leases in connection with the acquisition of equipment and real estate used in connection with the business, and (v) other limited indebtedness to be agreed upon.

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6.	Consents. All material governmental consents and approvals required as a condition to the Acquisition under the terms of the Acquisition Agreement shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Acquisition shall have been obtained (in the case of foreign legal requirements or approvals, only if such legal requirements or approvals: (a) would have suspensory effect, (b) if not obtained would reasonably be expected to result in material limitations on the ownership or operation by the Borrowers of the assets of Innovations, the Borrowers, and their subsidiaries or the Target or (c) if not obtained, would subject Innovations, the Borrowers, Acquisition Co. or the Target to the payment of a material fine or penalty); and no law or regulation shall be applicable in the reasonable judgment of GE Capital or UBS that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Financing.

7.	Costs and Expenses. All costs, fees and expenses of GE Capital and UBS (including the reasonable fees and expenses of counsel for each of GE Capital and UBS) shall have been paid.

8.	Receipt of Pro Forma Financial Statements. Innovations shall have delivered pro forma consolidated balance sheet and related pro forma consolidated statements of income and other pro forma information in conformity with Regulation S-X of Innovations as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case which financial statements shall have been prepared in a manner which is not materially inconsistent with the financial statements or forecasts previously provided to GE Capital and UBS.

9.	Subordinated Debt Structure. Concurrently with the borrowings under the Financing, Innovations shall have received the gross cash proceeds of its offerings or incurrences, as applicable, of the Senior Subordinated Debt. The terms and conditions of and documentation for such debt shall be consistent with the terms of the commitment letter relating to the Senior Subordinated Debt dated the date hereof, including, as applicable, the amount of such proceeds, the extent of subordination, absence of security, amortization, limitations on remedies and acceleration, covenants, events of default, interest rate and other intercreditor arrangements and that all liens granted to Agent and Lenders to secure the obligations under the Facilities must constitute permitted senior indebtedness and senior liens, as applicable, under the terms of the Senior Subordinated Debt. In addition, it is understood and agreed that the proceeds of the Senior Subordinated Debt shall be used to partially finance the Acquisition prior to the Term Loan B being used for such purpose.

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UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

GENERAL ELECTRIC CAPITAL CORPORATION

2 Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

April 24, 2007

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Attention: Ron Zwanziger

Bridge Facility Commitment Letter

Ladies and Gentlemen:

You have advised UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”) and General Electric Capital Corporation (“GE Capital” and, together with UBS and UBSS, “we” or “us”) that Inverness Medical Innovations, Inc., a Delaware corporation (“Borrower” or “you”) proposes to form a wholly owned subsidiary (“Merger Sub”), which will acquire (the “Acquisition”) all of the outstanding capital stock (the “Shares”) of Biosite Incorporated (the “Acquired Business”). The Acquisition will be effected by Merger Sub entering into a merger agreement (the “Acquisition Agreement”) with the Acquired Business pursuant to which Merger Sub would merge with and into the Acquired Business. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund the Acquisition consideration, to repay existing indebtedness of Borrower and the Acquired Business and their respective subsidiaries of up to $162.0 million (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

•

senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of $1,150.0 million ($850.0 million if the joint venture (the “Joint Venture”) anticipated to be entered into among the Borrower and The Procter & Gamble Company for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products outside of the fields of cardiology and diabetes is consummated on or prior to the Closing Date) (the

“Term Loan Facility”) and (ii) a senior secured revolving credit facility to Borrower of up to $150.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Bank Facilities”); and

•

the issuance by Borrower of up to $450.0 million aggregate gross proceeds of unsecured senior subordinated notes (the “Notes”) pursuant to a public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event the Notes are not issued at the time the Transactions are consummated, borrowings by Borrower of up to $450.0 million under a senior subordinated unsecured credit facility (the “Bridge Facility” and, together with the Bank Facilities, the “Facilities”), as described in the Bridge Facility Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”).

No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness or preferred equity other than the Bank Facilities, the Notes or the Bridge Facility and other limited indebtedness to be agreed (including indebtedness contemplated by paragraph 7 of the Conditions Annex (as defined below)). As used herein, the term “Transactions” means the Acquisition, the Refinancing, the initial borrowings under the Bank Facilities, the issuance of the Notes or the borrowings under the Bridge Facility and the payments of fees, commissions and expenses in connection with each of the foregoing.

Commitments.

You have requested that UBS commit to provide 60% of the Bridge Facility, that GE Capital commit to provide 40% of the Bridge Facility and that UBSS agree to structure, arrange and syndicate the Bridge Facility.

UBS is pleased to advise you of its commitment to provide 60% of the Bridge Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. GE Capital is pleased to advise you of its commitment to provide 40% of the Bridge Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS, GE Capital and each other Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the “Bridge Documentation”) with respect to the Bridge Facility reasonably satisfactory to UBS, GE Capital and the other Lenders reflecting the terms and conditions set forth in the Term Sheet, in Annex II hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bridge Facility (the “Fee Letter”). You agree that the closing date of the Transactions and the concurrent closing of the Facilities, and if applicable, the Notes Offering (the “Closing Date”) shall be a date consistent with the Acquisition closing date, but in any event shall not occur until the conditions hereof and in the Term Sheet and the Conditions Annex (including the conditions to initial funding) have been satisfied.

Syndication.

It is agreed that UBSS will act as the sole and exclusive advisor, arranger and book-manager for the Bridge Facility, and, in consultation with you, will exclusively manage the syndication of the Bridge Facility, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Bridge Facility outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.

UBS and GE Capital reserve the right, prior to or after the execution of the Bridge Documentation, to syndicate all or a portion of their respective commitments to one or more institutions that will become parties to the Bridge Documentation (UBS, GE Capital and the institutions becoming parties to the Bridge Documentation, the “Lenders”). Upon any such additional Lender issuing its commitment to provide a portion of the Bridge Facility, UBS and GE Capital shall be released from a portion of their respective commitments in respect of the Bridge Facility in an aggregate amount equal to the commitment of such Lender with the reasonable consent of the Borrower (not to be unreasonably withheld).

UBSS will exclusively manage all aspects of the syndication of the Bridge Facility, including selection of additional Lenders, determination of when UBSS will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Bridge Facility among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause the Acquired Business to (including with a covenant to such effect in the Acquisition Agreement), reasonably assist UBSS in achieving a timely syndication of the Bridge Facility that is reasonably satisfactory to UBSS and the Lenders participating in the Bridge Facility. To assist UBSS in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause the Acquired Business and its representatives and advisors to, (a) promptly prepare and provide all financial and other information as UBSS may reasonably request with respect to Borrower, the Acquired Business, their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) provide copies of any due diligence reports or memoranda prepared at the direction of you or any of your affiliates by legal, accounting, tax or other advisors in connection with the Acquisition (subject to the delivery of customary non-disclosure agreements reasonably acceptable to UBSS), (c) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from existing lending relationships of Borrower, the Acquired Business and their respective subsidiaries, (d) make available to prospective Lenders senior management and advisors of Borrower and its subsidiaries (and use commercially reasonable efforts to make available to prospective Lenders senior management and advisors of the Acquired Business and its subsidiaries), (e) host, with UBSS, one or more meetings with prospective Lenders under the Bridge Facility, (f) assist UBSS in the preparation of one or more confidential information memoranda satisfactory to UBSS and other marketing materials to be used in connection with the syndication of the Bridge Facility and (g) obtain, at your expense, monitored public ratings of the Bridge Facility and the Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to the Closing

Date and to participate in the process of securing such ratings, including having senior management of Borrower, and using commercially reasonable efforts to have senior management of the Acquired Business, meet with such rating agencies.

In connection with such syndication, UBS agrees, or shall cause its affiliates, to manage such syndication process such that during such syndication with respect to every dollar syndicated in respect of the Bridge Facility, such dollar shall reduce each of UBS’ and GE Capital’s Bridge Facility commitments and/or loans on a pro rata basis (determined based on the amount of each such commitment and/or loan of UBS and GE Capital).

At UBSS’s request, you agree to prepare a version of the information package and presentation and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities. In addition, you agree that unless specifically labeled “Private – Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Facility, whether through an Internet website (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities.

Information.

You hereby represent that (a) all information (other than the Projections) that has been or will be made available to us or any of the Lenders by you, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) the Projections that have been or will be made available to us or any of the Lenders by you, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree to supplement the Information and the Projections from time to time and agree to promptly advise us and the Lenders of all developments materially affecting Borrower, the Acquired Business, any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to us or any of the Lenders.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Bridge Facility and the agreement of UBSS to structure, arrange and syndicate the Bridge Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The respective commitments of UBS and GE Capital hereunder with respect to the Bridge Facility and UBSS’s agreement to perform the services described herein may be terminated by UBS or GE Capital, as applicable, if (i) any condition set forth in the Term Sheet or the Conditions Annex is not satisfied or you have not complied with this Commitment Letter or the Fee Letter in any material respect or (ii) there occurs a “Company Material Adverse Effect” (as defined in the Acquisition Agreement). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Documentation or any exhibit, annex or condition hereto or thereto or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (x) the only representations relating to the Borrower, the Acquired Business, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement, as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (y) the terms of the Bridge Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of you and us; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate power and authority, due authorization, execution and delivery of the Bridge Documentation, no conflicts with material contractual restrictions, the enforceability of the Bridge Documentation, Federal Reserve margin regulations and the Investment Company Act.

Clear Market.

From the date of this Commitment Letter until our completion of syndication (as determined by us and notified in writing to you) of the Bridge Facility and, if later, of the distribution of the Notes, you will ensure that no financing for Borrower, the Acquired Business or any of their respective subsidiaries or affiliates (other than the Bank Facilities, Bridge Facility or the Notes) is announced, syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the reasonable judgment of UBS, a detrimental effect in any material respect upon the transactions contemplated hereby.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless us and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bridge Facility or any of the transactions contemplated hereby or thereby or the providing or syndication of the Bridge Facility (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bridge Facility or the transactions contemplated hereby or thereby. In addition, you hereby agree to reimburse us and each of the Lenders from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS, UBSS and GE Capital, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Bridge Facility, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bridge Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Bridge Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby. In addition, this Commitment Letter, the Term Sheet and the Conditions Annex (but not the Fee Letter) may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby; provided that the Acquired Business may disclose this Commitment Letter, the Term Sheet and the Conditions Annex without limitation, including to Beckman Coulter, Inc. and its representatives, in the Acquired Business’s filings with the Securities and Exchange Commission and in press releases.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that UBS or GE Capital may at any time and from time to time assign all or any portion of their respective commitments hereunder to one or more of their respective affiliates. You further acknowledge that we may share with any of our respective affiliates, and such affiliates may share with us, any information related to Borrower, the Acquired Business, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any of our respective affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person. This Commitment Letter and the Fee Letter replace in their entirety the Commitment Letters and Fee Letters dated April 4, 2007, April 15, 2007 and April 19, 2007 between the parties hereto and all parties hereto agree that such letters shall be of no force or effect once this Commitment Letter and the Fee Letter are fully executed.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on April 26, 2007 (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Bridge Documentation by all of the parties thereto, (B) September 30, 2007, if the Bridge Documentation shall not have been executed and delivered by all such parties prior to that date and (C) if earlier than (B), the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein shall automatically terminate unless the Lenders, UBSS and GE Capital shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Lenders hereunder. The provisions under the headings “Syndication” and “Clear Market” above shall survive the execution and delivery of the Bridge Documentation.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ James Boland
Name:	James Boland
Title:	Managing Director

By:	/s/ Eric Bootsma
Name:	Eric Bootsma
Title:	Director & Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ James Boland
Name:	James Boland
Title:	Managing Director

By:	/s/ Eric Bootsma
Name:	Eric Bootsma
Title:	Director & Counsel Region Americas Legal

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Andrew D Moore
Name:	Andrew D Moore
Title:	Duly Authorized Signatory

Accepted and agreed to as of the date first written above:

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ David Teitel
Name:	David Teitel
Title:	CFO

[Commitment Letter Signature Page]

ANNEX I

BRIDGE FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Inverness Medical Innovations, Inc. (“Borrower”). Borrower will own all of the equity interests of the Acquired Business on the Closing Date.

Sole Arranger:	UBS Securities LLC (“UBSS” or the “Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”), General Electric Capital Corporation (“GE Capital”), arranged by UBSS.

Administrative Agent:	UBS AG, Stamford Branch (the “Administrative Agent”).

Type and Amount of Bridge Facility:	$450.0 million senior subordinated unsecured bridge loan facility (the “Bridge Facility”).

Purpose:	Proceeds of borrowings under the Bridge Facility (the “Initial Loans”) will be used to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith.

Maturity/Exchange:	All the Initial Loans will mature on the date that is one year following the Closing Date (the “Maturity Date”). If any Initial Loan has not been previously repaid in full on or prior to the Maturity Date, subject to the conditions outlined below under “Conditions to Conversion of the Initial Loans,” such Initial Loan shall be converted into a term loan (each, a “Extended Term Loan” and, together with the Initial Loans, the “Loans”) maturing on the eighth anniversary of the Closing Date (the “Final Maturity Date”). The Lenders in respect of the Initial Loans and the Extended Term Loans will have the option (i) in the case of Initial Loans, at the Maturity Date or (ii) in the case of Extended Term Loans, at any time or from time to time, to receive notes (the “Exchange Notes”) in exchange for such Initial Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Exhibit A.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Availability:	Upon satisfaction of conditions precedent to drawing set forth herein, in the Conditions Annex and in the body of the Commitment Letter, a single drawing may be made on the Closing Date of up to the full amount of the Bridge Facility.

Interest:	Prior to the Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to (as determined on the Closing Date and each three-month period thereafter) the three-month London Interbank Offered Rate (“LIBOR”) as determined by UBS for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus the Spread. The Spread will initially be, 475 basis points. If the Initial Loans are not repaid in full within six months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter (but, in any event, not on the Maturity Date). LIBOR will be adjusted for maximum statutory reserve requirements (if any). The initial Spread shall increase by 50 basis points if the Bridge Facility is not rated at least Caa1 by Moody’s and at least CCC+ by S&P (in each case with a stable outlook or better and pro forma for the Transactions).

Interest on the Initial Loans will be payable in arrears at the end of each three-month period and at the Maturity Date. Interest on the Initial Loans shall not exceed 11.50% per annum (the “Total Cap”); provided that the Total Cap for the Initial Loans and the Exchange Notes shall each be increased by 50 basis points if the Bridge Facility is not rated at least Caa1 (stable or positive outlook) by Moody’s and CCC+ (stable or positive outlook) by S&P.

Following the Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for in the Exchange Notes in Exhibit A hereto; provided that a holder of an Extended Term Loan may at any time fix the rate thereon at the effective rate (such loans, “Fixed Rate Term Loans”).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of an event of default, interest will accrue on the amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand.

Mandatory Prepayment	Borrower will be required to prepay Initial Loans and Extended Term Loans (other than Fixed Rate Term Loans), and offer to prepay Fixed Rate Term Loans, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of assets of Borrower or any of its subsidiaries after the Closing Date, other than sales of inventory in the ordinary course of business and other exceptions to be agreed and subject to reinvestment rights to be agreed and prepayment of the Bank Facilities, (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than exceptions to be agreed and (c) 100% of the net proceeds received from the issuance of common equity (including, but not limited to, upon the exercise of warrants and options) by, or equity contributions to, Borrower after the Closing Date, other than exceptions to be agreed upon and (d) 100% of all casualty and condemnation proceeds received by Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed and prepayment of the Bank Facilities.

Optional Prepayments:	The Initial Loans and Extended Term Loans (other than Fixed Rate Term Loans) may be prepaid, in whole or in part, at the option of Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs. The Fixed Rate Term Loans will be subject to prepayment restrictions and premiums consistent with Fixed Rate Exchange Notes.

Guarantees:	The Bridge Facility will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect subsidiaries of Borrower including the Acquired Business (collectively, the “Guarantors”), subject to exceptions for foreign subsidiaries to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences.

Security:	None.

Ranking:	Subordinated to the Bank Facilities; pari passu with or senior to all other obligations of Borrower and the guarantors (other than trade payables and ordinary course indebtedness).

Conditions to Borrowing:	Conditions precedent to borrowing under the Bridge Facility will be those set forth in the Commitment Letter and Annex II to the Commitment Letter.

Representations and Warranties:	Representations and warranties will apply to Borrower and its subsidiaries and will include (without limitation):

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bridge Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; and creation and perfection of security interests.

Affirmative and Negative Covenants:	Affirmative covenants will apply to Borrower and its subsidiaries and will include (without limitation):

Delivery of certified quarterly and audited annual financial statements, monthly management reports, reports to shareholders, notices of defaults, litigation and other material events, budgets and other information customarily supplied in a transaction of this type; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; agreement to hold annual meetings of Lenders; further assurances (including, without limitation, with respect to guarantees from future subsidiaries); agreement to establish an interest rate protection program and/or have fixed rate financing on a percentage to be determined of the aggregate funded indebtedness of Borrower and its subsidiaries; and compliance with obligations in the Fee Letter.

Negative covenants will apply to Borrower and its subsidiaries and will include (without limitation):

1. Limitation on dispositions of assets and changes of business and ownership.

2. Limitation on mergers and acquisitions.

3. Limitations on dividends, stock repurchases and redemptions and other restricted payments.

4. Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock and prepayment, amendment and redemption thereof.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale and leaseback transactions.

9. Limitation on capital expenditures.

10. Limitation on operating leases.

11. Maintenance of holding companies and/or any inactive subsidiaries as passive, non-operating enterprises.

12.    No modification or waiver of material documents (including, without limitation, charter documents of Borrower and its subsidiaries) in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

13. No change to fiscal year.

Financial Covenants:	Financial covenants will apply to Borrower and its consolidated subsidiaries and will include (without limitation): 1. Minimum interest coverage ratio. 2. Maximum leverage ratio.

Events of Default:	Events of default will include (without limitation) the following: nonpayment, breach of representations and covenants, cross-payment default and cross-acceleration, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined).

Conditions to Conversion of Initial Loans:	On the Maturity Date, unless (i) Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (ii) there exists a matured default with respect to the Initial Loans or (iii) there exists a default in the payment when due at final maturity of any indebtedness of Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Initial Loans shall automatically be converted into Extended Term Loans (subject to the Lenders’ rights to convert Initial Loans into Exchange Notes as set forth in Exhibit A hereto).

Assignments and Participations	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility. Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Administrative Agent, which consent shall not be unreasonably withheld. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Lenders, UBS, UBSS, GE Capital and the Administrative Agent associated with the syndication of the Bridge Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Bridge Facility are to be paid by Borrower.

Borrower will indemnify the Lenders, UBS, UBSS, GE Capital and the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:	The Bridge Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses and reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent. The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the Bridge Facility, with certain modifications or amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Loans and commitments under the Bridge Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to UBSS, GE Capital and the Administrative Agent:	Cahill Gordon & Reindel LLP.

Exhibit A to

ANNEX I

Summary of Principal Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given (or incorporated by reference) in the Summary of Principal Terms and Conditions of the Bridge Facility to which this Exhibit A is attached.

Issuer:	Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Indenture”). Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans (at the Maturity Date) or the Extended Term Loans (at any time). The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loans or the Extended Term Loans for which it is exchanged.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Any holder of an Exchange Note may at any time fix the rate thereon at the effective rate (such Exchange Notes, “Fixed Rate Exchange Notes”). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed the Total Cap; provided that upon transfer of any Exchange Note to a person that is not a holder of Exchange Notes on the Maturity Date, the interest rate thereon shall thereupon be the Total Cap. The “Initial Rate” shall be equal to the interest rate applicable to the Initial Loans and in effect on the Maturity Date. “Exchange Spread” shall mean 50 basis points during the three-month period commencing on the Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:	In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Initial Loans.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Optional Redemption:	Exchange Notes (other than Fixed Rate Exchange Notes) will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.

Except as set forth in the following paragraph, Fixed Rate Exchanges Notes will not be redeemable at the option of the Issuer prior to the third anniversary of the Maturity Date. Thereafter, each Fixed Rate Exchange Note will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon of such Fixed Rate Exchange Note, declining ratably to par on the date which is two years prior to the final maturity of the Exchange Notes.

Each Fixed Rate Exchange Note will be redeemable at the option of the Issuer prior to the third anniversary of the Maturity Date with the net cash proceeds of qualified equity offerings of Borrower at a premium equal to the coupon on such Fixed Rate Exchange Note; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

•        within 60 days after the Maturity Date, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;

•        use its reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the Maturity Date;

•        complete the exchange offer within 180 days after the Maturity Date; and

•        file a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If the Issuer does not comply with these obligations, it will be required to pay additional interest to the holders of the Exchange Notes.

In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer the Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Those typical for an indenture governing a high yield note issue of a new issuer.

Events of Default:	Those typical for an indenture governing a high yield note issue of a new issuer.

Governing Law:	The laws of the State of New York.

ANNEX II

CONDITIONS TO CLOSING2

The commitment of the Lenders under the Commitment Letter with respect to the Bridge Facility, the agreements of UBS, UBSS and GE Capital to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Bridge Facility are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1. The Borrower shall have delivered a pro forma consolidated balance sheet and a related pro forma consolidated statement of income and other pro forma information in conformity with Regulation S-X as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case which financial statements shall have been prepared in a manner that is not materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

2. The Acquisition Agreement (including all schedules and exhibits thereto) shall not be altered, amended or otherwise changed or supplemented in any material respect from the draft Acquisition Agreement provided to the Administrative Agent dated April 24, 2007 (and draft schedules thereto dated April 23, 2007) or any condition therein waived without the prior written consent of UBS and GE Capital if they are adversely affected thereby.

3. Prior to or concurrently with the borrowings under the Bridge Facility, the Borrower shall have received gross proceeds of $1,150.0 million from borrowings under the Term Loan Facility ($850.0 million if the Joint Venture is consummated on or prior to the Closing Date) and the Bank Facilities documentation shall be consistent with the terms and conditions of the Commitment Letter related to the Bank Facilities dated the date hereof.

4. All Bridge Documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein, shall be in form and substance reasonably satisfactory to UBS and GE Capital, together with customary closing documentation. There shall exist no uncured material default (subject, in the case of representations, to the Specified Representations) under any of the Bridge Documentation and the Specified Representations of the Borrower and the Acquired Business set forth in the Bridge Documentation shall be true and correct immediately prior to, and after giving effect to, the extension of credit under the Bridge Facility. All Loans shall be in full compliance with the Federal Reserve’s Margin Regulations.

5. UBS and GE Capital shall have received all customary closing documents and instruments, including (a) reasonably satisfactory opinions of counsel (including local counsel as requested) and (b) such corporate resolutions, certificates and other documents as shall be reasonably requested.

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

6. UBS and GE Capital shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

7. After giving effect to the Transactions, the Borrower, the Acquired Business and their respective subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) the loans and other extensions of credit under the Bridge Facility, (ii) any indebtedness in respect of the Bank Facilities, (iii) preferred stock outstanding on the date hereof or any right, warrant or other agreement to issue preferred stock outstanding under agreements in effect as of the date hereof, (iv) purchase money indebtedness and capital leases in connection with the acquisition of equipment and real estate used in connection with the business, and (v) other limited indebtedness for borrowed money to be agreed upon.

8. All material governmental consents and approvals required as a condition to the Acquisition under the terms of the Acquisition Agreement shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Acquisition shall have been obtained (in the case of foreign legal requirements or approvals, only if such legal requirements or approvals: (a) would have suspensory effect, (b) if not obtained would reasonably be expected to result in material limitations on the ownership or operation by the Borrower of the assets of the Borrower, its subsidiaries or the Acquired Business or (c) if not obtained, would subject the Borrower, Merger Sub or the Acquired Business to the payment of a material fine or penalty); and no law or regulation shall be applicable in the reasonable judgment of UBS and GE Capital that restrains, prevents or imposes materially adverse conditions upon the Transactions or the Bridge Facility.

9. All costs, fees and expenses of UBS and GE Capital (including the reasonable fees and expenses of counsel for each of UBS and GE Capital) shall have been paid.